Exhibit 10.24

CONFORMED COPY

SHARE PURCHASE AGREEMENT

between

ARCELOR S.A.

and

NOBLE INTERNATIONAL, LTD.

Dated as of March 15, 2007

i

	5.20	Employee Benefit Plans	30
	5.21	Litigation	32
	5.22	Events Since the Financial Statement Date	32
	5.23	Tax	33
	5.24	Accounts Receivable	34
	5.25	Products	35
	5.26	Major Customers and Suppliers.	35
	5.27	Inventory	35
	5.28	Arcelor’s Affiliates’ Relationships with the Group	36
	5.29	Investment Representations.	36
	5.30	Foreign Corrupt Practices Act and Related Matters.	36
	5.31	Broker’s or Finder’s Fees.	37

6.	REPRESENTATIONS AND WARRANTIES BY NOBLE		37
	6.1	Power and Authority	37
	6.2	No Violation of Laws and Regulations	38
	6.3	Existence of Affiliates	38
	6.4	Corporate Documents	39
	6.5	Exchange Shares	39
	6.6	Ownership of Subsidiaries.	39
	6.7	SEC Reports and Financial Statements	39
	6.8	Absence of Certain Changes or Events	40
	6.9	Real Property	40
	6.10	Leases	41
	6.11	Environmental Liability	42
	6.12	Title to Properties and Assets; Encumbrances	44
	6.13	Assets	44
	6.14	Material Contracts; Certain Other Agreements	45
	6.15	Breach of Agreement	45
	6.16	No Conflict	45
	6.17	Intellectual Property	46
	6.18	Compliance with Laws, Regulations and Permits	47
	6.19	Insurance	47
	6.20	Employees and Other Representatives	47
	6.21	Employee Benefit Plans	48
	6.22	Litigation	50
	6.23	Tax	50
	6.24	Accounts Receivable	52
	6.25	Products	52
	6.26	Major Customers and Suppliers	52
	6.27	Inventory	53
	6.28	Noble’s Affiliates’ Relationships with Noble	53
	6.29	Foreign Corrupt Practices Act and Related Matters	53
	6.30	Broker’s or Finder’s Fees	53

7.	COVENANTS OF ARCELOR		54
	7.1	Due Diligence Investigations	54

	7.2	Financial Statements of Holding and TSA	54
	7.3	Proxy Materials	55
	7.4	Access to Information and Documents	55
	7.5	Conduct of Business Pending Closing	56
	7.6	Consents and Approvals	57
	7.7	Intentionally Omitted	58
	7.8	Non-competition	58
	7.9	Updated Disclosure Document	59
	7.10	Confidential Information	59
	7.11	Standstill	60
	7.12	Exclusivity	60

8.	COVENANTS OF NOBLE		61
	8.1	Proxy Statement	61
	8.2	Stockholders Meeting	61
	8.3	Access to Information and Documents	61
	8.4	Conduct of Business Pending Closing	62
	8.5	Consents and Approvals	64
	8.6	Updated Disclosure Document	64
	8.7	Confidential Information	64
	8.8	Standstill	65
	8.9	Exclusivity	65

9.	CONDITIONS PRECEDENT TO ARCELOR’S OBLIGATIONS		67
	9.1	Noble’s Performance	67
	9.2	Consents and Approvals	68
	9.3	Stockholder Approval	68
	9.4	Debt Financing	68
	9.5	No Material Adverse Change	68
	9.6	No Material Competition Obligation	68
	9.7	No Order Enjoining Transactions	68
	9.8	Arcelor’s Nominees to Serve on Noble’s Board and Committees	68

10.	CONDITIONS PRECEDENT TO NOBLE’S OBLIGATIONS		68
	10.1	Arcelor’s Performance	69
	10.2	Consents and Approvals	69
	10.3	Stockholder Approval	69
	10.4	Debt Financing	69
	10.5	No Material Adverse Change	69
	10.6	No Material Competition Obligation	70
	10.7	No Order Enjoining Transactions	70
	10.8	Sufficient Workforce Remaining After Closing	70
	10.9	Skandalaris’ Nominee to Serve on Noble’s Board and Committees	70

11.	CLOSING		70
	11.1	Time and place for Closing	70
	11.2	Items to be Delivered and Actions to be Taken by Arcelor	71

	11.3	Items to be Delivered and Actions to be Taken by Noble	71

12.	TERMINATION		72
	12.1	Mutual Written Agreement	72
	12.2	Termination by Noble	72
	12.3	Termination by Arcelor	72
	12.4	Effect of Termination at or Prior to Closing or the Absence of Closing	73

13.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES		73
	13.1	Survival of Arcelor’s Representations and Warranties	73
	13.2	Survival of Noble’s Representations and Warranties	73
	13.3	Breach of Representations and Warranties	74

14.	INDEMNIFICATION		74
	14.1	Treatment of Retained Liabilities, Excluded Assets and Certain Other Matters	74
	14.2	Indemnification for Breach by Arcelor	74
	14.3	Indemnification for Breach by Noble	75
	14.4	Threshold for Indemnification Claims	75
	14.5	Limitation on Indemnification Claims	75
	14.6	Procedure for Indemnification Claims Involving a Claim by a Third Party	76
	14.7	Effect of Insurance	76
	14.8	Sole and Exclusive Remedy	77

15.	TAX MATTERS		78
	15.1	Indemnification	78
	15.2	Tax Returns, Elections, Etc.	79
	15.3	Tax Audits, Assistance and Cooperation	79
	15.4	Disputes	80
	15.5	Refunds and Tax Credits	81
	15.6	Carrybacks	81

16.	FURTHER UNDERTAKINGS BY THE PARTIES		82
	16.1	Efforts to Consummate the Closing	82
	16.2	Execution of Transition Services Agreement	82
	16.3	Execution of Supply and Auto Services Agreement	82
	16.4	Execution of Voting and Support Agreement	82
	16.5	Execution of Standstill and Stockholder Agreement	82
	16.6	Execution of Registration Rights Agreement	82
	16.7	Execution of Contract Manufacturing Agreement	83
	16.8	Execution of Intellectual Property License Agreement	83
	16.9	Execution of Master Lease Agreement	83
	16.10	Execution of Assumption Agreement	83
	16.11	Execution of Assignment Agreement	83
	16.12	Publicity	83
	16.13	Employees	84
	16.14	Use of Trademarks, Etc.	84

17.	MISCELLANEOUS		85
	17.1	Expenses	85
	17.2	Waiver	85
	17.3	Notices	85
	17.4	Entire Agreement	87
	17.5	Powerlasers	87
	17.6	Dofasco	87
	17.7	Parties in Interest; Nonassignability	88
	17.8	Governing Law; Venue; Waiver of Jury Trial	88
	17.9	Headings; References to Sections and Exhibits	90

18.	ENTERING INTO FORCE		90

v

INDEX OF ARCELOR DISCLOSURE DOCUMENT

Section 1.1(a)	Business

Section 1.1(b)	Company

Section 1.1(c)	Excluded Assets

Section 1.1(d)	Knowledge

Section 5.1	Power and Authority

Section 5.2	No Violation of Laws and Regulations

Section 5.3	Existence of Group Members

Section 5.6	Ownership of the Companies

Section 5.7(a)	Financial Information

Section 5.7(b)	Reconciliation to US Accounting Principles

Section 5.8(a)	List of Owned Real Property

Section 5.8(b)	Disclosures With Respect to Real Property

Section 5.9	Leases

Section 5.10(a)	Environmental Documents

Section 5.10(b)	Environmental Compliance

Section 5.10(c)	EHS Permits

Section 5.10(d)	Ongoing Remedial Work

Section 5.11	Title to Properties and Assets; Encumbrances

Section 5.12	Assets

Sections 5.13(a)	Material Contracts; Certain Other Agreements
and (b)

Section 5.14(a)	Breach of (a) Material Contracts and (b) Other Agreement
and (b)

Section 5.15	No Conflict

Section 5.16(a)	Retained Intellectual Property

Section 5.16(b)	Licensed Intellectual Property

Section 5.16(c)	Target Intellectual Property

Section 5.16(d)	Intellectual Property Disclosure

Section 5.17(a)	Compliance with Laws, Regulations and Permits

Section 5.17(b)	Impairment of Arcelor Material Permits

Section 5.17(c)	Impairment of Arcelor Material Permits

Section 5.18	Insurance

Section 5.19(a)	Key Employees

Section 5.19(b)	Middle Managers

Section 5.19(c)	All Business Employees

Section 5.19(i), (ii), (iii), (iv), (v), (vi) and (vii)	Employees and Other Representatives – Payment Due to Employees, Collective Bargaining or Unionization Agreements, Severance and Other Payments Due from Noble or Group Members After Transactions, Former Employees Entitled to Re-Employment by Group Members, Employees who have Given Notice of Termination, Strikes or Work Stoppages; Compliance with Labor and Employment Laws

Section 5.20(i), (ii), (iv), (v), (vi) and (x)	Employee Benefit Plans – Arcelor Group Private Social Plans, Arcelor Group Government Social Plans, Plan Termination Liability With Respect to Arcelor Group Government Social Plans, Accelerated Benefit, Payments due to Transactions, Estimates

Section 5.21	Litigation

Section 5.22	Events Since the Financial Statement Date

Section 5.23	Tax

Section 5.24	Accounts Receivable

Section 5.25	Products

Section 5.26(a)	Major Customers and Suppliers – Major Customers

Section 5.26(b)	Major Customers and Suppliers – Major Suppliers

Section 5.26(c)	Major Customers and Suppliers – Critical Suppliers

Section 5.28	Arcelor’s Affiliates’ Relationships with the Group

Section 5.31	Broker’s or Finder’s Fees

Section 14.1	Indemnification of Certain Other Matters

Section 16.2	Execution of Transition Services Agreement

Section 16.3	Execution of Steel Supply and Arcelor Auto Services Agreement

Section 16.5	Execution of Standstill and Stockholder Agreement

Section 16.6	Execution of Registration Rights Agreement

Section 16.7	Execution of Contract Manufacturing Agreement

Section 16.8	Execution of Intellectual Property License Agreement

INDEX OF NOBLE DISCLOSURE DOCUMENT

Section 1.1(d)	Knowledge

Section 6.1	Power and Authority of Noble

Section 6.2	No Violation of Laws and Regulations

Section 6.3	Existence of Affiliates

Section 6.5	Exchange Shares

Section 6.6	Ownership of Subsidiaries

Section 6.7	SEC Reports and Financial Statements

Section 6.8	Absence of Certain Changes or Events

Section 6.9(a)	Real Property – List of Owned Real Property

Section 6.9(b)	Real Property – Disclosure With Respect to Real Property

Section 6.10	Leases

Section 6.11(a)	Environmental Liability – List of Material Documents Concerning Environmental Liabilities

Section 6.11(b)	Environmental Liability – Environmental Compliance

Section 6.11(c)	Environmental Liability – List of EHS Permits

Section 6.12	Title to Properties and Assets; Encumbrances

Section 6.13	Assets

Section 6.14(a)	Material Contracts; Certain Other Agreements – Material Contracts

Section 6.14(b)	Material Contracts; Certain Other Agreements – Certain Other Agreements

Section 6.15(a)	Breach of Agreement

Section 6.16	No Conflict

Section 6.17	Intellectual Property

Section 6.18(a)	Compliance with Laws, Regulation and Permits – Description of Licenses, Permits and Authorizations

Section 6.18(b)	Compliance with Laws, Regulations and Permits – Non-Compliance with Noble Material Permits

Section 6.18(c)	Compliance with Laws, Regulations and Permits – Impairment of Noble Material Permits

Section 6.19	Insurance

Section 6.20(a)	Employees and Other Representatives – Key Employees

Section 6.20(b)	Employees and Other Representatives – Written Employment Contracts with Key Employees

Section 6.20(i)	Employees and Other Representatives – Payment Due to Employees

Section 6.20(ii)	Employees and Other Representatives – Collective Bargaining or Unionization Agreements, Severance and Other Payments Due from Noble or Group

Section 6.21(i)	Employee Benefit Plans – Noble Private Social Plans

Section 6.21(ii)	Employee Benefit Plans – Noble Government Social Plans

Section 6.21(x)	Employee Benefit Plans – Estimates

Section 6.22	Litigation

Section 6.23	Taxes

Section 6.26(a)	Major Customers and Suppliers – Major Customers

Section 6.26(b)	Major Customers and Suppliers – Major Suppliers

Section 6.28	Noble’s Affiliates’ Relationships with Noble

Section 8.4(iii)(B)	Conduct of Business Pending Closing – Noble Payment and Incentive Programs

INDEX OF EXHIBITS

Exhibit 2.1(a)	Form of Assumption Agreement

Exhibit 2.1(b)	Form of Assignment Agreement

Exhibit 2.1(c)	Description of Reorganization

Exhibit 2.2(a)	Form of Assignment of Target Intellectual Property

Exhibit 2.2(b)	Form of Intellectual Property License Agreement

Exhibit 4.1	Subordinated Promissory Note

Exhibit 9.2	Required Consents

Exhibit 11.2(i)	Form of Arcelor Executive Officer’s Certificate

Exhibit 11.3(i)	Form of Noble Executive Officer’s Certificate

Exhibit 15.7	Purchase Price Allocation

Exhibit 16.2	Form of Transition Services Agreement

Exhibit 16.3	Form of Steel Supply and Auto Services Agreement

Exhibit 16.4	Form of Voting and Support Agreement

Exhibit 16.5	Form of Standstill and Stockholder Agreement

Exhibit 16.6	Form of Registration Rights Agreement

Exhibit 16.7	Form of Contract Manufacturing Agreement.

x

CONFORMED COPY

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is entered into on this 15th day of March, 2007, between ARCELOR S.A, a Luxembourg corporation, with an address at 19, avenue de la Liberté, L-2930 Luxembourg (“Arcelor”), and NOBLE INTERNATIONAL, LTD., a Delaware corporation, with an address at 28213 Van Dyke Avenue, Warren, Michigan 48093 USA (“Noble”).

WHEREAS, Arcelor desires to sell to Noble, and Noble desires to purchase, substantially all of the laser-welded blanks business properties and assets (both tangible and intangible) which are directly or indirectly owned or controlled by Arcelor, other than the Powerlasers laser-welded blanks businesses of Dofasco Inc. (“Dofasco”), a Canadian corporation owned by a trust of which Arcelor is beneficiary;

WHEREAS, for the purpose of facilitating that sale, Arcelor has undertaken to organize a private limited liability company (een besloten vennootschap) under the laws of the Netherlands (“Holding”);

WHEREAS, for the purpose of facilitating that purchase, Noble has undertaken to organize a private limited liability company (een besloten vennootschap) under the laws of the Netherlands (“Noble BV”) and a limited liability company under the laws of the State of Delaware (“Noble LLC”);

WHEREAS, Arcelor has transferred certain of its assets and Affiliates to Holding, which shall own, directly or indirectly, immediately prior to the Closing (as hereinafter defined), substantially all of Arcelor’s laser-welded blanks business, other than the portions owned and operated by Tailor Steel America, LLC, a Delaware limited liability company (“TSA”), and Powerlasers (as hereinafter defined); and

WHEREAS, pursuant to this Agreement, Arcelor, directly or indirectly, will transfer all of the outstanding Shares (as hereinafter defined) of Holding and TSA to Noble BV and Noble LLC, respectively, and Noble BV and Noble LLC will accept such transfers, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	Certain Definitions

When used in this Agreement, the following words and expressions shall have the meaning set forth below (such meaning to be applicable to both the singular and the plural form of such words and expressions).

“Accounts Receivable”	shall mean all notes, drafts, accounts receivable (including unbilled receivables) and other rights to payment and the full benefit of all security for such rights to payment, including all accounts receivable arising from goods shipped or sold or services rendered to customers.

“Accrued Tax Liability”	shall have the meaning set forth in Section 4.4(i).

“Acquisition Debt”	shall mean all Liabilities incurred on or after the Closing Date pursuant to Noble’s debt financing contemplated by Section 9.4.

“Adjustment Amount”	shall have the meaning set forth in Section 4.3.

“Affiliates”	shall mean the legal entities in which a Person, directly or indirectly, (i) owns or controls more than 50 percent of the outstanding voting Shares, (ii) exercises or otherwise controls more than 50 percent of the voting power, or (iii) by agreement or similar arrangement in effect has a controlling influence.

“Agreement”	shall mean this Share Purchase Agreement, including the Arcelor Disclosure Document, the Noble Disclosure Document and all the Exhibits attached hereto, each of which constitutes an integral part of this Agreement.

“Ancillary Agreements”	shall mean, collectively, (i) the Intellectual Property License Agreement referred to in Section 2.2, (ii) the Transition Services Agreement referred to in Section 16.2, (iii) the Supply and Auto Services Agreement referred to in Section 16.3, (iv) the Voting and Support Agreement referred to in Section 16.4, (vi) the Standstill and Stockholder Agreement referred to in Section 16.5, (vii) the Registration Rights Agreement referred to in Section 16.6, (viii) the Contract Manufacturing Agreement referred to in Section 16.7, (ix) the Assumption Agreement referred to in Section 2.1, (x) the Assignment Agreement referred to in Section 2.1, (xi) the Master Lease Agreement referred to in Section 16.9, (xii) the Noble Note and (xiii) each other agreement or instrument to be executed and delivered by either or both of the parties in connection with the consummation of the Transactions.

“Arcelor”	shall have the meaning set forth in the preamble to this Agreement.

“Arcelor Acquisition Proposal”	shall have the meaning set forth in Section 7.12(i).

“Arcelor’s Auditors”	shall mean KPMG Audit S.à.r.l.

“Arcelor Disclosure Document”	shall mean that certain Arcelor Disclosure Document dated the date of this Agreement and delivered by Arcelor to Noble on and as of this date.

“Arcelor Group Government Social Plans”	shall have the meaning set forth in Section 5.20(ii).

“Arcelor Group Private Social Plans”	shall have the meaning set forth in Section 5.20(i).

“Arcelor Group Returns”	shall have the meaning set forth in Section 5.23(i).

“Arcelor Indemnitees”	shall have the meaning set forth in Section 15.1(b).

“Arcelor Material Permit”	shall have the meaning set forth in Section 5.17.

“Assignment Agreement”	shall have the meaning set forth in Section 2.1.

“Assumption Agreement”	shall have the meaning set forth in Section 2.1.

“Binding Letter of Intent”	shall mean the letter agreement, dated October 26, 2006 and executed and delivered by Arcelor on October 27, 2006, between Noble and Arcelor.

“Business”	shall mean the laser-welded blanks business presently conducted by Arcelor and the Concerned Arcelor Affiliates, together with all such other business as is conducted by the Group Members.

“Business Day”	shall mean any week day when banks are open for general banking business in Paris and New York.

“Business Material Adverse Effect”	shall mean any event, circumstance, change or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Group, taken as a whole, but excluding (i) events, circumstances, changes or effects that generally affect the industries or markets in which Group Members operate (and do not arise from events, circumstances, changes or events described in the immediately succeeding clauses (ii) or (iii) or arising from or relating to changes in laws or regulations or judicial interpretation thereof, except, in each case, to the extent the Group Members are affected in a materially disproportionate manner as compared to other similar companies); (ii) events, circumstances, changes or effects affecting the United States, European or world financial markets, or general economic or political conditions; (iii) events, circumstances, changes or effects arising from terrorism, attack, war, riot, insurrection, other armed conflict or civil disorder; (iv) changes or effects arising out of or resulting from the execution and delivery of this Agreement or the public announcement thereof, or the consummation of the Transactions; (v) any events, circumstances, changes or effects that result from any action taken at the request of Noble and not contemplated by this Agreement; (vi) any adverse development relating to a customer; (vii) any failure to meet any projections, forecasts or predictions (it being understood that the facts or events giving rise or contributing to such failure may be deemed to constitute such a material adverse effect or be taken into account in determining whether such a material adverse effect has occurred); and (ix) any change in accounting rules or procedures.

“Closing”	shall mean the consummation of the Transactions contemplated by this Agreement pursuant to Section 11.

“Closing Cash”	shall have the meaning set forth in Section 4.1.

“Closing Date”	shall mean June 29, 2007, or such other date as the parties shall agree upon in writing.

“Closing Financial Statements”	shall have the meaning set forth in Section 4.4(i).

“Closing Working Capital”	shall mean the sum of Accounts Receivable plus Inventory minus Trade Payables, in each case as of the Closing Date, (a) of the Business and (b) of the laser-welded blanks, blanking and patch welding operations of each of Arcelor Tailored Blank Liège, a Belgian corporation, and Arcelor Tailored Blank Eisenhüttenstadt GMBH, a German corporation; with respect to the Business, such amounts shall be as set forth on the consolidated balance sheet included in the Closing Financial Statements; and, with respect to such other businesses, such amounts shall be determined on the same basis and applying the same accounting principles, policies and practices that were used in preparing the financial statements of Arcelor Tailored Blank Liège and Arcelor Tailored Blank Eisenhüttenstadt GMBH as of December 31, 2006 and for the year then ended.

“Code”	shall mean the United States Internal Revenue Code of 1986, as amended.

“Company”	shall mean any entity (directly or indirectly) wholly-owned or to be wholly-owned by Holding after the Reorganization and listed in Section 1.1(b) of the Arcelor Disclosure Document.

“Concerned Arcelor Affiliates”	shall mean Arcelor’s Affiliates engaged in any way in the laser-welded blanks business, other than (a) Arcelor Steel Belgium (formerly named Sidmar N.V.), a Belgian corporation, (b) Arcelor Tailored Blank Liège, a Belgian corporation, (c) Arcelor Tailored Blank Eisenhüttenstadt GMBH, a German corporation, and (d) Powerlasers; provided that any Arcelor Affiliate that, upon transfer of a portion of its assets or business in connection with the Reorganization, ceases to engage in the laser-welded blanks business shall upon such transfer cease to be a Concerned Arcelor Affiliate.

“Confidential Information”	shall mean confidential and proprietary information of any kind or nature whatsoever, whether written or oral, including financial information, trade secrets, customer lists, know-how and other proprietary information, which information is not generally available to the public.

“Confidentiality Agreement”	shall mean the letter agreement dated as of July 10, 2005 between Noble and Arcelor, extended as of April 17, 2006 to include Powerlasers.

“Consultant”	shall mean Advention Business Partners.

“Current Assets”	shall mean Accounts Receivable, Inventory, prepaid expenses, deposits and other assets or resources reasonably expected to be realized in cash or sold or consumed during the twelve months immediately following the Closing Date, excluding, however, cash, cash equivalents, marketable securities and deferred Tax assets.

“Department of Justice Consent Decree”	shall mean the final judgment filed on August 1, 2006, in the United States District Court for the District of Columbia in the matter styled United States v. Mittal Steel Company N.V., Civil Action No. 1:06CV01360-ESH, and the related Hold Separate Stipulation and Order (which was terminated as of February 20, 2007).

“Dofasco”	shall have the meaning set forth in the recitals to this Agreement.

“EBITDA”	shall mean earnings before interest, taxes, depreciation and amortization expenses.

“EHS Law”	means all applicable law (whether criminal, civil or administrative), judgment, court order, statute, statutory instrument, regulation, directive, European Union decision (insofar as legally binding), treaty, government circular, or instruction or decision of any competent regulatory body in force from time to time relating to EHS Matters.

“EHS Matters”	means all or any matters relating to the pollution or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants.

“EHS Permits”	means all or any material permits, consents, licenses, approvals, certificates and other authorizations required by EHS Law for the operation of the business of any Person or the condition or use of any real property.

“Employment Liabilities”	means (i) up to 400,000 euro in aggregate amount of liabilities of Group Members relating to the Business under the Arcelor Group Private Social Plans and the Arcelor Group Government Social Plans that are either accrued or are disclosed in Section 5.20(iv) or 5.20(v) of the Arcelor Disclosure Document (any other liabilities under such Plans being Retained Liabilities) and (ii) all of the ordinary-course, current liabilities of Group Members for salary and benefits (excluding any bonuses) pertaining to employees associated with the Business on the Closing Date.

“Environment”	means any air (including air within natural or man-made structures above or below ground), water (including territorial, coastal and inland waters, ground water and water in drains and sewers) or land (including surface land, sub-surface land, seabed and river bed under water).

“Estimated Cash”	shall have the meaning set forth in Section 4.2.

“Exchange Act”	shall have the meaning set forth in Section 6.7.

“Exchange Shares”	shall mean the shares of Noble to be issued to Arcelor at Closing, in accordance with Section 4.1 hereof.

“Excluded Assets”	shall mean all cash, cash equivalents, marketable securities, Retained Intellectual Property, Licensed Intellectual Property, those assets listed in Section 1.1(c) of the Arcelor Disclosure Document and those assets listed in Exhibit 2.1(c) to be transferred from Holding or TSA to an Arcelor Affiliate pursuant to the Reorganization prior to the Closing, together with all those assets (whether known or unknown, absolute or contingent, accrued or unaccrued) arising from events occurring or circumstances existing before the Closing and acquired or held by a Group Member after the Closing, but not a Fixed Asset, Account Receivable, Inventory or Other Asset of a Group Member upon the Closing (nor proceeds of any thereof). For avoidance of doubt, the parties stipulate that Tax refunds received post-Closing but relating to pre-Closing periods shall be Excluded Assets but that deferred Tax assets shall not be Excluded Assets.

“Fixed Assets”	shall mean all real property, including all buildings, fixtures, improvements, appurtenances, division rights and other interests in real property, and all tangible personal property, including all machinery, equipment, tooling (including off-premises tooling), furniture, computer hardware, vehicles and other items of tangible personal property and all rights in tangible personal property in the possession of others, excluding, however, any and all Current Assets and all Excluded Assets.

“Financial Statements”	shall have the meaning set forth in Section 7.2.

“Form 8-K”	shall have the meaning set forth in Section 7.2.

“French Agreements”	shall have the meaning set forth in Section 17.7.

“Government Social Plans”	shall have the meaning set forth in Section 5.20(ii).

“Group”	shall mean, collectively, Holding, TSA and the Companies.

“Group Member”	shall mean any of Holding, TSA or the Companies.

“Hazardous Substance”	means any chemicals, wastes, substances and materials or any other matter regulated by any EHS Law, including radioactive matter, ozone depleting substances, petroleum and fractions thereof, and asbestos-containing materials.

“Holding”	shall have the meaning set forth in the recitals to this Agreement.

“HSR Act”	shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to such Act or any successor law.

“IFRS Accounting Principles”	shall mean International Financial Reporting Standards accounting principles.

“Insurance Coverage”	shall have the meaning set forth in Section 14.9(a).

“Insurance Coverage Claim”	shall have the meaning set forth in Section 14.9(a).

“Intellectual Property”	shall mean any and all trade names, trade marks, service marks, Confidential Information, industrial designs, utility models, copyrights, patents, domain names or similar rights, including applications or licenses for any of the foregoing.

“Intellectual Property License Agreement”	shall have the meaning set forth in Section 2.2.

“Intra-company Loans”	shall mean the net amount of any and all indebtedness (including accrued interest) of Holding or of any Company for borrowed money (whether or not evidenced by a promissory note) owing to Arcelor or any of Arcelor’s Affiliates (other than a Group Member) immediately prior to the Closing.

“Inventory”	shall mean all inventories of raw materials, work-in-process and finished goods (including all such in transit, whether to or from the owner), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.

“Key Employees”	shall mean the individuals identified in Section 5.19(a) of the Arcelor Disclosure Document and in Section 6.20(a) of the Noble Disclosure Document.

“Knowledge”	of Arcelor or Noble shall mean the knowledge of any one or more Key Employees of such party or of any other individual identified in Section 1.1(d) of the Arcelor Disclosure Document or Section 1.1(d) of the Noble Disclosure Document, as the case may be, with respect to such party, following due inquiry by such individuals of appropriate officers and employees responsible for the operation of the business of such party.

“Liabilities”	shall mean, with respect to any Person, any liability or obligation (including any remediation obligation) of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property”	shall mean the Intellectual Property listed in Section 5.16(b) of the Arcelor Disclosure Document.

“Liens”	shall have the meaning set forth in Section 5.11.

“Loss”	shall have the meaning set forth in Section 14.2.

“Material Competition Obligation”	shall mean an obligation that would require a Person to divest itself of any business, product line or asset or to take or agree to take any action or agree to any limitation that would have a Business Material Adverse Effect (if imposed on Arcelor or Arcelor’s Affiliates) or a Noble Material Adverse

Effect (if imposed upon Noble or any Group Member).

“Material Contract”

shall mean any contractual obligation of any Person:

(i)     imposing either a liability for payment or obligation of at least $1 million annually; or

(ii)    imposing either a liability for payment or obligation of at least $250,000 annually and which cannot be terminated by the relevant Person within 12 months; or

(iii)  involving an annual lease-payment commitment of at least $1 million; or

(iv)   pursuant to a stockholders’ agreement or similar arrangement to which the Person is a party; or

(v)    pursuant to any distributor or agency agreements with parties other than such Person’s Affiliates; or

(vi)   pursuant to any license agreements with parties other than such Person’s Affiliates; or

(vii) pursuant to any other contract not in the ordinary course of business.

“Middle Managers”	shall mean the individuals identified in Section 5.19(b) of the Arcelor Disclosure Document.

“Neutral Accountants”	shall have the meaning set forth in Section 4.4(iii).

“Noble”	shall have the meaning set forth in the preamble to this Agreement.

“Noble Acquisition Proposal”	shall have the meaning set forth in Section 8.9(i).

“Noble BV”	shall have the meaning set forth in the recitals to this Agreement.

“Noble Disclosure Document”	shall have the meaning set forth in Section 6.1.

“Noble Group Government Social Plans”	shall have the meaning set forth in Section 6.21(ii).

“Noble Group Private Social Plans”	shall have the meaning set forth in Section 6.21(i).

“Noble Group Returns”	shall have the meaning set forth in Section 6.23(i).

“Noble Indemnitees”	shall have the meaning set forth in Section 15.1(a).

“Noble Intellectual Property”	shall have the meaning set forth in Section 6.17.

“Noble LLC”	shall have the meaning set forth in the recitals to this Agreement.

“Noble Material Adverse Effect”	shall mean any event, circumstance, change or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of Noble, but excluding (i) events, circumstances, changes or effects that generally affect the industries or markets in which Noble operates (and do not arise from events, circumstances, changes or events described in the immediately succeeding clauses (ii) or (iii) or arising from or relating to changes in laws or regulations or judicial interpretation thereof, except, in each case, to the extent Noble is affected in a materially disproportionate manner as compared to other similar companies); (ii) events, circumstances, changes or effects affecting the United States, European or world financial markets, or general economic or political conditions; (iii) events, circumstances, changes or effects arising from terrorism, attack, war, riot, insurrection, other armed conflict or civil disorder; (iv) changes or effects arising out of or resulting from the execution and delivery of this Agreement or the public announcement thereof, or the consummation of the Transactions; (v) any events, circumstances, changes or effects that result from any action taken at the request of Arcelor and not contemplated by this Agreement; (vi) any adverse development relating to a customer; (vii) any failure to meet any projections, forecasts or predictions (it being understood that the facts or events giving rise or contributing to such failure may be deemed to constitute such a material adverse effect or be taken into account in determining whether such a material adverse effect has occurred); and (viii) any change in accounting rules or procedures.

“Noble Material Permit”	shall have the meaning set forth in Section 6.18.

“Noble Note”	shall have the meaning set forth in Section 4.1.

“Noble SEC Documents”	shall have the meaning set forth in Section 6.7.

“Noble Stockholders Meeting”	shall have the meaning set forth in Section 8.1.

“Noble’s Auditors”	shall mean Deloitte & Touche LLP, Noble’s external auditors.

“Other Assets”	shall mean all the assets, tangible and intangible, of Arcelor and the Concerned Arcelor Affiliates used in or held for use in the Business (other than Fixed Assets, Accounts Receivable and Inventory), directly or indirectly, including: all lease contracts and licenses covering real or personal property pertaining to and necessary for the conduct of the Business, whether or not listed in Section 5.9 of the Arcelor Disclosure Document; all Material Contracts (whether or not listed in Section 5.13(a) of the Arcelor Disclosure Document), other contracts and contract rights, in each case pertaining to the Business and to which any of the Group Members is a party or is otherwise bound; the Target Intellectual Property; all licenses, permits and authorizations required for operation of the Business that Arcelor and the Concerned Arcelor Affiliates possess (to the extent the same may be legally transferred); all books and records of the Group Members; all advertising materials, sales literature, promotional literature, catalogs and similar or related materials used in the Business; all causes of action, claims, demands, rights and privileges against third parties (including manufacturer and seller warranties of any goods or services provided to the Business); and all goodwill associated with the Business. Other Assets shall exclude, however, any and all right, title or interest in or to (i) the name “Arcelor” and all goodwill associated therewith and (ii) the Excluded Assets.

“Permitted Liabilities”	shall mean Trade Payables and Employment Liabilities.

“Person”	shall mean an individual or an entity as the context requires.

“Plan Affiliate”	shall have the meaning set forth in Section 6.21.

“Powerlasers”	shall mean Powerlasers Corporation, a Michigan corporation, and Powerlasers Limited, an Ontario corporation.

“Private Social Plans”	shall have the meaning set forth in Section 6.21(i).

“Proxy Statement”	shall have the meaning set forth in Section 8.1.

“Purchase Price”	shall have the meaning set forth in Section 4.1.

“Purchase Shares”	shall mean all of the outstanding Shares of Holding and TSA.

“Reimbursed Amounts”	shall have the meaning set forth in Section 14.9(b).

“Reorganization”	shall mean the transactions described on Exhibit 2.1(c) as such transactions may be modified by the parties following consultation in accordance with Section 2.3.

“Required Consents”	shall have the meaning set forth in Section 9.2.

“Required Working Capital”	shall mean 35,000,000 euro.

“Retained Intellectual Property”	shall mean the Intellectual Property listed in Section 5.16(a) of the Arcelor Disclosure Document.

“Retained Liabilities”	shall have the meaning set forth in Section 2.1.

“SEC”	shall have the meaning set forth in Section 6.7.

“Securities Act”	shall have the meaning set forth in Section 6.7.

“Shares”	shall mean the shares, membership interests, partnership interests or other equity or ownership interest in an entity.

“Superior Proposal”	shall have the meaning set forth in Section 8.9(ii).

“Target Intellectual Property”	shall mean the Intellectual Property (other than the Licensed Intellectual Property or the Retained Intellectual Property) used in the Business, identified in Section 5.16(c) of the Arcelor Disclosure Document.

“Tax”	shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any governmental body.

“Tax Arbitrator”	shall have the meaning set forth in Section 15.4.

“Tax Dispute”	shall have the meaning set forth in Section 15.4.

“Tax Matter”	shall have the meaning set forth in Section 15.3.

“Tax Return”	shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any governmental body relating to any Tax.

“Trade Payables”	shall mean the trade payables incurred in the ordinary course of the Business consistent with past practice but excluding the costs of the Transactions and Liabilities for income Taxes. For the avoidance of doubt, the parties stipulate that Trade Payables shall include liabilities incurred in the ordinary course of the Business consistent with past practice with respect to the acquisition of Fixed Assets so long as such liabilities are within terms (as the same may have been modified by course of dealing).

“Transactions”	shall mean the transactions contemplated by this Agreement and the Ancillary Agreements, including the Reorganization.

“TSA”	shall have the meaning set forth in the recitals to this Agreement.

“US Accounting Principles”	shall mean United States generally accepted accounting principles.

1.2	Further Definitions; Rules of Construction

Other words or expressions which are intended to have a specific meaning are explained in the context in which the word or the expression is used for the first time in the Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; and (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law.

2.	REORGANIZATION OF THE BUSINESS

2.1	In General

Historically, the Business had been operated by TSA, the existing Companies and certain other Concerned Arcelor Affiliates, some of which had been operating their respective parts of the Business as a division among other lines of business. More recently, Arcelor caused the Business to be reorganized into a separate group of companies (corporations, limited liability companies or the equivalent) whose business and operations are limited exclusively to the Business (except as otherwise set forth herein or in the Ancillary Agreements). Arcelor covenants with Noble that, immediately prior to the Closing, (a) Arcelor shall expressly assume, by an instrument substantially in the form of Exhibit 2.1(a) (the “Assumption Agreement”), all Liabilities of all Group Members other than Permitted Liabilities and other than Intra-company Loans and (b) Arcelor shall transfer all Excluded Assets to one or more of Arcelor’s Affiliates other than the Group Members by an instrument substantially in the form of Exhibit 2.1(b) (the “Assignment Agreement”). The parties agree that, immediately following the Closing and subject to repayment in full of the Intra-company Loans pursuant to Section 4.2, all Liabilities of all Group Members (other than Permitted Liabilities and Acquisition Debt) are and shall be “Retained Liabilities.” Arcelor further covenants with Noble that, immediately prior to the Closing, Arcelor will be the direct or indirect owner of all Shares in TSA and Holding, the Companies will be wholly-owned directly or indirectly by Holding, and Arcelor shall have caused the Reorganization to be executed in all material respects as described in further detail in Exhibit 2.1(c). For avoidance of doubt, the parties stipulate that Tax liabilities for pre-Closing periods shall be Retained Liabilities but that deferred Tax liabilities shall not be Retained Liabilities.

2.2	Intellectual Property

The assignment of the Target Intellectual Property to a Group Member as part of the Reorganization shall be by means of an assignment in substantially the applicable form attached as Exhibit 2.2(a) or otherwise in a form reasonably acceptable to Noble (it being understood that different forms of intellectual property assignment may be required in different jurisdictions, depending upon the jurisdiction and the type of property). The license of the Licensed

Intellectual Property to Noble and the Group shall be by means of a license agreement in substantially the form attached as Exhibit 2.2(b) (the “Intellectual Property License Agreement”).

2.3	Consultation with Noble

If and to the extent that the Reorganization has not been completed at the date of this Agreement, pending Closing Arcelor shall and shall cause the Concerned Arcelor Affiliates, to the extent practicable to, keep Noble informed regarding the Reorganization and to consult with Noble (and consider Noble’s comments) prior to effectuating the remaining significant steps of the Reorganization. In particular, Arcelor shall consult with Noble (and consider Noble’s comments) prior to completing any steps in connection with the Reorganization that differ from the description set forth in Exhibit 2.1(c), and Arcelor shall consult with Noble (and consider Noble’s comments) regarding Arcelor’s dealings with works councils regarding the Transactions prior to making significant presentations to the works councils.

2.4	Costs and Expenses of the Reorganization

All costs and expenses for the Reorganization (including all Taxes, stamp duties and other governmental charges, transfer fees, registration and recording fees, legal and notarial fees and any and all other costs, fees and expenses incurred or to be incurred to transfer any of the assets or Liabilities of or Shares in the Business to Holding or the Companies) are Retained Liabilities.

2.5	Assets as of the Closing Date

Prior to or on the Closing Date, Arcelor shall transfer and convey, and cause to be transferred and conveyed, all right, title and interest of Arcelor and Arcelor’s Affiliates in and to assets with the result that, immediately after the Closing and repayment in full of the Intra-company Loans, the Group shall own the following assets (and no other assets): (i) Fixed Assets of the Business, (ii) Accounts Receivable of the Business, (iii) Inventory of the Business, (iv) Other Assets of the Business and (v) cash proceeds of Acquisition Debt remaining after application of the Closing Cash as provided in Section 4.2. Any and all assets of any and all Group Members arising before the Closing, other than such assets as are described by the sentence immediately preceding this one, are and shall be Excluded Assets.

2.6	Further Assurances

The parties agree that they shall, both before and after the Closing, (a) furnish upon request of each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the Reorganization.

3.	PURCHASE AND SALE OF THE PURCHASE SHARES

Upon and subject to the terms and conditions stated in this Agreement, Arcelor agrees to sell, assign, transfer and deliver to Noble BV, and Noble agrees to cause Noble BV to purchase and accept delivery of, at the Closing provided for in Section 11, all of the outstanding Shares of

Holding free and clear of all Liens. Upon and subject to the terms and conditions stated in this Agreement, Arcelor agrees to cause Arcelor USA Holding Inc. to sell, assign, transfer and deliver to Noble LLC, and Noble agrees to cause Noble LLC to purchase and accept delivery of, at the Closing provided for in Section 11, all of the outstanding Shares of TSA free and clear of all Liens.

4.	PURCHASE PRICE

4.1	Purchase Price

The purchase price for the Purchase Shares (the “Purchase Price”) shall be (a) 9,375,000 newly-issued shares of Noble common stock (the “Exchange Shares”), having an agreed value of $18.00 per share, or $168,750,000 in the aggregate, (b) a subordinated promissory note of Noble, in the original principal amount of $15,000,000, in the form of Exhibit 4.1 (the “Noble Note”), and (c) cash in the amount of $116,250,000 less the aggregate amount of capitalized lease obligations of the Group Members recorded on the consolidated balance sheet included in the Closing Financial Statements (the “Closing Cash”), plus the Adjustment Amount. The aggregate amount of such capitalized lease obligations at the Closing Date shall be determined by Arcelor on the same basis and applying the same accounting principles, policies and practices that were used in determining the amount of such obligations (10,351,000 euro) recorded on the consolidated balance sheet of the Group Members at December 31, 2006.

4.2	Payment of the Purchase Price

Not later than two Business Days before the Closing, the parties shall jointly estimate the sum of the Closing Cash plus the Adjustment Amount (the “Estimated Cash”).

At the Closing, (a) Noble shall cause Noble BV to deliver to Arcelor stock certificates evidencing the Exchange Shares, (b) Noble BV shall deliver to Arcelor funds in an amount equal to the Estimated Cash less the amount of the Intra-company Loans, (c) Noble BV shall deliver to Holding funds in the amount of the Intra-company Loans and (d) Noble shall deliver to Arcelor the Noble Note. Following the Closing (but on the Closing Date), Holding shall advance the funds identified in clause (c) above to the Group Member obligors on the Intra-company Loans in the amounts of their respective obligations thereon and such obligors shall deliver such funds to the obligees on the Intra-company Loans in full payment thereof. But for the repayment of the Intra-company Loans by the Group Member obligors on the Closing Date, the Closing Cash, and therefore the Purchase Price, would have been greater in the amount of the Intra-company Loans. Each delivery of funds contemplated by this Section shall be made in immediately available funds by wire transfer to an account specified to the sender by the recipient not later than two Business Days before the Closing.

4.3	Adjustment Amount

The Adjustment Amount (which may be a positive or negative number) will be equal to the amount determined by subtracting (i) the sum of the Required Working Capital plus the Accrued Tax Liability from (ii) the Closing Working Capital.

4.4	Adjustment Procedure

(i)	Arcelor shall prepare financial statements (“Closing Financial Statements”) of the Group Members as of the Closing Date and for the period from January 1, 2007 through the Closing Date on the same basis and applying the same accounting principles, policies and practices that were used in preparing such audited consolidated financial statements as of December 31, 2006 and for the year then ended. The Closing Financial Statements so prepared shall include a balance sheet entry for Taxes (other than value-added taxes) payable by the Group Members (net of expected refunds) at the Closing Date, which entry shall not include or reflect any amount attributable to any deferred Tax asset or deferred Tax liability (the “Accrued Tax Liability”).

(ii)	Arcelor shall then determine the Closing Working Capital based upon the Closing Financial Statements and using the same methodology that was used to calculate the Required Working Capital. Arcelor shall then determine the Adjustment Amount based upon the Closing Working Capital, the Required Working Capital and the Accrued Tax Liability. Arcelor shall deliver the Closing Financial Statements and its determination of the Adjustment Amount to Noble not later than sixty days after the Closing Date. Noble shall cause the Group Members to furnish to Arcelor such other documents and information as Arcelor may reasonably request in connection with Arcelor’s preparation of the Closing Financial Statements and Arcelor’s determination of the Adjustment Amount.

(iii)	If, thirty days after delivery of the Closing Financial Statements and the determination of the Adjustment Amount, Noble has not given Arcelor written notice of objection to such determination (which notice shall state the basis of Noble’s objection), then the Adjustment Amount as determined by Arcelor shall be binding and conclusive on the parties.

(iv)	If Noble gives Arcelor timely notice of objection, however, and if Arcelor and Noble fail to resolve the issues outstanding with respect to the Closing Financial Statements and the determination of the Adjustment Amount by the thirtieth day after Arcelor’s receipt of Noble’s objection notice, then Arcelor and Noble shall submit the issues remaining in dispute to PricewaterhouseCoopers LLP, independent public accountants (the “Neutral Accountants”), for resolution applying the principles, policies and practices referred to in subsection (i) of this Section. If issues are submitted to the Neutral Accountants for resolution, then (a) Arcelor and Noble shall furnish or cause to be furnished to the Neutral Accountants such work papers and other documents and information relating to the disputed issues as the Neutral Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Neutral Accountants any material relating to the disputed issues and to discuss the issues with the Neutral Accountants; (b) the determination by the Neutral Accountants, as set forth in a notice to be delivered to both Arcelor and Noble not later than sixty days after the date of submission to the Neutral Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (c) Arcelor and Noble will each bear fifty percent of the fees and costs of the Neutral Accountants for making such determination.

4.5	Adjustment Payment

If the sum of the Closing Cash plus the Adjustment Amount is greater than the Estimated Cash, then Noble shall pay the difference to Arcelor by wire transfer to an account specified by Arcelor. If the sum of the Closing Cash plus the Adjustment Amount is less than the Estimated Cash, then Arcelor shall pay the difference to Noble by wire transfer to an account specified by Noble. Such payments shall be made together with simple interest at the rate published as the “Prime Rate” in the “Money Rates” section or other comparable section of The Wall Street Journal (Eastern edition) on the Closing Date, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Not later than 4:00 p.m., Paris time, on the third Business Day after the calculation of the Adjustment Amount becomes binding and conclusive on the parties pursuant to Section 4.4, Arcelor or Noble, as the case may be, shall initiate the wire transfer provided for in this Section.

4.6	Section 338(g) Election

Noble intends to elect with respect to the purchase of the stock of Holding and TSA under (i) Section 338(g) of the Code and (ii) any analogous election with respect to state, local or foreign income Taxes, to the extent that such election is separately available, in each state, local and foreign jurisdiction where Noble files income tax returns.

5.	REPRESENTATIONS AND WARRANTIES BY ARCELOR

Arcelor represents and warrants to Noble as follows, which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing Date (regardless of whether or not they expressly refer to the Closing Date), and shall survive the Closing of the transactions contemplated herein except as otherwise provided in this Agreement, and Noble’s right to rely on such representations and warranties shall not be impaired by any investigation heretofore or hereafter made by or for Noble, any notice to Noble or any actual or constructive knowledge of Noble.

5.1	Power and Authority

Arcelor is and will on the Closing Date be a corporation duly organized and validly existing under the laws of Luxembourg. Holding will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the Netherlands. The only corporate, limited liability company or equivalent entity consents or approvals required for the consummation of the Transactions by Arcelor and (to the extent required) Arcelor’s Affiliates are set forth in Section 5.1 of the Arcelor Disclosure Document. Subject to obtaining such consents and approvals, Arcelor and (to the extent required) Arcelor’s Affiliates each has and on the Closing Date each of them will have obtained such consents and approvals and will have the corporate, limited liability company or equivalent entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and such Ancillary Agreements and to consummate the Transactions, and this Agreement and such Ancillary Agreements will have been duly authorized and approved by all required corporate (or equivalent entity) action of Arcelor and such Affiliates. Subject to obtaining the consents and approvals noted in Section 5.1 of the Arcelor

Disclosure Document, this Agreement constitutes and upon the Closing such Ancillary Agreements will each constitute a legal, valid and binding obligation of Arcelor and each of Arcelor’s Affiliates party thereto, enforceable against Arcelor and each such Affiliate in accordance with its terms.

5.2	No Violation of Laws and Regulations

Assuming the conditions precedent set forth in Section 9 are fulfilled, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Arcelor and (to the extent required) Arcelor’s Affiliates, the performance of its obligations hereunder and thereunder and the consummation by Arcelor of the Transactions will not:

(i)	violate any provision of the governing instruments of Arcelor or of any of Arcelor’s Affiliates;

(ii)	violate any statute, rule, regulation, order or decree of any public body or authority by which Arcelor or any of Arcelor’s Affiliates or any of their properties or assets is bound; or

(iii)	except as otherwise set forth in Section 5.2 of the Arcelor Disclosure Document, result in a violation or breach of, constitute a default under or give rise to a right of termination, modification or acceleration of the performance required by any license, permit, agreement (including any joint venture agreement) or other instrument to which Arcelor or any of Arcelor’s Affiliates is a party or otherwise is bound or by which any properties or assets of the Business are bound;

excluding from the foregoing clauses (i) through (iii) violations, breaches or defaults that, either individually or in the aggregate, would not prevent any of Arcelor or such Affiliates from performing its obligations under this Agreement or such Ancillary Agreements or consummation of the Transactions and would not impede operation of the Business as it is presently operated or proposed to be operated.

5.3	Existence of the Group Members

Each of the Group Members will on the Closing Date be a corporation, limited liability company, partnership or other similar entity under the laws of its jurisdiction of organization (as shown in Section 5.3 of the Arcelor Disclosure Document), duly organized and validly existing under the laws of its jurisdiction of organization, and will on the Closing Date have all requisite corporate, limited liability company, partnership or other similar entity power and authority to own, lease and operate its properties and to carry on its business as such business is now being conducted within the Business. Each of the Group Members will, on the Closing Date, be duly qualified or licensed to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Business Material Adverse Effect.

5.4	Corporate Documents

True and correct copies of the articles of association, incorporation or organization, bylaws, regulatory agreements, operating agreements, LLC agreements, partnership agreements, registration certificates and similar company organization and governance documents (if and to the extent applicable) for each Group Member have been delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access) on or before the date of this Agreement. Except as may be required by applicable law or as a result of the Reorganization, no resolution has been passed or will have been passed on the Closing Date to alter any such document.

5.5	Title to the Purchase Shares

Arcelor will on the Closing Date own all of the Purchase Shares (including all of the voting powers of such Purchase Shares) free and clear of all Liens. Arcelor will at the Closing have good and transferable title to the Purchase Shares and will at the Closing have the right, power and authority to sell and deliver the Purchase Shares in accordance with the terms of this Agreement. The Purchase Shares will, on the Closing Date, be the only outstanding Shares of Holding and TSA. There will on the Closing Date be no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Arcelor, Holding or TSA is a party or otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in Holding or TSA, except for this Agreement. The Purchase Shares will on the Closing Date be duly authorized, validly issued and fully paid.

5.6	Ownership of the Companies

Holding will own on the Closing Date, legally and beneficially, directly or indirectly, all of the issued and outstanding Shares in each of the respective Companies (including all of the voting power of such Shares), free and clear of all Liens, and the Shares in the respective Companies will then be duly authorized, validly issued and fully paid. On the Closing Date there will be no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Arcelor, Holding, TSA or any of the Companies is a party or is otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in any of the Companies, except for this Agreement. The respective authorized and issued equity capital in Holding, TSA and each of the Companies is accurately listed in Section 5.6 of the Arcelor Disclosure Document.

Except as set forth in Section 5.6 of the Arcelor Disclosure Document, no Group Member on the Closing Date will have any ownership interest in any other company or legal entity. No former stockholder or third party has any claim for contribution with respect to its former ownership interest in any of the Companies or any similar claim against any Group Member.

5.7	Financial Information

On or before the date of this Agreement, Arcelor has delivered to Noble a copy of the Financial Statements specified in clauses (a), (b) and (c) of Section 7.2 and Section 5.7(a) of the Arcelor Disclosure Document. Such Financial Statements (i) have been prepared in accordance with IFRS Accounting Principles and reconciled to US Accounting Principles as described in Section 5.7(b) of the Arcelor Disclosure Document, (ii) have been prepared, to the extent applicable, on bases and principles consistent with those used by each Group Member in the preparation of financial statements relating to such entity historically and (iii) fairly present, in all material respects, the financial condition, results of operations and cash flows of the Group as of and for the periods ending on the dates of such financial statements.

5.8	Real Property

Section 5.8(a) of the Arcelor Disclosure Document contains an accurate list of all real property which will be owned by Group Members on the Closing Date.

Except as set forth in Section 5.8(b) of the Arcelor Disclosure Document:

(i)	on the Closing Date, such real property will not be subject to any pending contract of sale;

(ii)	no such real property, including installations and improvements thereon, is, or will be on the Closing Date, in material violation of any applicable zoning, building, security or environmental protection law or regulations, planning consent or other requirement of any applicable agency or authority; there is, and will be on the Closing Date, no zoning, building, environmental protection planning, user or other restriction of whatever nature in regard to use or occupancy of such real property that is likely to have a Business Material Adverse Effect;

(iii)	to Arcelor’s Knowledge, no such real property is subject, in whole or in part, to any eminent domain, expropriation or requisition procedure or other administrative procedure, pending or threatened, that is likely to have a material adverse effect on the value of such real property;

(iv)	to Arcelor’s Knowledge, no such real property is, or will be on the Closing Date, subject to or likely to be subject to any material claim or action in connection with hidden defects, failure to comply with applicable regulations or builders’ liability;

(v)	on the Closing Date, no Group Member will own or be in the occupation of or be entitled to any material estate or interest in any freehold or leasehold property other than the real property listed in Section 5.8(a) of the Arcelor Disclosure Document and the lease agreements listed in Section 5.9 thereof;

(vi)	to Arcelor’s Knowledge, there is not outstanding any unobserved or unperformed material obligation with respect to the real property necessary to comply with the written requirements of any competent authority exercising statutory or delegated powers; and

(vii)	to Arcelor’s Knowledge, (A) the real property is in a good and substantial state and condition free from any material structural defects, whether or not inherent defects or design defects, and fit for the purpose for which it is presently used, and (B) there have not been used in the real property any substances which are not in material conformity with the relevant British, European or US real estate standards or codes of practice or which are generally known to be harmful to the safety or the durability of buildings or other structures or finishes in the particular circumstances in which they are used.

5.9	Leases

Section 5.9 of the Arcelor Disclosure Document contains an accurate list as of the date hereof of all material lease contracts or licenses covering real or personal property pertaining to, or necessary or useful for the conduct of, the Business. Subject to obtaining the consents set forth in such Section 5.9 of the Arcelor Disclosure Document, all such leases will be assigned to a Group Member on or prior to the Closing Date, to the extent such Persons are not now parties to the leases.

With respect to the leases listed in Section 5.9 of the Arcelor Disclosure Document, except as set forth in Section 5.9 of the Arcelor Disclosure Document:

(i)	the leased properties are in good operating condition, ordinary wear and tear excepted;

(ii)	Arcelor’s Affiliates that are parties to the leases to leased properties have fulfilled all material obligations under the leases;

(iii)	there are no material legal or administrative proceedings pertaining to the leases or the leased properties and, to Arcelor’s Knowledge, there are no reasons to believe that such proceedings will be initiated;

(iv)	the Transactions will not have a material adverse effect on the Group Members’ or Companies’ interests under the leases, which by their terms will remain in full force after the Closing Date, and no written notice has been given by any party thereto to terminate any of the same;

(v)	all licenses, consents and approvals required from the landlords and any superior landlords under the leases listed in Section 5.9 of the Arcelor Disclosure Document have been obtained and the covenants on the part of the tenants contained in such licenses, consents and approvals will have been duly performed and observed in all material respects on or before the Closing Date; and

(vi)	to Arcelor’s Knowledge, there is not outstanding any unobserved or unperformed material obligation necessary to comply with any written notice or other written requirements given by the landlords under any of such leases.

5.10	Environmental Liability

Section 5.10(a) of the Arcelor Disclosure Document is a list of all of the material documents in Arcelor’s, any Group Member’s or other Concerned Arcelor Affiliates’ possession concerning current or potential environmental obligations or Liabilities arising under applicable EHS Laws pertaining to the Business or any of its properties or assets, whether owned or leased, including any environmental assessments, audits, reviews or investigations conducted by or on behalf of any Group Member or otherwise in the possession of any Group Member carried out in the seven years prior to the date hereof in relation to the Business, the real property owned by any Group Member on the Closing Date or any real property formerly occupied by any Group Member, and Arcelor has delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access) a true, complete and correct copy of each such document.

Except as set forth in Section 5.10(b) of the Arcelor Disclosure Document:

(i)	Each Group Member has obtained all EHS Permits required for the current operation of the Business; each such EHS Permit is in full force and effect and the relevant Group Member is in material compliance with, and, to Arcelor’s Knowledge, has materially complied at all times during the period of seven years prior to the date hereof with, and, to Arcelor’s Knowledge, can continue to comply through the Closing Date with, each such EHS Permit; Section 5.10(c) of the Arcelor Disclosure Document includes an accurate list of all EHS Permits held by each Group Member (including any variation notices applicable thereto), accurate copies of which have been delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access).

(ii)	To Arcelor’s Knowledge, no material works or costs are necessary to obtain or secure current compliance with any EHS Permit required for the current operation of the Business or otherwise to comply with EHS Law.

(iii)	No Group Member has received any written communication from any applicable agency or authority in respect of any EHS Permit required for the current operation of the Business varying, modifying, revoking, suspending or cancelling the same or indicating an intention or threatening so to do, and, to Arcelor’s Knowledge, there are no facts or circumstances that are likely to result in any such EHS Permit being varied, modified, revoked or suspended or that is likely to prevent its renewal.

(iv)	To Arcelor’s Knowledge, each Group Member complies and has at all times during the period of seven years prior to the date hereof complied in all material respects with EHS Law.

(v)	To Arcelor’s Knowledge, no Group Member has in the last seven years received any written communication, or received written notice of a threatened communication, from any relevant authority or third party relating to EHS Matters, from which it appears that it may be or is alleged to be in material breach of EHS Law, or where failure to comply with such communication is likely to constitute a material breach of EHS Law or compliance with such communication is likely to be secured by further proceedings by such relevant authority; to Arcelor’s Knowledge, there are no facts or circumstances which are likely to give rise to any liability (whether civil or criminal) on the part of any Group Member in relation to EHS Matters.

(vi)	To Arcelor’s Knowledge, no Group Member is, nor has any Group Member in the last seven years been, engaged in any action, litigation, arbitration or dispute resolution proceedings or to Arcelor’s Knowledge subject to any investigation under EHS Law or otherwise in relation to EHS Matters, and to Arcelor’s Knowledge there is no such matter pending or threatened.

(vii)	To Arcelor’s Knowledge, no Hazardous Substances have been released or disposed on any sites now owned, occupied or operated by any Group Member or to Arcelor’s Knowledge on any sites formerly owned, occupied or operated by any Group Member in a concentration or condition that is likely to give rise (whether on the relevant site or elsewhere) to any actual liability on the part of the relevant Group Member under EHS Law.

(viii)	There are no circumstances (whether pursuant to a contractual obligation or otherwise) that are likely to require material expenditure (whether by a Group Member or by any other Person or authority) in cleaning up or decontaminating or otherwise on any real property now owned, occupied or operated by any Group Member or to Arcelor’s Knowledge on any real property formerly owned, occupied or operated by any Group Member in order to comply with EHS Law or otherwise for the protection of the Environment. No Group Member has retained or assumed, either contractually (including leases) or by operation of law, liability for any EHS Matters occurring, arising or based upon activities of any third party or activities that occurred prior to the Reorganization.

(ix)	Each Group Member has at all times properly supplied to the competent authorities all information required by EHS Law to be supplied, and all such information given (whether under a legal obligation or otherwise) was correct at the time the information was supplied.

Section 5.10(d) of the Arcelor Disclosure Document states the material details of any remedial work currently being carried out at any sites now owned or occupied by any Group Member.

5.11	Title to Properties and Assets; Encumbrances

All material properties and other assets of the Group Members are and on the Closing Date will be owned subject to no mortgage, deed of trust, security interest, encumbrance, lien, charge or other restriction of any kind or character (collectively “Liens”), except for Liens reflected in Section 5.11 of the Arcelor Disclosure Document and:

(i)	Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the relevant owner in the operation of its business;

(ii)	Liens for Taxes, assessments or governmental charges or levies on property not yet due and delinquent; and

(iii)	Liens arising by operation of law that do not materially adversely affect the operation of the business of the concerned Group Member, provided that the same have arisen in the ordinary course of business of such company.

Except pursuant to the Acquisition Debt (or any other debt financing to which Arcelor consents), the consummation of the Transactions will not result in the creation of any Lien created by Arcelor on any real property or other asset owned by any Group Member on the Closing Date.

5.12	Assets

Assuming compliance by Arcelor and Arcelor’s Affiliates with this Agreement and the Ancillary Agreements, the assets owned by the Group Members on the Closing Date will be sufficient for the Group to continue to operate the Business after the Closing in a manner in all material respects consistent with and substantially the same as the present operation of the Business.

Except as contemplated or reflected herein or as disclosed in Section 5.12 of the Arcelor Disclosure Document, since December 31, 2005 the Group Members have conducted the Business in the ordinary course of business in all material respects.

Except as set forth in Section 5.12 of the Arcelor Disclosure Document, the material tangible assets (including real property and leased assets) of the Business are in good working order and condition, ordinary wear and tear excepted.

5.13	Material Contracts; Certain Other Agreements

All Material Contracts pertaining to the Business and to which the Group Members are parties or otherwise bound, and all such Material Contracts that are intended to be transferred or assigned to Group Members in the Reorganization contemplated herein, are listed in Section 5.13(a) of the Arcelor Disclosure Document and true, complete and correct copies thereof have been delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access).

All Material Contracts to which the Group Members are or will be parties or otherwise be bound on the Closing Date have been or will be made on reasonable commercial terms.

Except as set forth in Section 5.13(a) of the Arcelor Disclosure Document, all such Material Contracts are and will on the Closing Date be in full force and effect, and no notice of termination of any such Material Contract has as of the date hereof been given or, to Arcelor’s Knowledge, threatened.

Except for the Material Contracts of the Group Members and the contracts, agreements and other arrangements provided for or contemplated in this Agreement and those listed in Section 5.13(b) of the Arcelor Disclosure Document, on the Closing Date no Group Member will be a party to or otherwise bound by:

(i)	any agreement, contract or commitment materially limiting the freedom of disposing of its assets;

(ii)	any agreement, contract or commitment which contains restrictions which materially limit the development of the Business; or

(iii)	any share or asset sale (in other words, sale-of-business) agreement or any contract not in the ordinary course of the business containing outstanding indemnities on the part of any Group Member.

5.14	Breach of Agreement

Except as set forth in Section 5.14(a) of the Arcelor Disclosure Document, no Group Member nor any Concerned Arcelor Affiliate has in any material respect violated any Material Contract of such Person and, to Arcelor’s Knowledge, no counterparty to any such Material Contract has in any material respect violated any such contract.

With respect to arrangements other than the Material Contracts, except as set forth in Section 5.14(b) of the Arcelor Disclosure Document, the Group Members and the Concerned Arcelor Affiliates have not and will not on the Closing Date have violated any of their obligations under any agreement, contract or arrangement pertaining to the Business (other than the Material Contracts) that are binding upon them or the properties or assets of the Business in a manner that is likely to have a Business Material Adverse Effect.

5.15	No Conflict

Except as disclosed in Section 5.15 of the Arcelor Disclosure Document, no agreement to which any Group Member, on the Closing Date, will be a party or will be otherwise bound contains provisions giving the other party or parties thereto the right to amend, terminate, accelerate the performance under such agreement or resulting in any other onerous condition as a result of the Transactions contemplated by this Agreement.

5.16	Intellectual Property

Except for the Intellectual Property identified in Section 5.16(a) of the Arcelor Disclosure Document (the “Retained Intellectual Property”), any and all Intellectual Property of Arcelor or any Concerned Arcelor Affiliate that is used in the Business for the manufacture, having manufactured, use, sale, offering for sale, importation or exportation (or any combination of them) of any products or services (or both) of the Business will be, upon the Closing, either owned by the Group Members or licensed to Noble or the Group Members for use in the Business under the Intellectual Property License Agreement. Except for the Retained Intellectual Property, the Intellectual Property identified in Section 5.16(b) of the Arcelor Disclosure Document (the “Licensed Intellectual Property”) and the Intellectual Property identified in Section 5.16(c) of the Arcelor Disclosure Document (the “Target Intellectual Property”) (i) includes all Intellectual Property used in the Business, (ii) is sufficient for operation of the Business as currently conducted and (iii) will be sufficient, immediately after the Closing, to allow Noble to operate the Business as conducted immediately prior to the Closing.

Except as set forth in Section 5.16 of the Arcelor Disclosure Document:

(i)	except for the Licensed Intellectual Property and the Retained Intellectual Property, a Group Member will own, on the Closing Date, the entire right, title and interest in and to all Intellectual Property (including the exclusive right to use and license the same) used in the Business for the manufacture, having manufactured, use, sale, offering for sale, importation or exportation (or any combination of them) of any products or services (or both) of the Business;

(ii)	each item of the Licensed Intellectual Property or the Target Intellectual Property that is identified in Section 5.16 of the Arcelor Disclosure Document as being the subject of a registration, filing or issuance shall have been, in the jurisdictions indicated therein, duly and timely registered with, filed in or issued by, as the case may be, the proper government entity as of the Closing Date; on the Closing Date, such registration, filings and issuances will remain in full force and effect, and all filing, examination, annuity, maintenance, renewal and other fees relating thereto have been paid properly and timely; none of the items so identified in Section 5.16 are involved in an interference, reissue, reexamination or opposition proceeding, and, to Arcelor’s Knowledge, no such proceeding has been threatened in writing; none of these items has been abandoned or allowed to lapse; and, to Arcelor’s Knowledge, each of these items is valid, enforceable, in good standing and free of any material defects or equitable defenses to enforcement based on an act or omission by or on behalf of Arcelor or an Affiliate thereof;

(iii)	there are no pending or, to Arcelor’s Knowledge, threatened proceedings or litigation or other known adverse claims with respect to the Target Intellectual Property or the Licensed Intellectual Property which are likely to have a Business Material Adverse Effect;

(iv)	to Arcelor’s Knowledge, the Business is not infringing and has not since July 1, 2004 infringed any intellectual property rights of any third parties, nor, to Arcelor’s Knowledge (except as set forth in Section 5.16(d) of the Arcelor Disclosure Document), is any third party infringing the Target Intellectual Property or the Licensed Intellectual Property;

(v)	no written notice has been received from any competent authority in the last three years alleging material non-compliance by any Group Member with any applicable data protection legislation; and

(vi)	each Group Member complies in all material respects with the Data Protection Act of 1988 or its equivalent in its respective jurisdiction.

5.17	Compliance with Laws, Regulations and Permits

Section 5.17(a) of the Arcelor Disclosure Document contains a description of all licenses, permits and authorizations required for operation of the Business that, if not held, are likely to have a Business Material Adverse Effect (each, an “Arcelor Material Permit”). Except as set forth in Section 5.17(b) of the Arcelor Disclosure Document, each Group Member and the Concerned Arcelor Affiliates are in material compliance with all Arcelor Material Permits.

All Arcelor Material Permits are in full force and effect and no proceeding is pending or, to Arcelor’s Knowledge, threatened, seeking to cancel or amend any Arcelor Material Permit; and, except as set forth in Section 5.17(c) of the Arcelor Disclosure Document, none of the Transactions will result in the cancellation of or otherwise materially impair any such Arcelor Material Permit.

Neither Arcelor nor any of Arcelor’s Affiliates has received any written communication from any agency or authority in respect of any of the Arcelor Material Permits materially adversely varying, modifying, revoking, suspending or canceling the same or indicating an intention or threatening so to do; and to Arcelor’s Knowledge there are no facts or circumstances that are likely to result in any of the Arcelor Material Permits being materially adversely varied, modified, revoked or suspended or are likely to prejudice its renewal.

5.18	Insurance

Section 5.18 of the Arcelor Disclosure Document is a complete list of insurance policies covering the Business, including the names of insured parties and insurance carriers, limits of coverage, deductibles, co-insurance provisions and any material limitations. To Arcelor’s Knowledge, all claims on insurance policies covering the Business have been reported to the relevant insurance carriers in a timely manner. Except as otherwise set forth therein, the insurance coverage maintained by or covering the Business is adequate and customary for the Business and is in full force and effect as of the date hereof. Except as otherwise set forth therein, all such insurance coverage shall continue in full force and effect after the Closing Date for a period of not less than 30 days.

5.19	Employees and Other Representatives

Section 5.19(a) of the Arcelor Disclosure Document lists the Key Employees employed by Arcelor and Arcelor’s Affiliates at the date of this Agreement. Section 5.19(b) of the Arcelor Disclosure Document lists the Middle Managers employed by Arcelor and Arcelor’s Affiliates at the date of this Agreement.

Section 5.19(c) of the Arcelor Disclosure Document lists the names of all employees of the Business as of the recent date specified therein. The terms of employment for employees of the Business, other than Key Employees and Middle Managers having written employment contracts separately disclosed to Noble under Section 11.2(vii), are normal and customary in businesses similar to the Business, and no such employee has a termination notice period of more than six months.

Without prejudice to the foregoing, except as set forth:

(i)

in Section 5.19(i) of the Arcelor Disclosure Document, no sum is, and no sum as of the Closing will be, due to any present or former employee, agent or representative of any Group Member or employee in the Business as a result of service or other contract, statute, law (including inventorship laws) or agreement and without limiting the foregoing, no sum is due to any employee, agent or representative of any Group Member for any payment or compensation under any inventor’s rights law or statute, other than, in each case (except payments due under inventorship laws), the right to payments accrued but not yet payable or the reimbursement for expenses;

(ii)	in Section 5.19(ii) of the Arcelor Disclosure Document, there are, and on the Closing Date there will be, no collective bargaining or unionization agreement or bonus program or severance pay program with respect to any of the employees, board members, members, managers or former employees or former board members, members or managers of any Group Member;

(iii)	in Section 5.19(iii) of the Arcelor Disclosure Document, the consummation of the Transactions contemplated by this Agreement will not entitle any employee or former employee of any Group Member or of the Business to severance pay, unemployment compensation, bonus or any other payment resulting in payments from or costs for Noble or any Group Member or accelerate the time of payment or vesting for, or increase the amount of, compensation due to any such employee or former employee and payable by Noble or any Group Member;

(iv)	in Section 5.19(iv) of the Arcelor Disclosure Document, no former employee of any Group Member or in the Business is or as of Closing will be entitled to re-employment by any Group Member;

(v)	in Section 5.19(v) of the Arcelor Disclosure Document, no Key Employee listed in Section 5.19(a) of the Arcelor Disclosure Document and no Middle Manager has given notice of termination of his or her employment as of the date hereof;

(vi)	in Section 5.19(vi) of the Arcelor Disclosure Document, since December 31, 2005, there have not occurred any strikes, slow downs, work stoppages or other similar labor actions by any group of employees in the Business; and

(vii)	in Section 5.19(vii) of the Arcelor Disclosure Document, each Group Member has complied in all material respects with all laws and regulations relating to employment, nondiscrimination, wages, hours, benefits, collective bargaining, union representation and occupational health and safety, and no Group Member is liable for payment of any material compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

5.20	Employee Benefit Plans

(i)

Section 5.20(i) of the Arcelor Disclosure Document sets forth an accurate and complete list of all private compensation, incentive, fringe benefit, severance, welfare, health care, pension, retirement and other benefit plans, programs, policies, commitments and similar arrangements (“Private Social Plans”) that are material and are (i) sponsored, established or maintained by a Group Member, or (ii) to which any Group Member currently contributes, has contributed to or has or may have any material liability or funding obligation under which any employee, former employee, director or consultant of or to one or more of the Group Members, or any beneficiary of any such individual, is covered, is eligible for coverage or has benefit rights (any and all of the Arcelor Group Private Social Plans described by clauses (i) or (ii) being the “Arcelor Group Private

Social Plans”). Agreements and arrangements set forth in Section 5.19 of the Arcelor Disclosure Document shall not be deemed to be Private Social Plans.

(ii)	Section 5.20(ii) of the Arcelor Disclosure Document sets forth an accurate and complete list of all government-sponsored compensation, incentive, fringe benefit, severance, welfare, health care, pension, retirement and other benefit plans, programs, policies, commitments and similar arrangements (“Government Social Plans”) that are material and to which any Group Member currently contributes or to which it has or may have any material liability or funding obligation (the “Arcelor Group Government Social Plans”). Agreements and arrangements set forth in Section 5.19 of the Arcelor Disclosure Document shall not be deemed to be Government Social Plans.

(iii)	With respect to each Arcelor Group Private Social Plan or Arcelor Group Government Social Plan, all contributions required to be made by the terms of the plan or applicable law prior to the Closing Date will have been made and all contributions not payable on or prior to the Closing Date will have been accrued in the Group’s consolidated financial statements through the Closing Date to the extent required in accordance with applicable accounting principles.

(iv)	Except as disclosed in Section 5.20(iv) of the Arcelor Disclosure Document, each Arcelor Group Private Social Plan could be terminated on the Closing Date and all contributions to such Arcelor Group Private Social Plan could be discontinued then without material liability to any Group Members except for accrued termination liabilities accurately reflected, in accordance with applicable accounting principles, on the most recent balance sheet included in the most recent Financial Statements referred to in Section 7.2 of this Agreement and administrative expenses associated with such termination.

(v)	Except as disclosed in Section 5.20(v) of the Arcelor Disclosure Document, in the event the Group Members were to terminate all operations on the Closing Date, the Group Members would have no material ongoing obligation or liability under any Arcelor Group Government Social Plan. No Group Member has any material current or contingent liability to any governmental body or its employees with respect to any Private Social Plan or Government Social Plan other than those listed in Sections 5.20(i) and 5.20(ii) of the Arcelor Disclosure Document.

(vi)	Except as disclosed in Section 5.20(vi) of the Arcelor Disclosure Document, neither the execution of this Agreement nor the consummation of the Transactions will entitle any employee or former employee of the Group Members to any payment or benefit, or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due such employee or former employee.

(vii)	The Group Members have performed and complied in all material respects with all of their obligations under or in respect of each Arcelor Group Private Social Plan or Arcelor Group Government Social Plan. All Arcelor Group Private Social Plans have been administered, operated and maintained in compliance with all applicable laws and the provisions of such plans in all material respects. To Arcelor’s Knowledge, no breaches of fiduciary duty have occurred with respect to any Arcelor Group Private Social Plan.

(viii)	There are no audits, investigations or administrative or judicial proceedings pending or, to Arcelor’s Knowledge, threatened with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan.

(ix)	No Group Member has any legal obligation or commitment to establish any new Arcelor Group Private Social Plan or contribute to any new Arcelor Group Government Social Plan or to amend any Arcelor Group Private Social Plan except in the ordinary course of business or to comply with applicable law.

(x)	Section 5.20(x) of the Arcelor Disclosure Document sets forth a reasonable estimate of the annual contribution to, or expense charge with respect to, each Arcelor Group Private Social Plan or Arcelor Group Government Social Plan.

(xi)	No Group Member has any Liability (including a contingent Liability) with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan sponsored, established or maintained by or contributed to by any Person other than a Group Member or with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan not disclosed in Section 5.20(i) or 5.20(ii) of the Arcelor Disclosure Document.

(xii)	To Arcelor’s Knowledge, there are no facts or circumstances with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan that could have a Business Material Adverse Effect.

5.21	Litigation

Except for the matters listed in Section 5.21 or 5.16 of the Arcelor Disclosure Document, there is no material suit, administrative proceeding, arbitration or other legal proceeding pending or, to Arcelor’s Knowledge, threatened against any of Arcelor (primarily with respect to the laser-welded blanks business), any Group Member or any of the Concerned Arcelor Affiliates, their businesses, properties or assets. No such pending or threatened proceeding (including infringement of Intellectual Property), would, if decided adversely, have a Business Material Adverse Effect, and, to Arcelor’s Knowledge, there are no facts or circumstances that are likely to give rise to any such suit or legal proceeding that would have a Business Material Adverse Effect.

5.22	Events Since the Financial Statement Date

Since December 31, 2006, except as disclosed in Section 5.22 of the Arcelor Disclosure Document and except as expressly contemplated or required or permitted by this Agreement and the Ancillary Agreements, (a) the Business conducted (or to be conducted) by each Group Member and the Concerned Arcelor Affiliates has been operated in the ordinary course, (b) no action has been taken that, if taken subsequent to the execution of this Agreement and on or prior to the Closing, would constitute a breach of Arcelor’s covenants set forth in Section 7.5 and (c) to Arcelor’s Knowledge, there are no events or circumstances that are likely to have a Business Material Adverse Effect.

5.23	Tax

Except as otherwise set forth in Section 5.23 of the Arcelor Disclosure Document:

(i)	Each of the material Tax Returns required to be filed by or on behalf of any Group Member or Concerned Arcelor Affiliate with any governmental body with respect to any taxable period ending on or before the Closing Date (the “Arcelor Group Returns”): (a) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (b) has been, or will be when filed, prepared in all material respects in compliance with all applicable legal requirements. All amounts shown on the Arcelor Group Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(ii)	The most recent balance sheet included in the most recent Financial Statements referred to in Section 7.2 of this Agreement fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with applicable accounting principles, except for liabilities for Taxes incurred since the date of such balance sheet in the operation of the business of the Group Members and the Concerned Arcelor Affiliates. Arcelor will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practice, reserves adequate for the payment of all Taxes for the period from the date of such balance sheet through the Closing Date.

(iii)	No Group Member or Concerned Arcelor Affiliate or Arcelor Group Return is currently subject to (or since December 31, 2003 has been subject to) an audit by any governmental body. No extension or waiver of the limitation period applicable to any of the Arcelor Group Returns has been granted (by Arcelor or any other Person), and no such extension or waiver has been requested from any Group Member or Concerned Arcelor Affiliate.

(iv)	No claim or legal proceeding is pending or, to Arcelor’s Knowledge, has been threatened in writing against or with respect to any Group Member or Concerned Arcelor Affiliate in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Group Member or Concerned Arcelor Affiliate with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by the Group Members and Concerned Arcelor Affiliates and with respect to which adequate reserves for payment have been established on the balance sheet identified in subsection (ii) above. There are no liens for material Taxes upon any of the assets of any of the Group Members or Concerned Arcelor Affiliates except liens for Taxes not yet due and payable. None of the Group Members or Concerned Arcelor Affiliates has been, and none of them will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(v)	No written notice has ever been delivered by any governmental body to an Arcelor Group Member or Concerned Arcelor Affiliate in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(vi)	There are no contracts, arrangements or understandings (whether or not legally binding) relating to allocating or sharing of Taxes to which any Group Member or Concerned Arcelor Affiliate is a party. None of the Group Members or Concerned Arcelor Affiliates is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any contract, arrangement or understanding providing for payments by a Group Member or Concerned Arcelor Affiliate with respect to any amount of Taxes of any other Person.

(vii)	No Group Member or Concerned Arcelor Affiliate has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years. No Group Member or Concerned Arcelor Affiliate is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(viii)	No Group Member or Concerned Arcelor Affiliate has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar legal requirement to which a Group Member or Concerned Arcelor Affiliate may be subject, other than the affiliated group of which Arcelor is the common parent.

(ix)	Arcelor has delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access) accurate and complete copies of all income Tax Returns of the Group Members and Concerned Arcelor Affiliates for all Tax years that remain open or are otherwise subject to audit, as well as all other material Tax Returns of the Group Members and Concerned Arcelor Affiliates filed since December 31, 2003.

(x)	Arcelor has disclosed on its federal income Tax Returns all positions that would be likely to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar legal requirements imposed by foreign taxing jurisdictions.

(xi)	No Group Member or Concerned Arcelor Affiliate has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of US Department of the Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar legal requirement.

5.24	Accounts Receivable

Except as otherwise set forth in Section 5.24 of the Arcelor Disclosure Document, all Accounts Receivable of the Group Members as of Closing will be bona fide Accounts Receivable created in the ordinary course of the Business.

5.25	Products

Except as disclosed in Section 5.25 of the Arcelor Disclosure Document, the Group Members and Concerned Arcelor Affiliates have not in the last three years received any order from any administrative, judicial or other authority, or any written request from any professional or consumer body, to recall any of their products, or to inform their customers of a defect or danger caused by a defect in any of their products or linked to their use, and do not anticipate any recall campaign for any of their products.

5.26	Major Customers and Suppliers.

Section 5.26(a) of the Arcelor Disclosure Document contains a list of the five largest customers, including distributors, relating to the Business for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of net sales, showing the total dollar amount of net sales to each such customer during each such year. Arcelor has not received any notice from any such customer that it will not continue to be a customer of the Group after the Closing at substantially the same level of purchases as heretofore.

Section 5.26(b) of the Arcelor Disclosure Document contains a list of the five largest suppliers to the Business for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of purchases, showing the total dollar amount of purchases from each such supplier during each such year. Arcelor has not received any notice from any such supplier that it will not continue to be a supplier to the Business of the Group after the Closing or will not continue to supply the Group with substantially the same quantity and quality of goods at competitive prices.

Section 5.26(c) of the Arcelor Disclosure Document contains a list of the critical suppliers, if any, to the Business for each of 2004, 2005 and 2006 (in each case determined on the basis that it was not possible to replace supply from the supplier due to the fact that Licensed Intellectual Property was owned or licensed by the supplier or that the supplier provided a product, service, implicit or explicit trade secret license, implicit or explicit patent license or know-how necessary to the operation of the Business that was not available elsewhere in substantially the same quality and quantity of goods or services at competitive prices), covering the purchases from each such supplier during each such period. Arcelor has not received any notice from any such supplier that it will not continue to be a supplier to the business of the Group after the Closing or will not continue to supply the Group with substantially the same quantity and quality of goods or services at competitive prices.

5.27	Inventory

All inventory reflected in the most recent balance sheet included in the most recent Financial Statements referred to in Section 7.2 of this Agreement consists and will consist, at the date of such balance sheet, and all inventory of the Group Members as of Closing will consist, of inventory of quality and quantity usable and saleable in the ordinary course of business of the Business (subject to reserves determined in accordance with IFRS Accounting Principles used to prepare such Financial Statements, consistently applied).

5.28	Arcelor’s Affiliates’ Relationships with the Group

Following the Closing, neither Arcelor nor any of Arcelor’s Affiliates shall have, other than as a stockholder of Noble or as set forth in Section 5.28 of the Arcelor Disclosure Document, (a) any direct or indirect interest in the Business or in any of the properties, assets or rights used in the conduct of the Business, (b) any claims against the Business, any of the Group Members or any of their respective properties or assets or (c) any direct or indirect interest in any entity that does business with any of the Group Members other than as disclosed in Section 5.28 of the Arcelor Disclosure Document, excepting only interests and claims specifically permitted by this Agreement or in any Ancillary Agreement. Except as set forth in Section 5.28 of the Arcelor Disclosure Document, there are no existing contracts or agreements to which any of the Group Members is a party and in which a director of any Group Member is interested that would require disclosure under Item 404 of SEC Regulation S-K if applicable to the Transactions.

5.29	Investment Representations

Arcelor is acquiring the Exchange Shares for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same. Arcelor understands that the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration and that any stock certificates evidencing the Exchange Shares will bear restrictive legends referring to the foregoing transfer restrictions. Arcelor understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to Arcelor) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if and when applicable, Rule 144 affords a basis for sales only under certain circumstances and only in limited amounts.

Arcelor is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act. Arcelor has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the issuance of the Exchange Shares hereunder, and to obtain any additional information that Arcelor could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities as to enable Arcelor to understand and evaluate the risks of such investment and form an investment decision with respect thereto. The foregoing representation, however, shall not limit or modify the other representations and warranties of Noble contained in this Agreement or in any Ancillary Agreement or the right of Arcelor to rely thereon.

5.30	Foreign Corrupt Practices Act and Related Matters

To Arcelor’s Knowledge, TSA has materially complied, and does materially comply, with the Foreign Corrupt Practices Act of 1977, as amended.

No Group Member or Concerned Arcelor Affiliate has conducted, or conducts, any part of the Business (including export transactions) in a manner that would cause Noble or any Group

Member to be in violation, immediately following the Closing, of United States trade-related laws and regulations, including the Export Administration Act and implementing Export Administration regulations. Without limiting the generality of the foregoing, no Group Member or Concerned Arcelor Affiliate (i) is a party to any contract or bid with, or has conducted business in (directly, or to Arcelor’s Knowledge, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Syria, Sudan or Zimbabwe or (ii) otherwise has any operations in, or sales to, any such country.

5.31	Broker’s or Finder’s Fees

Except as otherwise set forth in Section 5.31 of the Arcelor Disclosure Document, no agent, broker or other Person acting on behalf of Arcelor, Arcelor’s Affiliates or any of the Group Members is or will be entitled to any commission or broker’s or finder’s fees from Arcelor or Arcelor’s Affiliates, or from Noble or Noble’s Affiliates or any of the Group Members, in connection with any of the Transactions.

6.	REPRESENTATIONS AND WARRANTIES BY NOBLE

Noble represents and warrants to Arcelor as follows, which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing Date (regardless of whether or not they expressly refer to the Closing Date) and shall survive the Closing of the Transactions contemplated herein except as otherwise provided in this Agreement, and Arcelor’s right to rely on such representations and warranties shall not be impaired by any investigation hereto or hereafter made by or for Arcelor, any notice to Arcelor or any actual or constructive knowledge of Arcelor.

6.1	Power and Authority

Noble is and will on the Closing Date be a corporation duly organized and validly existing under the laws of Delaware. Noble BV will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the Netherlands. Noble LLC will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the State of Delaware. The only corporate, limited liability company or equivalent entity consents or approvals required for the consummation of the Transactions by Noble and (to the extent required) Noble’s Affiliates are set forth in Section 6.1 of that certain Noble Disclosure Document dated the date of this Agreement and delivered by Noble to Arcelor on and as of this date (the “Noble Disclosure Document”). Subject to obtaining such consents and approvals, Noble and (to the extent required) Noble’s Affiliates each has and on the Closing Date each of them will have the corporate, limited liability company or equivalent entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and such Ancillary Agreements and to consummate the Transactions, and each of this Agreement and such Ancillary Agreements has been and will have been duly authorized and approved by all required corporate, limited liability company or equivalent entity action of Noble and such Affiliates. The board of directors of Noble has received, and Noble has provided to Arcelor a copy of, the favorable opinion of Morgan Joseph & Co. Inc. with respect to the fairness, from a financial point of view, of the consideration to be offered by Noble in the Transactions. Subject to obtaining the consents and approvals noted in

Section 6.1 of the Noble Disclosure Document, this Agreement constitutes and upon the Closing the Ancillary Agreements to which it is a party will each constitute a legal, valid and binding obligation of Noble and each of Noble’s Affiliates party thereto, enforceable against Noble and each such Affiliate in accordance with its terms.

6.2	No Violation of Laws and Regulations

Assuming the conditions precedent set forth in Section 9 are fulfilled, the execution and delivery of this Agreement and the Ancillary Agreements and the Noble Note to which it is a party by each of Noble and (to the extent required) Noble’s Affiliates, the performance of its obligations hereunder and thereunder and the consummation by Noble and such Affiliates of the Transactions will not:

(i)	violate any provision of the governing instruments of Noble or of any of Noble’s Affiliates;

(ii)	violate any statute, rule, regulation, order or decree of any public body or authority by which Noble or any of Noble’s Affiliates or any of their properties or assets is bound; or

(iii)	except as otherwise set forth in Section 6.2 of the Noble Disclosure Document, result in a violation or breach of, constitute a default under, or give rise to a right of termination or acceleration of the performance required by any license, permit, agreement (including any joint venture agreement) or other instrument to which Noble or any of Noble’s Affiliates is a party, or by which Noble or any of Noble’s Affiliates or any of their properties or assets is bound;

excluding from the foregoing clauses (i) through (iii) violations, breaches or defaults that, either individually or in the aggregate, would not prevent any of Noble or its Affiliates from performing its obligations under this Agreement or such Ancillary Agreements or the Noble Note or consummation of the Transactions and would not impede operation of the business of Noble as it is presently operated or proposed to be operated.

6.3	Existence of Affiliates

Each Noble Affiliate will on the Closing Date be a corporation, limited liability company, partnership or other similar entity under the laws of its jurisdiction of organization (as shown in Section 6.3 of the Noble Disclosure Document), duly organized and validly existing under the laws of its jurisdiction of organization, and will on the Closing Date have all requisite corporate, limited liability company, partnership or other similar entity power and authority to own, lease and operate its properties and to carry on its business as such business is now being conducted. Each such Noble Affiliate will, on the Closing Date, be duly qualified or licensed to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Noble Material Adverse Effect.

6.4	Corporate Documents

True and correct copies of the articles of association, incorporation or organization, bylaws, regulatory agreements, operating agreements, LLC agreements, partnership agreements, registration certificates and similar company organization and governance documents (if and to the extent applicable) for each Noble Affiliate have been delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access) on or before the date of this Agreement. Except as may be required by applicable law, no resolution has been passed or will have been passed on the Closing Date to alter any such document.

6.5	Exchange Shares

The Exchange Shares, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions on transfer imposed by this Agreement and by applicable securities laws. Except as set forth in this Agreement or in Section 6.5 of the Noble Disclosure Document, there are not, and on the Closing Date there will not be, any outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Noble is a party or otherwise bound, providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in Noble.

6.6	Ownership of Subsidiaries

Except as set forth in Section 6.6 of the Noble Disclosure Document, Noble does not own and will not own on the Closing Date, legally or beneficially, directly or indirectly, any Shares in any Person. Noble will on the Closing Date own, directly or indirectly, all of the issued and outstanding Shares of Noble BV and Noble LLC. Noble owns, and will on the Closing Date own, legally and beneficially, all of the Shares identified in Section 6.6 of the Noble Disclosure Document (including all of the voting power of such Shares), free and clear of all Liens, and such Shares will then be duly authorized, validly issued and fully paid. On the Closing Date there will be no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Noble or any of its Affiliates is a party or is otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in any of the companies identified in Section 6.6 of the Noble Disclosure Document, except for this Agreement. The authorized and issued Shares of Noble are as stated in Section 6.6 of the Noble Disclosure Document. No former stockholder or third party has any claim for contribution with respect to its former ownership interest in Noble or any Noble subsidiary or any similar claim against Noble or any Noble subsidiary.

6.7	SEC Reports and Financial Statements

Noble has filed with the Securities and Exchange Commission (the “SEC”), and there are posted on the SEC’s EDGAR website, true and complete copies of, all forms, reports and other documents required to be filed by Noble since January 1, 2004 under the Securities Exchange

Act of 1934, as amended (the “Exchange Act”). (Such documents, as amended since the time of their filing, are collectively referred to in this Agreement as the “Noble SEC Documents.”) The Noble SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act; provided, however, that the preceding representations and warranties do not apply to any information in any Noble SEC Document provided by, or at the direction of, Arcelor or any of Arcelor’s Affiliates or their officers or employees. The consolidated financial statements of Noble included in the Noble SEC Documents (a) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) have been prepared in accordance with US Accounting Principles during the period involved (except as is indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (c) fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) in all material respects the consolidated financial position of Noble and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flow for the periods then ended. Except as set forth in the financial statements included (or incorporated by reference) in the Noble SEC Documents (including the notes thereto), and except for the liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent such financial statements, there are no material liabilities or obligations of any nature required by US Accounting Principles to be set forth on a consolidated balance sheet of Noble and its subsidiaries or in the notes thereto. Except as disclosed in Section 6.7 of the Noble Disclosure Document or in notes to the financial statements included (or incorporated by reference) in the Noble SEC Documents, neither Noble nor any of its Affiliates is subject to any material contingent liability that would not be so required to be set forth on a consolidated balance sheet of Noble and its subsidiaries or in the notes thereto.

6.8	Absence of Certain Changes or Events

Since December 31, 2006, except as disclosed in Section 6.8 of the Noble Disclosure Document and except as expressly contemplated or required or permitted by this Agreement and the Ancillary Agreements, (a) the business conducted (or to be conducted) by Noble and Noble’s Affiliates has been operated in the ordinary course, (b) no action has been taken that, if taken subsequent to the execution of this Agreement and on or prior to the Closing, would constitute a breach of Noble’s covenants set forth in Section 8.4 of this Agreement and (c) to Noble’s Knowledge, there are no events or circumstances that are likely to have a Noble Material Adverse Effect.

6.9	Real Property

Section 6.9(a) of the Noble Disclosure Document contains an accurate list of all real property which will be owned by Noble or its Affiliates on the Closing Date.

Except as set forth in Section 6.9(b) of the Noble Disclosure Document:

(i)	on the Closing Date, such real property will not be subject to any pending contract of sale;

(ii)	no such real property, including installations and improvements thereon, is, or will be on the Closing Date, in material violation of any applicable zoning, building, security or environmental protection law or regulations, planning consent or other requirement of any applicable agency or authority; there is, and will be on the Closing Date, no zoning, building, environmental protection planning, user or other restriction of whatever nature in regard to use or occupancy of such real property that is likely to have a Noble Material Adverse Effect;

(iii)	to Noble’s Knowledge, no such real property is subject, in whole or in part, to any eminent domain, expropriation or requisition procedure or other administrative procedure, pending or threatened, that is likely to have a material adverse effect on the value of such real property;

(iv)	to Noble’s Knowledge, no such real property is, or will be on the Closing Date, subject to or likely to be subject to any material claim or action in connection with hidden defects, failure to comply with applicable regulations or builders’ liability;

(v)	on the Closing Date, neither Noble nor any of its Affiliates will own or be in the occupation of or be entitled to any material estate or interest in any freehold or leasehold property other than the real property listed in Section 6.9(a) of the Noble Disclosure Document and the lease agreements listed in Section 6.10 thereof;

(vi)	to Noble’s Knowledge, there is not outstanding any unobserved or unperformed material obligation with respect to the real property necessary to comply with the written requirements of any competent authority exercising statutory or delegated powers; and

(vii)	to Noble’s Knowledge, (A) the real property is in a good and substantial state and condition free from any material structural defects, whether or not inherent defects or design defects, and fit for the purpose for which it is presently used, and (B) there have not been used in the real property any substances which are not in material conformity with the relevant British, European or US real estate standards or codes of practice or which are generally known to be harmful to the safety or the durability of buildings or other structures or finishes in the particular circumstances in which they are used.

6.10	Leases

Section 6.10 of the Noble Disclosure Document contains an accurate list as of the date hereof of all material lease contracts or licenses covering real or personal property pertaining to, or necessary or useful for the conduct of, Noble’s business.

With respect to the leases listed in Section 6.10 of the Noble Disclosure Document, except as set forth in Section 6.10 of the Noble Disclosure Document:

(i)	the leased properties are in good operating condition, ordinary wear and tear excepted;

(ii)	Noble or Noble’s Affiliates that are parties to the leases to the leased properties have fulfilled all material obligations under the leases;

(iii)	there are no material legal or administrative proceedings pertaining to the leases or the leased properties and, to Noble’s Knowledge, there are no reasons to believe that such proceedings will be initiated;

(iv)	the Transactions will not have a material adverse effect on Noble’s or its Affiliates’ interests under the leases, which by their terms will remain in full force after the Closing Date, and no written notice has been given by any party thereto to terminate any of the same;

(v)	all licenses, consents and approvals required from the landlords and any superior landlords under the leases listed in Section 6.10 of the Noble Disclosure Document have been obtained and the covenants on the part of the tenants contained in such licenses, consents and approvals will have been duly performed and observed in all material respects on or before the Closing Date; and

(vi)	to Noble’s Knowledge, there is not outstanding and unobserved or unperformed any material obligation necessary to comply with any written notice or other written requirements given by the landlords under any of such leases.

6.11	Environmental Liability

Section 6.11(a) of the Noble Disclosure Document is a list of all of the material documents in Noble’s and its Affiliates’ possession concerning current or potential environmental obligations or Liabilities arising under applicable EHS Laws pertaining to their businesses or any of their properties or assets, whether owned or leased, including any environmental assessments, audits, reviews or investigations conducted by or on behalf of Noble or its Affiliates or otherwise in the possession of Noble or its Affiliates carried out in the seven years prior to the date hereof in relation to their businesses, the real property owned by Noble or its Affiliates on the Closing Date or any real property formerly occupied by Noble or its Affiliates, and Noble has delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access) a true, complete and correct copy of each such document.

Except as set forth in Section 6.11(b) of the Noble Disclosure Document:

(i) Noble and its Affiliates have obtained all EHS Permits required for the current operation of their businesses; each such EHS Permit is in full force and effect and Noble and its Affiliates are in material compliance with, and, to Noble’s Knowledge, have materially complied at all times during the period of seven years prior to the date hereof with, and, to Noble’s Knowledge, can continue to comply through the Closing Date with, each such EHS Permit; Section 6.11(c) of the Noble Disclosure Document includes an accurate list of all EHS Permits held by Noble and its Affiliates (including any variation notices applicable thereto), accurate copies of which have been delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access).

(ii) To Noble’s Knowledge, no material works or costs are necessary to obtain or secure current compliance with any EHS Permit required for the current operation of Noble’s and its Affiliates’ businesses or otherwise to comply with EHS Law.

(iii) Neither Noble nor any of its Affiliates has received any written communication from any applicable agency or authority in respect of any EHS Permit required for the current operation of their businesses varying, modifying, revoking, suspending or cancelling the same or indicating an intention or threatening so to do, and, to Noble’s Knowledge, there are no facts or circumstances that are likely to result in any such EHS Permit being varied, modified, revoked or suspended or that is likely to prevent its renewal.

(iv) To Noble’s Knowledge, Noble and each of its Affiliates complies and has at all times during the period of seven years prior to the date hereof complied in all material respects with EHS Law.

(v) To Noble’s Knowledge, neither Noble nor any of its Affiliates has in the last seven years received any written communication, or received written notice of a threatened communication, from any relevant authority or third party relating to EHS Matters, from which it appears that it may be or is alleged to be in material breach of EHS Law, or where failure to comply with such communication is likely to constitute a material breach of EHS Law or compliance with such communication is likely to be secured by further proceedings by such relevant authority; to Noble’s Knowledge, there are no facts or circumstances which are likely to give rise to any liability (whether civil or criminal) on the part of Noble or any of its Affiliates in relation to EHS Matters.

(vi) To Noble’s Knowledge, neither Noble nor any of its Affiliates is or has in the last seven years been engaged in any action, litigation, arbitration or dispute resolution proceedings or to Noble’s Knowledge subject to any investigation under EHS Law or otherwise in relation to EHS Matters, and to Noble’s Knowledge there is no such matter pending or threatened.

(vii) To Noble’s Knowledge, no Hazardous Substances have been released or disposed on any sites now owned, occupied or operated by Noble or any of its Affiliates or to Noble’s Knowledge on any sites formerly owned, occupied or operated by Noble or any of its Affiliates in a concentration or condition that could give rise (whether on the relevant site or elsewhere) to any actual liability on the part of Noble or its Affiliates under EHS Law.

(viii) There are no circumstances (whether pursuant to a contractual obligation or otherwise) that are likely to require material expenditure (whether by Noble or its Affiliates or by any other Person or authority) in cleaning up or decontaminating or otherwise on any real property now owned, occupied or operated by Noble or its Affiliates or to Noble’s Knowledge on any real property formerly owned, occupied or operated by Noble or its Affiliates in order to comply with EHS Law or otherwise for the protection of the Environment. Neither Noble nor any of its Affiliates has retained or assumed, either contractually (including leases) or by operation of law, liability for any EHS Matters occurring, arising or based upon activities of any third party or activities that occurred prior to the Reorganization.

(ix) Each of Noble and its Affiliates has at all times properly supplied to the competent authorities all information required by EHS Law to be supplied, and all such information given (whether under a legal obligation or otherwise) was correct at the time the information was supplied.

No material remedial work is currently being carried out at any sites now owned or occupied by Noble or its Affiliates.

6.12	Title to Properties and Assets; Encumbrances

All material properties and other assets of Noble and its Affiliates are and on the Closing Date will be owned subject to no Liens, except for Liens reflected in Section 6.12 of the Noble Disclosure Document and:

(i)	Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the relevant owner in the operation of its business;

(ii)	Liens for Taxes, assessments or governmental charges or levies on property not yet due and delinquent; and

(iii)	Liens arising by operation of law that do not materially adversely affect the operation of the business of Noble or its Affiliates, provided that the same have arisen in the ordinary course of business of such company.

Except pursuant to the Acquisition Debt (or any other debt financing to which Arcelor consents), the consummation of the Transactions will not result in the creation of any Lien on any real property or other assets owned by Noble or its Affiliates on the Closing Date.

6.13	Assets

The assets owned by Noble and its Affiliates on the Closing Date will be sufficient for them to continue to operate their businesses after the Closing in a manner in all material respects consistent with and substantially the same as the present operation of such businesses.

Except as contemplated or reflected herein or as disclosed in Section 6.13 of the Noble Disclosure Document, since December 31, 2005 Noble and its Affiliates have conducted their businesses in the ordinary course of business in all material respects.

Except as set forth in Section 6.13 of the Noble Disclosure Document, the material tangible assets (including real property and leased assets) of the businesses of Noble and its Affiliates are in good working order and condition, ordinary wear and tear excepted.

6.14	Material Contracts; Certain Other Agreements

All Material Contracts to which Noble or its Affiliates are parties or otherwise bound are listed in Section 6.14(a) of the Noble Disclosure Document and true, complete and correct copies thereof have been delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access).

All Material Contracts to which Noble or its Affiliates are or will be parties or otherwise be bound on the Closing Date have been or will be made on reasonable commercial terms.

Except as set forth in Section 6.14(a) of the Noble Disclosure Document, all such Material Contracts are and will on the Closing Date be in full force and effect, and no notice of termination of any such Material Contract has as of the date hereof been given or, to Noble’s Knowledge, threatened.

Except for the Material Contracts of Noble or its Affiliates and the contracts, agreements and other arrangements provided for or contemplated in this Agreement and those listed in Section 6.14(b) of the Noble Disclosure Document, on the Closing Date Noble and its Affiliates will not be a party to or otherwise bound by:

(i)	any agreement, contract or commitment materially limiting the freedom of disposing of its assets;

(ii)	any agreement, contract or commitment which contains restrictions which materially limit the development of its business; or

(iii)	any share or asset sale (in other words, sale-of-business) agreement or any contract not in the ordinary course of the business containing outstanding indemnities on the part of Noble or its Affiliates.

6.15	Breach of Agreement

Except as set forth in Section 6.15 of the Noble Disclosure Document, Noble and its Affiliates have not in any material respect violated any Material Contract of such Person and, to Noble’s Knowledge, no counterparty to any such Material Contract has in any material respect violated any such contract.

With respect to arrangements other than the Material Contracts, Noble and its Affiliates have not and will not on the Closing Date have violated any of their obligations under any agreement, contract or arrangement (other than the Material Contracts) that are binding upon them or the properties or assets of their businesses in a manner that is likely to have a Noble Material Adverse Effect.

6.16	No Conflict

Except as disclosed in Section 6.16 of the Noble Disclosure Document, no agreement to which Noble or its Affiliates, on the Closing Date, will be a party or will be otherwise bound contains provisions giving the other party or parties thereto the right to amend, terminate, accelerate the performance under such agreement or resulting in any other onerous condition as a result of the Transactions contemplated by this Agreement.

6.17	Intellectual Property

Any and all Intellectual Property of Noble or its Affiliates, including those items listed in Section 6.17 of the Noble Disclosure Document (collectively, the “Noble Intellectual Property”), is owned by Noble or its Affiliates or duly licensed to Noble or its Affiliates under intellectual property license agreements in force and effect.

Except as set forth in Section 6.17 of the Noble Disclosure Document:

(i)	except for Noble Intellectual Property licensed to Noble by a third party, Noble or its Affiliates will own, on the Closing Date, the entire right, title and interest in and to the Noble Intellectual Property (including the exclusive right to use and license the same) and each item of the Noble Intellectual Property which is identified in Section 6.17 of the Noble Disclosure Document as being the subject of a registration, filing or issuance shall have been, in the jurisdictions indicated therein, duly and timely registered with, filed in or issued by, as the case may be, the proper government entity as of the Closing Date; on the Closing Date, such registration, filings and issuances will remain in full force and effect, and all filing, examination, annuity, maintenance, renewal and other fees relating thereto have been paid properly and timely; none of the items so identified in Section 6.17 are involved in an interference, reissue, reexamination or opposition proceeding, and, to Noble’s Knowledge, no such proceeding has been threatened in writing; none of these items has been abandoned or allowed to lapse; and, to Noble’s Knowledge, each of these items is valid, enforceable, in good standing and free of any material defects or equitable defenses to enforcement based on an act or omission by or on behalf of Noble or an Affiliate thereof;

(ii)	there are no pending or, to Noble’s Knowledge, threatened proceedings or litigation or other known adverse claims with respect to the Noble Intellectual Property which are likely to have a Noble Material Adverse Effect;

(iii)	to Noble’s Knowledge, Noble and its Affiliates are not infringing and have not since July 1, 2004 infringed any intellectual property rights of any third parties, nor, to Noble’s Knowledge (except as set forth in Section 6.17 of the Noble Disclosure Document), is any third party infringing the Noble Intellectual Property;

(iv)	no written notice has been received from any competent authority in the last three years alleging material non-compliance by Noble or its Affiliates with any applicable data protection legislation; and

(v)	Noble and its Affiliates comply in all material respects with the Data Protection Act of 1988 or its equivalent in its respective jurisdiction.

The Noble Intellectual Property will be sufficient to allow Noble and its Affiliates to continue to operate their businesses as currently conducted.

6.18	Compliance with Laws, Regulations and Permits

Section 6.18(a) of the Noble Disclosure Document contains a description of all licenses, permits and authorizations required for operation of Noble’s and its Affiliate’s businesses that, if not held, are likely to have a Noble Material Adverse Effect (each, a “Noble Material Permit”). Except as set forth in Section 6.18(b) of the Noble Disclosure Document, Noble and its Affiliates are in material compliance with all Noble Material Permits.

All Noble Material Permits are in full force and effect and no proceeding is pending or, to Noble’s Knowledge, threatened, seeking to cancel or amend any Noble Material Permit; and none of the Transactions will result in the cancellation of or otherwise materially impair any such Noble Material Permit.

Neither Noble nor any of Noble’s Affiliates has received any written communication from any agency or authority in respect of any of the Noble Material Permits materially adversely varying, modifying, revoking, suspending or canceling the same or indicating an intention or threatening so to do; and to Noble’s Knowledge there are no facts or circumstances that are likely to result in any of the Noble Material Permits being materially adversely varied, modified, revoked or suspended or are likely to prejudice its renewal.

6.19	Insurance

Section 6.19 of the Noble Disclosure Document is a complete list of insurance policies covering Noble or its Affiliates, including the names of insured parties and insurance carriers, limits of coverage, deductibles, co-insurance provisions and any material limitations. To Noble’s Knowledge, all claims on insurance policies covering Noble or its Affiliates have been reported to the relevant insurance carriers in a timely manner. Except as otherwise set forth therein, the insurance coverage maintained by or covering Noble or its Affiliates is adequate and customary for their businesses and is in full force and effect as of the date hereof. Except as otherwise set forth therein, all such insurance coverage shall continue in full force and effect after the Closing Date.

6.20	Employees and Other Representatives

Section 6.20(a) of the Noble Disclosure Document lists the Key Employees employed by Noble and Noble’s Affiliates at the date of this Agreement. Section 6.20(b) of the Noble Disclosure Document contains an accurate and complete list of all written employment contracts with such Key Employees. The terms of employment for other employees employed by Noble or its Affiliates are normal and customary in businesses similar to their businesses, and no employee has a termination notice period of more than six months.

Without prejudice to the foregoing:

(i)

except as set forth in Section 6.20(i) of the Noble Disclosure Document, no sum is, and no sum as of the Closing will be, due to any present or former employee, agent or representative of Noble or its Affiliates as a result of service or other contract, statute, law (including inventorship laws) or agreement and without limiting the foregoing, no sum is due to any employee, agent or representative of Noble or its Affiliates for any payment or compensation under any inventor’s rights law or statute, other than, in each case (except payments due under inventorship laws), the right to payments accrued but not yet payable or the reimbursement for expenses;

(ii)	except as set forth in Section 6.20(ii), there are, and on the Closing Date there will be, no collective bargaining or unionization agreement or bonus program or severance pay program with respect to any of the employees, board members, members, managers or former employees or former board members, members or managers of Noble or its Affiliates;

(iii)	the consummation of the Transactions contemplated by this Agreement will not entitle any employee or former employee of Noble or its Affiliates to severance pay, unemployment compensation, bonus or any other payment resulting in payments from or costs for Noble or its Affiliates or accelerate the time of payment or vesting for, or increase the amount of, compensation due to any such employee or former employee and payable by Noble or its Affiliates;

(iv)	no former employee of Noble or its Affiliates is or as of Closing will be entitled to re-employment by Noble or its Affiliates;

(v)	no Key Employee listed in Section 6.20(a) of the Noble Disclosure Document has given notice of termination of his or her employment as of the date hereof;

(vi)	since December 31, 2005, there have not occurred any strikes, slow downs, work stoppages or other similar labor actions by any group of employees of Noble or its Affiliates; and

(vii)	Noble or its Affiliates have complied in all material respects with all laws and regulations relating to employment, nondiscrimination, wages, hours, benefits, collective bargaining, union representation and occupational health and safety, and Noble and its Affiliates are not liable for payment of any material compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

6.21	Employee Benefit Plans

(i)	Section 6.21(i) of the Noble Disclosure Document sets forth an accurate and complete list of all material Private Social Plans (i) sponsored, established or maintained by Noble and its Affiliates, or (ii) to which Noble or any of its Affiliates currently contributes, has contributed to or has or may have any material liability or funding obligation under which any employee, former employee, director or consultant of or to one or more of Noble or any of its Affiliates, or any beneficiary of any such individual, is covered, is eligible for coverage or has benefit rights (any and all of the Noble Private Social Plans described by clauses (i) and (ii) being the “Noble Group Private Social Plans”). Agreements and arrangements set forth in Section 6.20 of the Noble Disclosure Document shall not be deemed to be Private Social Plans.

(ii)	Section 6.21(ii) of the Noble Disclosure Document sets forth an accurate and complete list of all Government Social Plans to which Noble or any of its Affiliates currently contributes or has contributed or to which it has or may have any material liability or funding obligation (the “Noble Group Government Social Plans”). Agreements and arrangements set forth in Section 6.20 of the Noble Disclosure Document shall not be deemed to be Government Social Plans.

(iii)	With respect to each Noble Group Private Social Plan or Noble Group Government Social Plan, all contributions required to be made by the terms of the plan or applicable law prior to the Closing Date will have been made and all contributions not payable on or prior to the Closing Date will have been accurately accrued in Noble’s consolidated financial statements through the Closing Date to the extent required in accordance with applicable United States accounting principles.

(iv)	Each Noble Group Private Social Plan could be terminated on the Closing Date and all contributions to such Noble Group Private Social Plan could be discontinued then without any liability to Noble or any of its Affiliates except for accrued termination liabilities accurately reflected, in accordance with US Accounting Principles, on the most recent audited balance sheet for Noble included in the Noble SEC Documents.

(v)	In the event Noble and its Affiliates were to terminate all operations on the Closing Date, they would have no material ongoing obligation or liability under any Noble Group Government Social Plan. Neither Noble nor any of its Affiliates has any material current or contingent liability to any governmental body or its employees with respect to or Private Social Plan or Government Social Plan other than those listed in Sections 6.21(i) and 6.21(ii) of the Noble Disclosure Document.

(vi)	Neither the execution of this Agreement nor the consummation of the Transactions will entitle any employee or former employee of Noble or any of its Affiliates to any payment or benefit, or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due such employee or former employee.

(vii)	Noble and its Affiliates have performed and complied in all material respects with all of their obligations under or in respect of each Noble Group Private Social Plan or Noble Group Government Social Plan. All Noble Group Private Social Plans have been administered, operated and maintained in compliance with all applicable laws and the provisions of such plans in all material respects. To Noble’s Knowledge, no breaches of fiduciary duty have occurred with respect to any Noble Group Private Social Plan.

(viii)	There are no audits, investigations or administrative or judicial proceedings pending or, to Noble’s Knowledge, threatened with respect to any Noble Group Private Social Plan or Noble Group Government Social Plan.

(ix)	Neither Noble nor any of its Affiliates has any legal obligation or commitment to establish any new Noble Group Private Social Plan or contribute to any new Noble Group Government Social Plan or to amend any Noble Group Private Social Plan except in the ordinary course of business or to comply with applicable law.

(x)	Section 6.21(x) of the Noble Disclosure Document sets forth a reasonable estimate of the annual contribution to, or expense charge with respect to, each Noble Group Private Social Plan or Noble Group Government Social Plan and an estimate of all future obligations with respect to current employees under all Noble Group Private Social Plans and Noble Group Government Social Plans determined in accordance with US Accounting Principles.

(xi)	Neither Noble nor any of its Affiliates has any Liability (including a contingent Liability) with respect to any Noble Group Private Social Plan or Noble Group Government Social Plan sponsored, established or maintained by or contributed to by any Person other than Noble or its Affiliates or with respect to any Noble Group Private Social Plan or Arcelor Group Government Social Plan not disclosed in Section 6.21(i) or 6.21(ii) of the Noble Disclosure Document.

(xii)	Neither Noble nor any of its Affiliates has ever sponsored, maintained or contributed to, or had any obligation to contribute to, any plan subject to Section 412 of the Code or Title IV of the Employee Retirement Income Security Act of 1974, as amended; and

(xiii)	To Noble’s Knowledge, there are no facts or circumstances with respect to any Noble Group Private Social Plan or Noble Group Government Social Plan that could have a Noble Material Adverse Effect.

6.22	Litigation

Except for the matters listed in Section 6.22 or 6.17 of the Noble Disclosure Document, there is no material suit, administrative proceeding, arbitration or other legal proceeding pending or, to Noble’s Knowledge, threatened against any of Noble or its Affiliates, their businesses, properties or assets. No such pending or threatened proceeding (including infringement of Intellectual Property) would, if decided adversely, have a Noble Material Adverse Effect, and, to Noble’s Knowledge, there are no facts or circumstances that are likely to give rise to any such suit or legal proceeding that would have a Noble Material Adverse Effect.

6.23	Tax

Except as otherwise set forth in Section 6.23 of the Noble Disclosure Document:

(i)	Each of the material Tax Returns required to be filed by or on behalf of Noble or its Affiliates with any governmental body with respect to any taxable period ending on or before the Closing Date (the “Noble Group Returns”): (a) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (b) has been, or will be when filed, prepared in all material respects in compliance with all applicable legal requirements. All amounts shown on the Noble Group Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(ii)

The most recent audited balance sheet for Noble included in the Noble SEC Documents fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with US Accounting Principles, except for liabilities for Taxes incurred since the date of such balance sheet in the operation of the business of Noble and its Affiliates. Noble will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practice, reserves adequate for the payment of all Taxes for the period from the date of such balance sheet through the Closing Date.

(iii)	Neither Noble nor any of its Affiliates nor any Noble Group Return is currently subject to (or since December 31, 2003 has been subject to) an audit by any governmental body. No extension or waiver of the limitation period applicable to any of the Noble Group Returns has been granted (by Noble or any other Person), and no such extension or waiver has been requested from Noble or any of its Affiliates.

(iv)	No claim or legal proceeding is pending or, to Noble’s Knowledge, has been threatened in writing against or with respect to Noble or any of its Affiliates in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Noble or any of its Affiliates with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Noble and its Affiliates and with respect to which adequate reserves for payment have been established on the balance sheet identified in subsection (ii) above. There are no liens for material Taxes upon any of the assets of any of Noble or any of its Affiliates except liens for Taxes not yet due and payable. None of Noble or any of its Affiliates has been, and none of them will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(v)	No written notice has ever been delivered by any governmental body to Noble or any of its Affiliates in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(vi)	There are no contracts, arrangements or understandings (whether or not legally binding) relating to allocating or sharing of Taxes to which Noble or any of its Affiliates is a party. Neither Noble nor any of its Affiliates is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any contract, arrangement or understanding providing for payments by Noble or any of its Affiliates with respect to any amount of Taxes of any other Person.

(vii)	Neither Noble nor any of its Affiliates has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years. Neither Noble nor any of its Affiliates is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(viii)	Neither Noble nor any of its Affiliates has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar legal requirement to which Noble or any of its Affiliates may be subject, other than the affiliated group of which Noble is the common parent.

(ix)	Noble has delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access) accurate and complete copies of all income Tax Returns of Noble and its Affiliates for all Tax years that remain open or are otherwise subject to audit, as well as all other material Tax Returns of Noble and its Affiliates filed since December 31, 2003.

(x)	Noble has disclosed on its federal income Tax Returns all positions that would be likely to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar legal requirements imposed by foreign taxing jurisdictions.

(xi)	Neither Noble nor any of its Affiliates has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of US Department of the Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar legal requirement.

6.24	Accounts Receivable

All Accounts Receivable of Noble or its Affiliates as of Closing will be bona fide Accounts Receivable created in the ordinary course of their businesses.

6.25	Products

Noble and its Affiliates have not in the last three years received any order from any administrative, judicial or other authority, or any written request from any professional or consumer body, to recall any of their products, or to inform their customers of a defect or danger caused by a defect in any of their products or linked to their use, and do not anticipate any recall campaign for any of their products.

6.26	Major Customers and Suppliers

Section 6.26(a) of the Noble Disclosure Document contains a list of the five largest customers, including distributors, of Noble or its Affiliates for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of net sales, showing the total dollar amount of net sales to each such customer during each such year. Noble has not received any notice from any such customer that it will not continue to be a customer of Noble or its Affiliates after the Closing at substantially the same level of purchases as heretofore.

Section 6.26(b) of the Noble Disclosure Document contains a list of the five largest suppliers to Noble or its Affiliates for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of purchases, showing the total dollar amount of purchases from each such supplier during each such year. Noble has not received any notice from any such supplier that it will not continue to be a supplier to Noble or its Affiliates after the Closing and will not continue to supply Noble or its Affiliates with substantially the same quantity and quality of goods at competitive prices.

There were no critical suppliers to Noble or its Affiliates for 2004, 2005 or 2006 (in each case determined on the basis that it was not possible to replace supply from the supplier due to the fact that Noble Intellectual Property was owned or licensed by the supplier or that the supplier provided a product, service, implicit or explicit trade secret license, implicit or explicit patent license or know-how necessary to the operation of Noble’s business that was not available elsewhere in substantially the same quality and quantity of goods or services at competitive prices). Noble has not received any notice from any such supplier that it will not continue to be a supplier to Noble or its Affiliates after the Closing or will not continue to supply Noble or its Affiliates with substantially the same quantity and quality of goods or services at competitive prices.

6.27	Inventory

All inventory reflected in the most recent balance sheet included in the most recent financial statements referred to in Section 6.7 consists and will consist, at the date of such balance sheet, of inventory of quality and quantity usable and saleable in the ordinary course of business of Noble or its Affiliates (subject to reserves set forth in such financial statements).

6.28	Noble’s Affiliates’ Relationships with Noble

Except as disclosed in Section 6.28 of the Noble Disclosure Document, there are no existing contracts or agreements to which any of Noble or its Affiliates is a party and in which a director of Noble or its Affiliates is interested that would require disclosure under Item 404 of SEC Regulation S-K if applicable to the Transactions.

6.29	Foreign Corrupt Practices Act and Related Matters

To Noble’s Knowledge, Noble and its Affiliates has materially complied, and does materially comply, with the Foreign Corrupt Practices Act of 1977, as amended.

None of Noble or its Affiliates has conducted, or conducts, any part of their businesses (including export transactions) in a manner that would cause Noble or its Affiliates to be in violation, immediately following the Closing, of United States trade-related laws and regulations, including the Export Administration Act and implementing Export Administration regulations. Without limiting the generality of the foregoing, neither Noble nor any of its Affiliates (i) is a party to any contract or bid with, or has conducted business in (directly, or to Noble’s Knowledge, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Syria, Sudan or Zimbabwe or (ii) otherwise has any operations in, or sales to, any such country.

6.30	Broker’s or Finder’s Fees

Except for Morgan Joseph & Co. Inc., no agent, broker or other Person acting on behalf of Noble or any Noble Affiliate is, or will be, entitled to any commission or broker’s or finder’s fees from

Noble or Noble’s Affiliates or from Arcelor or Arcelor’s Affiliates in connection with any of the Transactions.

6.31	Stock Options and Other Equity Issuances

To Noble’s Knowledge, each option grant and other equity issuance to employees of, consultants to and directors of Noble has been accurately reflected in its publicly disclosed financial statements, all charges and other expenses related thereto have been accurately recorded in accordance with US Accounting Principles, and no adjustments to any financial statement shall be made as a result of any such grant or issuance. Without limiting the foregoing, to Noble’s Knowledge, Noble has not made any “backdated” option grant or other equity issuance.

7.	COVENANTS OF ARCELOR

Arcelor covenants and agrees with Noble as follows.

7.1	Due Diligence Investigations

Noble has engaged PricewaterhouseCoopers LLP at Noble’s expense to perform a due diligence investigation of the Business and the Group. Arcelor has engaged the Consultant at Arcelor’s expense to perform a due diligence investigation of the Business and the Group. Arcelor has provided and shall continue to provide, to Noble, copies of all drafts and final reports of the results of the Consultant’s investigation as such drafts and reports become available to Arcelor, and Arcelor has discussed and shall continue to discuss such drafts and reports with Noble.

7.2	Financial Statements of Holding and TSA

The parties understand as follows: Noble will be required to solicit proxies from its stockholders in order to approve the Transactions. The rules and regulations of the SEC require Noble to include in the Proxy Statement certain information, including financial statements, some of which are required to be audited, of the Group Members. In addition, after the closing of the Transactions, SEC rules and regulations require Noble to file a Current Report on Form 8-K (the “Form 8-K”) reporting the closing of the Transactions and including, in response to Item 9.01 of Form 8-K, audited financial statements of the Group Members and pro forma financial statements for Noble. Arcelor has delivered to Noble the following consolidated balance sheets, income statements and statements of cash flows (collectively, “Financial Statements”) of the Group Members: (a) audited Financial Statements as of and for the year ended December 31, 2006; (b) audited Financial Statements as of and for the year ended December 31, 2005; and (c) audited Financial Statements as of and for the year ended December 31, 2004. Arcelor will deliver to Noble, in time for inclusion in the preliminary proxy statement referred to in Section 8.1, the audit report of Arcelor’s Auditors covering the Financial Statements.

Arcelor shall cooperate reasonably and in good faith with Noble to provide all such additional information as may be required for Noble’s SEC filings that Arcelor can provide without undue burden and expense. Noble and Arcelor agree to cooperate with each other and to use their reasonable best efforts to obtain any relief from the SEC requirements applicable to the Proxy Statement or the Form 8-K that either party deems necessary or appropriate. For avoidance of doubt, the parties agree that all of the covenants of Arcelor contained in this Section 7.2 are material binding obligations of Arcelor.

7.3	Proxy Materials

All information provided by Arcelor, any Group Member or any of Arcelor’s Affiliates for inclusion in Noble’s Proxy Statement or any amendments or supplements thereto shall, at the time such Proxy Statement is first mailed to stockholders of Noble and at the time such stockholders vote on approval of such matters, be true, accurate and complete in all material respects and not contain any untrue statement of material fact or omit to state a material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and all information provided by Arcelor, any Group Member or any of Arcelor’s Affiliates for inclusion in any Noble SEC Document relating to the Transactions shall, at the time of filing of such Noble SEC Document, be true, accurate and complete in all material respects and not contain any untrue statement of material fact or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.4	Access to Information and Documents

Subject to any applicable antitrust restrictions, from the date hereof until the Closing Arcelor shall give, and shall cause the Group Members and the Concerned Arcelor Affiliates to give, Noble and its agents and representatives (including auditors, lawyers, financial and business advisors and environmental consultants in addition to the Persons identified in Section 7.1 of this Agreement) reasonable access during normal working hours to any and all of the properties, assets, books, records and other documents and employees of Group Members and the Concerned Arcelor Affiliates (solely to the extent included in or relating to the laser-welded blanks business or the Reorganization) in order to enable Noble to make such examination of the business, properties, assets, books, records and other documents of Group Members and Concerned Arcelor Affiliates and the Business and to conduct such other due diligence investigation of the Business, including “Phase I” environmental audits, investigation and site assessments, as Noble may reasonably deem necessary or desirable, including discussions and examinations for the purpose of enabling Noble to satisfy its obligations after the Closing under the Sarbanes-Oxley Act of 2002 and rules and regulations thereunder. Subject to any applicable antitrust restrictions, Arcelor shall, and shall cause the Group Members and Concerned Arcelor Affiliates to, make full disclosure to Noble and its agents and representatives upon inquiry as to all aspects of their businesses and related Liabilities, including the conduct of business operations (past, present and future), condition (financial and otherwise), related Liabilities and prospects. To the extent that a confidentiality agreement with a third party would prohibit such disclosure, Arcelor will so advise Noble and will, upon Noble’s request, work with the third party to have Noble added to the confidentiality arrangement upon terms acceptable to Arcelor, Noble and the third party. As part of such examination, following reasonable notice to Arcelor and with Arcelor’s prior written consent (not to be unreasonably withheld) Noble may make such inquiries of such Persons having business relationships with the Group Members, the Concerned Arcelor Affiliates and the Business (including suppliers, licensees and customers) as Noble shall deem necessary or desirable.

From time to time after Closing, at Noble’s request and without further consideration Arcelor will, and will cause Arcelor’s Affiliates to, make available to Noble and to Noble’s agents and representatives (and copy at Noble’s request and Noble’s expense) any books and records of Arcelor and of Arcelor’s Affiliates relating to the operation of the Business, provided, however, that Arcelor and Arcelor’s Affiliates may redact from such books and records information that Arcelor reasonably and in good faith determines to be confidential and that does not relate to the operation of the Business.

7.5	Conduct of Business Pending Closing

From the date hereof until Closing, except as permitted under this Agreement or as consented to by Noble in writing (which consent shall not be unreasonably withheld or delayed):

(i)	Arcelor shall cause each of the Group Members and the Concerned Arcelor Affiliates to maintain itself at all times as a company duly organized and validly existing under the laws of the jurisdiction under which it is organized, and Arcelor shall and shall cause the Group Members and the Concerned Arcelor Affiliates to execute the Reorganization as expediently and efficiently as reasonably possible;

(ii)	Arcelor shall cause the Group Members and the Concerned Arcelor Affiliates to carry on the Business substantially in the manner carried on as of the date hereof and shall continue to make and permit the making of capital expenditures in the ordinary course of the Business as heretofore conducted and in accordance with their budgets but shall not permit the Group Members or the Concerned Arcelor Affiliates to engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of the Business as heretofore conducted, or as permitted or contemplated herein;

(iii)	Arcelor shall not permit any Group Member or any Concerned Arcelor Affiliates to pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor engaged in the Business, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the economic rate in effect on the date of this Agreement, subject to adjustments in the ordinary course of business;

(iv)	Arcelor shall see to it that any Group Member and each of the Concerned Arcelor Affiliates (with respect to the laser-welded blanks business) maintains substantially its existing insurance coverage, subject to availability;

(v)	Arcelor shall cause any Group Member and each of the Concerned Arcelor Affiliates to use its commercially reasonable efforts to preserve the Business intact, to maintain the services of employees and independent contractors of the Business and to preserve its relationships with suppliers, licensees, distributors and customers and others having business relationships with the Business, as well as public authorities;

(vi)	Arcelor shall without undue delay inform Noble if any Key Employee listed in Section 5.19(a) of the Arcelor Disclosure Document or any Middle Manager gives notice of termination of his or her employment;

(vii)	Arcelor shall not permit any Group Member or any of the Concerned Arcelor Affiliates to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets pertaining to the Business except in the ordinary course of the Business, and Arcelor shall cause any Group Member and each of the Concerned Arcelor Affiliates to maintain its facilities, machinery and equipment pertaining to the Business in good operating condition and repair, subject only to ordinary wear and tear;

(viii)	Arcelor shall not permit any Group Member to amend its organizational documents (unless required by law or as a result of the Reorganization or the Transactions);

(ix)	If and to the extent relating to the Business, or Arcelor’s ability to perform or comply with its obligations and undertakings hereunder, Arcelor shall and shall cause the Group Members and the Concerned Arcelor Affiliates to comply in all material respects with applicable employment laws and collective bargaining agreements;

(x)	Arcelor shall not permit any Group Members or any Concerned Arcelor Affiliates to accelerate the collection of Accounts Receivable or delay the payment of accounts payable; and

(xi)	Arcelor shall not permit any Group Members or any Concerned Arcelor Affiliate to enter into any agreement or arrangement that limits or otherwise restricts in any material respect any Group Member from engaging or competing in any line of business, in any location or with any Person.

Without limiting the generality of the foregoing, Arcelor shall consult with Noble regarding all significant developments, transactions and proposals relating to the Business or operations of any of the assets or Liabilities pertaining to the Business and will endeavor to keep Noble reasonably informed of Arcelor’s actions that would materially affect the Transactions or the value or expected benefit of the Transactions to Noble.

7.6	Consents and Approvals

Prior to Closing, Arcelor shall use its commercially reasonable efforts to provide Noble with all information concerning Arcelor, the Group Members and Concerned Arcelor Affiliates and the Business necessary to obtain all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Noble in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. Arcelor shall provide Noble all reasonable assistance in obtaining such consents, authorizations and approvals.

As promptly as practicable after the date of this Agreement, Arcelor shall make all antitrust and competition law filings and notices required of Arcelor (including all filings under the HSR Act) not made prior to the date of this Agreement and shall use commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Arcelor in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions and to obtain any consents to assignment necessary in connection with the Transactions.

7.7	Intentionally Omitted

7.8	Non-competition

Arcelor agrees, for itself and for Arcelor’s Affiliates, and on behalf of all entities controlling and under common control with Arcelor, from Closing and for a period of five years thereafter, that none of them will participate, engage, conduct, develop or invest, directly or indirectly, in the laser-welded blanks business anywhere the world except as a stockholder of or in conjunction with Noble, including through the granting to third parties engaged in the laser-welded blanks business (other than vehicle manufacturers) of licenses under patents, patent applications, know-how and other intellectual property of any nature pertaining to laser welding or other welding or bonding methods for use in the laser-welded blanks business. The foregoing agreement by Arcelor shall not prevent Arcelor or Arcelor’s Affiliates from continuing to engage in the laser-welded blanks business (i) as a joint venturer with Gestamp Automoción in Spain or Mexico in a manner consistent with past practice, (ii) with respect to Powerlasers, in any way required by the Department of Justice Consent Decree, (iii) with respect to Powerlasers, during any period when Arcelor (or Dofasco) is engaged in commercially reasonable efforts to sell Powerlasers or the business and assets of Powerlasers and (iv) as acquirer of any business or entity other than Powerlasers (or Dofasco) that is not primarily engaged in the production of laser-welded blanks.

Arcelor further agrees as follows with respect to any business or entity acquired pursuant to clause (iv) of the paragraph immediately above: Arcelor shall notify Noble of any such acquisition not later than seven days after the closing, whereupon Noble shall have the right, prior to any other Person, to inspect the portion of such business or entity whose revenues are derived from production of laser-welded blanks with a view to acquiring it. Noble shall exercise its first-priority right to acquire such portion of such business or entity by delivering to Arcelor written notice of exercise not later than three months after Noble’s receipt of notice of Arcelor’s acquisition. The parties shall then negotiate and document definitive terms of purchase and sale reasonably and in good faith. The representations, warranties, covenants, conditions, agreements and other definitive terms of purchase and sale by Noble and Arcelor shall be the same, as much as practicable, as the terms of purchase and sale between Arcelor and the third party that sold the business or entity to Arcelor, except that Arcelor and Noble specifically agree as follows with respect to purchase price. The price payable by Noble to Arcelor for the laser-welded blank production part of the business or entity shall be that price which is agreed upon by the parties after conducting negotiations reasonably and in good faith. If no agreement on price is reached despite reasonable, good-faith negotiations, then the price shall be determined by an appraiser. The appraiser shall be an internationally recognized investment banking or accounting firm selected jointly by Noble and Arcelor. The appraiser shall determine the purchase price based on the appraiser’s assessment of the fair market value of portion of the business or entity that is the subject of the transaction, viewed on a standalone basis without consideration of synergies or other factors arising from prospective utilization of such portion of the business or entity by Noble. In the event that Noble does not exercise its first-priority right of acquisition on these terms and conditions, or in the event that Noble does exercise its right but the transaction is not consummated (otherwise than due to an unreasonable or bad faith refusal by Arcelor to agree to definitive terms of purchase and sale or breach of the definitive agreement by Arcelor), then Arcelor may continue to own and operate such portion of the business while Noble and Arcelor negotiate a mutually satisfactory resolution reasonably and in good faith.

7.9	Updated Disclosure Document

Arcelor shall have a continuing obligation prior to the Closing to promptly notify Noble in writing with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Arcelor Disclosure Document with respect to Section 5 of this Agreement. No such disclosure shall, except as otherwise set forth herein, cure any breach of any representation or warranty without Noble’s written waiver of the breach; and any such disclosure shall be without prejudice to Arcelor’s right to cure any breach of any representation or warranty as provided for herein.

7.10	Confidential Information

Arcelor agrees, for itself and on behalf of Arcelor’s Affiliates, not to use at any time subsequent to the Closing for any purpose (other than as stockholder of Noble or as contemplated by this Agreement or any of the Ancillary Agreements) or disclose to any Person any Confidential Information pertaining primarily to the Business.

Arcelor shall preserve and maintain all Confidential Information of Noble or Noble’s Affiliates or their business received from or confirmed by Noble or Noble’s Affiliates and shall not disclose to any Person (other than those of its employees, officers and advisors being in need thereof for the purpose of the Transactions or the rights or obligations under this Agreement or any of the Ancillary Agreements) or use any such Confidential Information for personal advantage (other than enforcement of its rights under this Agreement or any of the Ancillary Agreements), except that Arcelor and its Affiliates shall be free to use and disclose all or any of such Confidential Information that:

(i)	was already in Arcelor’s or its Affiliate’s possession at the time of disclosure to Arcelor or is subsequently developed by Arcelor or its Affiliates without reference to and independent of Noble’s Confidential Information;

(ii)	is a matter of public knowledge;

(iii)	has been or is hereafter published or otherwise made public other than through Arcelor; or

(iv)	is obtained by Arcelor or its Affiliate from a third party not known by Arcelor to be under a confidentiality obligation to Noble or any Noble Affiliate;

provided, however, that the exceptions contained in clauses (i) through (iv) above shall not apply to such information or pieces of information which alone would fall within the exceptions but which collectively or in combination with other information would constitute Confidential Information.

The covenants of Arcelor contained in this Section shall survive the Closing. For the avoidance of doubt, it is acknowledged and agreed that the Confidentiality Agreement is superseded by the provisions of this Section.

7.11	Standstill

Arcelor’s obligations under Section 6 (Standstill) of the Binding Letter of Intent shall remain in full force and effect and shall survive execution of this Agreement and the Closing (or the termination of this Agreement) in accordance with its terms.

7.12	Exclusivity

(i)	Arcelor shall not (and Arcelor shall cause Arcelor’s Affiliates not to) directly or indirectly, through any stockholder, officer, director, employee, advisor, financial advisor, representative or agent, (1) solicit, initiate, seek, support or encourage any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Arcelor Acquisition Proposal or (2) engage in negotiations or discussions concerning, or provide any non-public information with respect to the Concerned Arcelor Affiliates or the Business to any Person making or proposing to make, any Arcelor Acquisition Proposal; provided, however, that (A) Arcelor may sell an interest in Laser Welded Blank Limited to a new co-venturer provided that the net proceeds of the sale are retained in the Business and (B) Arcelor may seek co-venturers for consideration of establishing new laser-welded blanks ventures in countries where the parties do not currently have laser-welded blanks facilities. In this Agreement, “Arcelor Acquisition Proposal” means any inquiry, proposal or offer from any Person regarding any acquisition of majority ownership or voting control of, or all or substantially all of the assets of, or any merger or consolidation with, or liquidation, sale or other disposition, and regardless of the form of the transaction, which primarily involves, directly or indirectly, the Group Members.

(ii)	From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Arcelor shall not (1) approve any Arcelor Acquisition Proposal or (2) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Arcelor Acquisition Proposal; provided, however, that: (A) Arcelor may sell an interest in Laser Welded Blank Limited to a new co-venturer, and (B) Arcelor may seek co-venturers for consideration of establishing new laser-welded blanks ventures in countries where the parties do not currently have laser-welded blanks facilities.

Arcelor shall notify Noble promptly (but in no event later than two Business Days) after receipt by Arcelor or any of Arcelor’s Affiliates (or by any of their directors or officers or counsel, advisors or agents) of any Arcelor Acquisition Proposal or any request for non-public information in connection with a Arcelor Acquisition Proposal or for access to the properties, books or records of Arcelor, Concerned Arcelor Affiliates or the Business by any Person or entity that informs Arcelor or any of Arcelor’s Affiliates (or any of their directors or officers or counsel, advisors or agents) that it is considering making, or has made, a Arcelor Acquisition Proposal. Such notice to Noble shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and shall provide Noble with copies of all documents received from any Person that is considering making or has made an Arcelor Acquisition Proposal.

8.	COVENANTS OF NOBLE

Noble covenants and agrees with Arcelor as follows:

8.1	Proxy Statement

As promptly as practicable after the execution of this Agreement, Noble shall prepare and file with the SEC the preliminary proxy statement of Noble relating to the special meeting of Noble’s stockholders (the “Noble Stockholders Meeting”), to be held to consider the Transactions and the issuance of the Exchange Shares to Arcelor. As promptly as practicable, such proxy statement, in definitive form (the “Proxy Statement”), shall be mailed to the stockholders of Noble. Noble shall cause the Proxy Statement to conform as to form and substance in all material respects with the requirements of applicable law; provided, however, that Noble makes no representation or warranty as to information provided by Arcelor, any Group Member or any of Arcelor’s Affiliates for inclusion in any Noble SEC Document relating to the Transactions.

8.2	Stockholders Meeting

Noble shall call and hold the Noble Stockholders Meeting as promptly as practicable for the purpose of voting upon approval of the Transactions and the issuance of the Exchange Shares to Arcelor, and Noble and Arcelor shall cooperate with each other to cause the Noble Stockholders Meeting to be held as soon as practicable following mailing of the Proxy Statement to the stockholders of Noble. Noble shall use commercially reasonable efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other lawful action necessary or advisable to secure the requisite stockholder vote, except, subject to Section 8.9, in the event of receipt of a Superior Proposal.

8.3	Access to Information and Documents

Subject to any applicable antitrust restrictions, from the date hereof until the Closing Noble shall give, and shall cause Noble’s Affiliates to give, Arcelor and its agents and representatives (including auditors, lawyers, financial and business advisors and environmental consultants) reasonable access during normal working hours to any and all of the properties, assets, books, records and other documents and employees of Noble in order to enable Arcelor to make such examination of the business, properties, assets, books, records and other documents of Noble, Noble’s Affiliates and their business and to conduct such other due diligence investigation of Noble’s business (including, subject to Noble’s consent, environmental audits, investigation and site assessments) as Arcelor may reasonably deem necessary or desirable. Subject to any applicable antitrust restrictions, Noble shall, and shall cause Noble’s Affiliates to, make full disclosure to Arcelor and its agents and representatives upon inquiry as to all aspects of their businesses and related Liabilities, including the conduct of business operations (past, present and future), condition (financial and otherwise), related Liabilities and prospects. To the extent that a confidentiality agreement with a third party would prohibit such disclosure, Noble will so advise Arcelor and will, upon Arcelor’s request, work with the third party to have Arcelor added to the confidentiality arrangement upon terms acceptable to Noble, Arcelor and the third party. As part of such examination, following reasonable notice to Noble and with Noble’s prior written consent (not to be unreasonably withheld) Arcelor may make such inquiries of such Persons having business relationships with Noble, Noble’s Affiliates and Noble’s business (including suppliers, licensees and customers) as Arcelor shall deem necessary or desirable. Arcelor acknowledges and agrees that, as a result of its due diligence investigation of Noble, it may receive material nonpublic information about Noble and that US securities laws impose restrictions on trading in securities while in possession of such information. Accordingly, Arcelor agrees that, prior to the Closing, it will not purchase or sell Noble securities from or to any Person.

8.4	Conduct of Business Pending Closing

From the date hereof until Closing, except as permitted under this Agreement or as consented to by Arcelor in writing (which consent shall not be unreasonably withheld or delayed):

(i)	Noble shall and shall cause each of its material Affiliates to maintain itself at all times as a company duly organized and validly existing under the laws of the jurisdiction under which it is organized;

(ii)	Noble and Noble’s Affiliates shall carry on their business substantially in the manner carried on as of the date hereof but shall not engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of business as heretofore conducted, or as permitted or contemplated herein;

(iii)	Noble shall not and shall not permit any of its Affiliates to pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor engaged in its business, except for (A) the regular compensation and commissions payable to such director, officer, employee or independent contractor at the economic rate in effect on the date of this Agreement, subject to adjustments in the ordinary course of business, and (B) the compensation, commission and bonus payments, plans and incentive programs disclosed in Section 8.4(iii)(B) of the Noble Disclosure Document, as and to the extent heretofore approved in writing by Arcelor;

(iv)	Noble shall and shall see to it that its Affiliates maintain substantially their existing insurance coverage, subject to availability;

(v)	Noble shall and shall cause each of its Affiliates to use its reasonable best efforts to preserve its business intact, to maintain the services of employees and independent contractors of its business and to preserve its relationships with suppliers, licensees, distributors and customers and others having business relationships with its business, as well as public authorities;

(vi)	Noble shall without undue delay inform Arcelor if any Key Employee listed in Section 6.20(a) of the Noble Disclosure Document gives notice of termination of his or her employment;

(vii)	Noble shall not and shall not permit any of its Affiliates to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets except in the ordinary course of its business, except in connection with the Acquisition Debt (or any other debt financing to which Arcelor consents), and Noble shall and shall cause each of its Affiliates to maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

(viii)	Noble shall not, and shall not permit any of its Affiliates, to amend its organizational documents (unless required by law or as contemplated by this Agreement or an Ancillary Agreement or as a result of the Transactions);

(ix)	Noble shall and shall cause its Affiliates to comply in all material respects with applicable employment laws and collective bargaining agreements;

(x)	Noble shall not and shall not permit any of its Affiliates to enter into any agreement or arrangement that limits or otherwise restricts in any material respect Noble or any of its Affiliates from engaging or competing in any line of business, in any location or with any Person (it being understood that Noble will not violate this covenant by reason of agreeing, or permitting an Affiliate to agree, not to disclose information of another Person, not to solicit personnel of such other Person for hiring, not to hire personnel of such other Person nor to disparage such other Person, whether in the context of entering into a nondisclosure agreement with or pertaining to such other Person or otherwise);

(xi)	Noble shall not acquire or dispose of material assets, including any Noble Intellectual Property (other than in the ordinary course of business consistent with past practice), or incur or issue material additional indebtedness, except (A) pursuant to the possible acquisition of certain assets of, or interests in, a business in Asia as previously disclosed to Arcelor, (B) as permitted by credit agreements, indentures and other debt instruments to which Noble or any of its Affiliates is a party at the date of this Agreement, (C) for the incurrence or issuance of the Acquisition Debt and (D) for the incurrence or issuance of additional indebtedness, but only after all amounts then permitted to be incurred and committed to be loaned pursuant to clauses (B) and (C) have been incurred and loaned, in an aggregate amount not to exceed $10,000,000.

(xii)	Noble shall not split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution (other than the customary quarterly dividend consistent with past practice) in respect of its capital stock, or redeem, repurchase or otherwise acquire any capital stock of Noble; and

(xiii)	Noble shall not authorize or issue any capital stock or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to Noble’s capital stock or any securities convertible into shares of such stock, except to directors or employees of Noble in connection with any employee benefit plan approved by the stockholders of Noble.

Without limiting the generality of the foregoing, Noble shall consult with Arcelor regarding all significant developments, transactions and proposals relating to its business or operations of any of the assets or liabilities pertaining to its business and will endeavor to keep Arcelor reasonably informed of Noble’s actions that would materially affect the Transactions or the value or expected benefit of the Transactions to Arcelor.

8.5	Consents and Approvals

Prior to Closing, Noble shall use its commercially reasonable efforts to provide Arcelor with all information concerning Noble and Noble’s Affiliates and their business necessary to obtain all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Arcelor in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. Noble shall provide Arcelor all reasonable assistance in obtaining such consents, authorizations and approvals.

As promptly as practicable after the date of this Agreement, Noble shall make all antitrust and competition law filings and notices required of Noble (including all filings under the HSR Act) not made prior to the date of this Agreement and shall use commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Noble in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions and to obtain any consents to assignment necessary in connection with the Transactions.

8.6	Updated Disclosure Document

Noble shall have a continuing obligation prior to the Closing to promptly notify Arcelor in writing with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Noble Disclosure Document with respect to Section 6 of this Agreement. No such disclosure shall, except as otherwise set forth herein, cure any breach of any representation or warranty without Arcelor’s written waiver of the breach; and any such disclosure shall be without prejudice to Noble’s right to cure any breach of any representation or warranty as provided for herein.

8.7	Confidential Information

Noble and Noble’s Affiliates shall preserve and maintain all Confidential Information of Arcelor, Arcelor’s Affiliates, the Business and the Group Members received from or confirmed by Arcelor, Arcelor’s Affiliates or the Group Members and shall not disclose to any Person (other than those of its employees, officers and advisors being in need thereof for the purpose of the Transactions or the rights or obligations under this Agreement or any of the Ancillary Agreements) or use any such Confidential Information for personal advantage (other than enforcement of its rights under this Agreement or any of the Ancillary Agreements), except that Noble and its Affiliates shall be free to use and disclose all or any of such Confidential Information that:

(i)	was already in Noble’s possession at the time of disclosure to Noble or subsequently developed by Noble without reference to and independent of such Confidential Information;

(ii)	is a matter of public knowledge;

(iii)	has been or is hereafter published or otherwise made public other than through Noble or its Affiliates; or

(iv)	is obtained by Noble from a third party not known by Noble to be under a confidentiality obligation to Arcelor or any Arcelor Affiliate;

provided, however, that the exceptions contained in clauses (i) through (iv) above shall not apply to such information or pieces of information which alone would fall within the exceptions but which collectively or in combination with other information would constitute Confidential Information.

The covenants of Noble contained in this Section shall, with respect to Confidential Information concerning only the Group Members or the Business (or both), terminate at the Closing, and (b) shall, with respect to all other Confidential Information of Arcelor or any Arcelor Affiliate, survive the Closing. For the avoidance of doubt, it is acknowledged and agreed that the Confidentiality Agreement is superseded by the provisions of this Section.

8.8	Standstill

Noble’s obligations under Section 6 (Standstill) of the Binding Letter of Intent shall remain in full force and effect and shall survive the execution of this Agreement and the Closing (or the termination of this Agreement) in accordance with its terms.

8.9	Exclusivity

(i)	Noble shall not (and Noble shall cause Noble’s Affiliates not to) directly or indirectly, through any stockholder, officer, director, employee, advisor, financial advisor, representative or agent, (1) solicit, initiate, seek, support or encourage any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Noble Acquisition Proposal or (2) engage in negotiations or discussions concerning, or provide any non-public information with respect to Noble or any Noble Affiliate to any Person making or proposing to make, any Noble Acquisition Proposal. In this Agreement, “Noble Acquisition Proposal” means any inquiry, proposal or offer from any Person regarding any acquisition of majority ownership or voting control of, or all or substantially all of the assets of, or any merger or consolidation with, or liquidation, sale or other disposition, and regardless of the form of the transaction, of Noble.

(ii)

From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Noble shall not (1) approve or recommend, or propose publicly to approve or recommend, any Noble Acquisition Proposal or (2) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Noble Acquisition Proposal, other than, in the case of both clauses (i) and (ii), in respect of a Noble Acquisition Proposal that is a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any Noble Acquisition Proposal that the board of directors of Noble determines, in its reasonable, good faith judgment, to be more favorable to Noble’s stockholders from a financial point of view than the terms of the Transactions.

(iii)	Noble shall notify Arcelor promptly (but in no event later than two Business Days) after receipt by Noble or any of Noble’s Affiliates (or by any of their directors or officers or counsel, advisors or agents) of any Noble Acquisition Proposal or any request for non-public information in connection with a Noble Acquisition Proposal or for access to the properties, books or records of Noble or any Noble Affiliate by any Person or entity that informs Noble or any of Noble’s Affiliates (or any of their directors or officers or counsel, advisors or agents) that it is considering making, or has made, a Noble Acquisition Proposal. Such notice to Arcelor shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and shall provide Arcelor with copies of all documents received from any Person that is considering making or has made a Noble Acquisition Proposal. Noble shall keep Arcelor fully informed, on a current basis, of the status and details of any Noble Acquisition Proposal or indication or request.

(iv)	If Noble’s directors determine in good faith that it is necessary to do so in order to act in a manner consistent with their fiduciary duties under applicable law, then Noble may, in response to a Superior Proposal, (1) furnish information with respect to Noble to any Person making a Superior Proposal, (2) participate in discussions or negotiations regarding such Superior Proposal and (3) postpone the Noble’s Stockholders Meeting for a reasonable period of time necessary to consider the Superior Proposal as provided herein. Furthermore, nothing in this Section 8.9 shall prohibit Noble from, following advance written notice to Arcelor following Noble’s decision to do so, (A) making any disclosure to Noble’s stockholders that Noble’s directors determine in good faith is necessary to make in order to act in a manner consistent with their fiduciary obligations under applicable law and (B) facilitating such due diligence inquiries and reviews in response to Noble Acquisition Proposals as Noble’s directors determine in their good faith judgment to be required by their fiduciary duties under applicable law.

(v)	Before Noble agrees to any Noble Acquisition Proposal, Noble shall consider modified terms for the Transactions or terms for a possible alternative transaction, or both, offered at any time by Arcelor during the week following submission of the details of the Noble Acquisition Proposal to Arcelor in accordance with clause (iii) above, and Noble shall not enter into or agree to any Noble Acquisition Proposal during such period. The foregoing restriction shall apply to each and every Noble Acquisition Proposal, including any Noble Acquisition Proposal made by a third party that varies from a prior offer made by the same third party.

(vi)

If Noble’s directors determine in their good faith judgment that they are required to do so in order to comply with their fiduciary duties to Noble’s stockholders under applicable law or rules of securities exchanges, then Noble’s board of directors may terminate this Agreement and enter into an agreement regarding a Superior Proposal; provided, however, that Noble shall not terminate this Agreement nor accept a Superior Proposal unless (1) Noble, after receiving such Superior Proposal, promptly notifies Arcelor in writing, at least five Business Days before taking action, of its intention to do so in response to such Superior Proposal and attaches the most current version of any proposed agreement or a detailed summary of all material terms of any such Noble Acquisition Proposal and the identity of the offeror, and (2) Arcelor does not make, within five Business Days after its receipt of written notification, an offer that is, in the good faith opinion of the board of directors of Noble, at least as favorable to the stockholders of Noble as such Superior Proposal.

(vii)	Except as expressly permitted by this Section 8.9, Noble’s board of directors shall not (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Arcelor, the approval or recommendation of Noble’s board of directors of the Transactions or this Agreement, (2) approve or recommend, or propose publicly to approve, recommend or support any Noble Acquisition Proposal or (3) cause Noble to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement, contract or commitment related to any Noble Acquisition Proposal.

9.	CONDITIONS PRECEDENT TO ARCELOR’S OBLIGATIONS

The obligation of Arcelor to consummate the Transactions is subject to the fulfillment or waiver by Arcelor prior to or at the Closing of the following conditions:

9.1	Noble’s Performance

(a) The representations and warranties of Noble contained in this Agreement and in any written document delivered by Noble to Arcelor pursuant to this Agreement that are not qualified by materiality or a Noble Material Adverse Effect or words of like import shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects at and as of such date), and those qualified by materiality or a Noble Material Adverse Effect or words of like import shall be true and correct as so qualified at and as of the Closing as though made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as so qualified at and as of such date), except for breaches that are not, when considered in the aggregate, material and adverse to the business of Noble or the ability of Noble to consummate the Transactions.

(b) Noble shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Noble at or before the Closing.

9.2	Consents and Approvals

Arcelor, Noble and, if and to the extent applicable, Arcelor’s Affiliates and Noble’s Affiliates, shall have obtained all consents, authorization and approvals listed in Exhibit 9.2 (the “Required Consents”).

9.3	Stockholder Approval

Noble’s stockholders shall have approved the Transactions and the issuance of the Exchange Shares and related Transactions in accordance with Nasdaq rules and applicable law.

9.4	Debt Financing

Noble shall have obtained not less than $125 million (or the equivalent in euro) in debt financing for the Transactions contemplated by this Agreement on commercially reasonable terms that are reasonably acceptable to Arcelor.

9.5	No Material Adverse Change

There shall have occurred no Noble Material Adverse Effect between December 31, 2006 and the Closing Date.

9.6	No Material Competition Obligation

No Material Competition Obligation shall have been imposed upon Arcelor, Noble or any of their respective Affiliates as a condition to consent or approval to the Transactions. For the avoidance of doubt, the existence of the Department of Justice Consent Decree or the imposition of any other Material Competition Obligation relating to Powerlasers (or Dofasco) shall not be deemed to prevent fulfillment of this condition.

9.7	No Order Enjoining Transactions

No order enjoining any of the Transactions shall have been entered and remain in effect.

9.8	Arcelor’s Nominees to Serve on Noble’s Board and Committees

Arcelor’s nominees to serve on Noble’s board of directors and board committees, including Arcelor’s nominee to serve as vice chairman of the board, shall have been duly elected as contemplated by the Standstill and Stockholder Agreement referred to in Section 16.5.

10.	CONDITIONS PRECEDENT TO NOBLE’S OBLIGATIONS

The obligation of Noble to consummate the Transactions is subject to the fulfillment or waiver by Noble prior to or at the Closing of the following conditions:

10.1	Arcelor’s Performance

(a) The representations and warranties of Arcelor contained in this Agreement and in any written document delivered by Arcelor to Noble pursuant to this Agreement that are not qualified by materiality or a Business Material Adverse Effect or words of like import shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct at and as of such date), and those qualified by materiality or a Business Material Adverse Effect or words of like import shall be true and correct as so qualified at and as of the Closing as though made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as so qualified at and as of such date), except for breaches that are not, when considered in the aggregate, material and adverse to the Business or the ability of Arcelor to consummate the Transactions.

(b) Arcelor shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Arcelor at or before the Closing. For the avoidance of doubt, with respect to the Reorganization, Arcelor shall have caused the Reorganization to have been completed in accordance with Article 2.

10.2	Consents and Approvals

Noble, Arcelor and, if and to the extent applicable, Arcelor’s Affiliates and Noble’s Affiliates, shall have obtained all Required Consents. With respect to every material lease contract covering real property that is listed in Section 5.9 of the Arcelor Disclosure Document, if a Group Member is not the lessee party to such contract at the date of this Agreement, then the contract shall have been assigned to a Group Member as lessee.

10.3	Stockholder Approval

Noble’s stockholders shall have approved the Transactions and the issuance of the Exchange Shares and related Transactions in accordance with Nasdaq rules and applicable law.

10.4	Debt Financing

Noble shall have obtained not less than $125 million (or the equivalent in euro) in debt financing for the Transactions contemplated by this Agreement on commercially reasonable terms reasonably acceptable to Noble.

10.5	No Material Adverse Change

There shall have occurred no Business Material Adverse Effect between December 31, 2006 and the Closing Date.

10.6	No Material Competition Obligation

No Material Competition Obligation shall have been imposed upon Noble or any of its Affiliates as a condition of approval or consent to the Transactions. For the avoidance of doubt, the existence of the Department of Justice Consent Decree or the imposition of any other Material Competition Obligation relating to Powerlasers (or Dofasco) shall not be deemed to prevent fulfillment of this condition.

10.7	No Order Enjoining Transactions

No order enjoining any of the Transactions shall have been entered and remain in effect.

10.8	Sufficient Workforce Remaining After Closing

Sufficient workforce shall be available to continue operation of the Business after the Closing Date consistent with past practice of the Business and as proposed to be conducted. Such of the Key Employees listed in Section 5.19(a) of the Arcelor Disclosure Document as shall have been identified to Arcelor by Noble in a writing (indicating whether or not this condition has been satisfied with respect to each such Key Employee) delivered not later than April 30, 2007 shall have executed employment agreements with Noble or a Group Member effective as of the Closing Date or shall have provided other assurances reasonably acceptable to Noble that they will become so employed as of the Closing Date.

10.9	Skandalaris’ Nominee to Serve on Noble’s Board and Committees

The nominee of Mr. Robert L. Skandalaris to serve on Noble’s board of directors and board committees shall have been duly elected, as required by the Standstill and Stockholder Agreement referred to in Section 16.5, and Mr. Skandalaris shall have been duly elected or appointed to the board and committee positions designated for him in that agreement.

10.10	Group Member Boards

Any directors of the Group Members reasonably requested by Noble not less than ten Business Days prior to the Closing to be removed shall have been removed by Arcelor or shall have resigned from office at or prior to the Closing.

11.	CLOSING

11.1	Time and place for Closing

The closing of the Transactions (the “Closing”) shall take place at the offices of Foley & Lardner LLP located at 500 Woodward Avenue, Suite 2700, in Detroit, Michigan (or at such other place as to which the parties may agree), at 9:00 a.m., local time, on the Closing Date. If the Closing is postponed, then all references to the Closing Date in this Agreement shall refer to the postponed date.

11.2	Items to be Delivered and Actions to be Taken by Arcelor

At the Closing, Arcelor shall:

(i)	deliver to Noble a certificate of an executive officer of Arcelor dated the Closing Date in the form attached as Exhibit 11.2(i), certifying the fulfillment of the conditions set forth in Section 10.1;

(ii)	deliver to Noble BV a duly executed notarial deed of transfer evidencing the transfer of all of the outstanding Shares of Holding to Noble BV along with a copy of all pages of the share register of Holding reflecting the change of ownership of such Shares;

(iii)	deliver to Noble LLC a duly executed assignment, in conventional form, of the sole membership interest in TSA;

(iv)	deliver to Noble a legal opinion or opinions in form and substance reasonably satisfactory to Noble;

(v)	deliver to Noble reasonable evidence that the condition stated in Section 10.10 has been satisfied;

(vi)	deliver to Noble each of the Ancillary Agreements, executed by Arcelor, Concerned Arcelor Affiliates or Group Members (as the case may be);

(vii)	deliver to Noble an accurate and complete list of all written employment contracts between Arcelor and its Affiliates, on one hand, and any Key Employee or Middle Manager, on the other hand; and

(viii)	deliver to Noble such other certificates and documents as Noble or its counsel may reasonably request.

11.3	Items to be Delivered and Actions to be Taken by Noble

At the Closing, Noble shall:

(i)	deliver to Arcelor a certificate of an executive officer of Noble dated the Closing Date in the form of Exhibit 11.3(i), certifying the fulfillment of the conditions set forth in Section 9.1;

(ii)	cause Noble BV to deliver the Closing Cash as provided in Section 4.2 of this Agreement;

(iii)	cause Noble BV to deliver to Arcelor one or more stock certificates representing the Exchange Shares;

(iv)	deliver to Arcelor a legal opinion or opinions in form and substance reasonably satisfactory to Arcelor;

(v)	deliver to Arcelor each of the Ancillary Agreements, executed by Noble or Noble’s Affiliates (as the case may be);

(vi)	deliver to Arcelor the Noble Note, executed by Noble; and

(vii)	deliver to Arcelor such other certificates and documents as Arcelor or its counsel may reasonably request.

12.	TERMINATION

This Agreement may be terminated only as follows.

12.1	Mutual Written Agreement

The parties may terminate this Agreement by mutual written agreement.

12.2	Termination by Noble

Noble may, without liability to Arcelor, terminate this Agreement by notice to Arcelor:

(i)	if Arcelor is in material breach of this Agreement and either (x) Noble sends written notice requesting that Arcelor cure the breach and the breach is not cured within thirty days thereafter or, if such breach is not capable of cure within such thirty days, Arcelor fails to commence curative action within such thirty days or to pursue it thereafter diligently to completion, or (y) the breach is incapable of being cured;

(ii)	if the Closing shall not have occurred on or before October 1, 2007; provided, however, that Noble may not terminate this Agreement under this subsection 12.2(ii) if Noble’s failure to fulfill any obligation under this Agreement shall have caused the failure of the Closing to occur prior to such date; or

(iii)	upon acceptance by Noble of a Superior Proposal.

12.3	Termination by Arcelor

Arcelor may, without liability to Noble, terminate this Agreement by notice to Noble:

(i)	if Noble is in material breach of this Agreement and either (x) Arcelor sends written notice requesting that Noble cure the breach and the breach is not cured within thirty days thereafter or, if such breach is not capable of cure within such thirty days, Noble fails to commence curative action within such thirty days or to pursue it thereafter diligently to completion, or (y) the breach is incapable of being cured;

(ii)	if the Closing shall not have occurred on or before October 1, 2007; provided, however, that Arcelor may not terminate this Agreement under this subsection 12.3(ii) if Arcelor’s failure to fulfill any obligation under this Agreement shall have caused the failure of the Closing to occur prior to such date.

12.4	Effect of Termination at or Prior to Closing or the Absence of Closing

In the case of termination or absence of Closing on or before October 1, 2007 because of Arcelor’s material breach and upon demand by Noble, Arcelor shall pay Noble, as Noble’s exclusive remedy for such breach and termination, the amount of Noble’s reasonable out-of-pocket expenses actually incurred by Noble in connection with the proposed transaction, including the negotiation of this Agreement and Noble’s due diligence examination after July 31, 2006, not to exceed $5,000,000 in the aggregate.

In the case of termination or absence of closing on or before October 1, 2007 because of either Noble’s material default or material breach or Noble’s termination of the Agreement because of a Superior Proposal and upon demand by Arcelor, Noble shall pay Arcelor, as Arcelor’s exclusive remedy for such breach and termination, the amount of Arcelor’s reasonable out-of-pocket expenses actually incurred by Arcelor in connection with the proposed Transactions after July 31, 2006 (other than expenses incurred by Arcelor relating to the Department of Justice Consent Decree or its effect upon the Transactions, specifically including the matters related to Powerlasers contemplated by the initial letter of intent between Arcelor and Noble dated July 19, 2006), not to exceed $5,000,000 in the aggregate.

If this Agreement shall be terminated, then each party shall:

(i)	redeliver all documents, work papers and other materials of any other party relating to the Transactions, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

(ii)	destroy all documents, work papers and other materials developed by its auditors, agents and employees in connection with the Transactions which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom.

13.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

13.1	Survival of Arcelor’s Representations and Warranties

Arcelor’s representations and warranties set forth herein shall survive for fifteen months from the Closing Date, except that Arcelor’s representations and warranties in Section 5.10 (Environmental) shall survive five years, the representations and warranties in Section 5.23 (Tax) shall survive for the applicable statute of limitations in the relevant jurisdiction, and the representations and warranties in Sections 5.5 (Title to Purchase Shares) and 5.6 (Ownership of the Companies) shall survive indefinitely.

13.2	Survival of Noble’s Representations and Warranties

Noble’s representations and warranties set forth herein shall survive for fifteen months from the Closing Date, except that Noble’s representations and warranties in Sections 6.11 (Environmental) shall survive for five years, the representations and warranties in Section 6.24

(Tax) shall survive for the applicable statute of limitations in the relevant jurisdiction, and the representations and warranties in Sections 6.5 (Exchange Shares) and 6.6 (Ownership of Subsidiaries) shall survive indefinitely.

13.3	Breach of Representations and Warranties

If either Arcelor or Noble shall deliver to the other a written notice of breach of the other’s representations or warranties, specifying the nature of the breach, prior to expiration of such other party’s liability, as set forth above, such liability shall continue with respect to the subject matter of such notice until liability for such claim is finally determined by settlement, litigation or otherwise.

14.	INDEMNIFICATION

14.1	Treatment of Retained Liabilities, Excluded Assets and Certain Other Matters

Following the Closing, Arcelor shall indemnify, defend and hold harmless Noble and the Group Members from and against all Retained Liabilities of the Group Members and the Business as of the Closing, as well as any losses and costs resulting from such Retained Liabilities. Arcelor’s obligation to indemnify, defend and hold harmless Noble and the Group Members from and against Retained Liabilities shall expire on the third anniversary of the Closing Date, provided that, if Noble shall deliver to Arcelor a written notice of claim for indemnification against any Retained Liability, specifying the nature of the Retained Liability, prior to such expiration, then Arcelor’s obligation shall continue with respect to the subject matter of such notice until liability for such claim is finally determined by settlement, litigation or otherwise.

Following the Closing, Noble shall transfer to Arcelor, or to an Arcelor Affiliate identified by Arcelor, any and all Excluded Assets (or the proceeds thereof) that come to Noble’s attention during such period. This obligation of Noble shall expire on the third anniversary of the Closing Date, provided that, if either Noble or Arcelor shall deliver to the other a written notice of Arcelor’s entitlement to any Excluded Asset (or the proceeds thereof), specifying the nature of the Excluded Asset, prior to such expiration, then Noble’s obligation shall continue with respect to the subject matter of such notice until liability for such claim is finally determined by settlement, litigation or otherwise.

Arcelor shall indemnify, defend and hold harmless Noble and the Group Members from and against all losses and costs, in the aggregate amount of up to $1,300,000, actually incurred by Noble and the Group Members in connection with the matters described in Section 14.1 of the Arcelor Disclosure Document and claimed by Noble prior to the date which is 27 months after the Closing Date. Noble agrees to consult reasonably with Arcelor as provided therein.

14.2	Indemnification for Breach by Arcelor

If Arcelor or any of its Affiliates breaches or has breached any of its representations, warranties, covenants, undertakings or other agreements under this Agreement or under the Intellectual Property License Agreement, then, following the Closing, Arcelor shall (without duplication) indemnify, defend and hold harmless Noble or any Group Member from and against any loss, damage, cost (including an additional Tax) or expense (including legal fees), each being a “Loss,” suffered or incurred by Noble or such Group Member (as the case may be) as a result of such breach to the extent, and only to the extent, that such Loss individually (or together with all related Losses) exceeds $30,000. When calculating a Loss from a breach of the representations, warranties, covenants, undertakings or other agreements of Arcelor, the provisions of Section 14.4 shall apply.

14.3	Indemnification for Breach by Noble

If Noble or any of its Affiliates breaches or has breached any of its representations, warranties, covenants, undertakings or other agreements under this Agreement or under the Intellectual Property License Agreement, then, following the Closing, Noble shall (without duplication) indemnify, defend and hold harmless Arcelor and Arcelor’s Affiliates from and against any Loss suffered or incurred by Arcelor or any Arcelor Affiliate (as the case may be) as a result of such breach to the extent, and only to the extent, that such Loss individually (or together with all related Losses) exceeds $30,000. When calculating a Loss from a breach of the representations, warranties, covenants, undertakings or other agreements of Noble, the provisions of Section 14.4 shall in all events apply.

14.4	Threshold for Indemnification Claims

Noble and Arcelor shall be obligated to provide indemnification pursuant to Sections 14.2 and 14.3 when the aggregate amount of all indemnifiable Losses (but for this Section 14.4) of the indemnified party resulting from one or more breaches of the representations, warranties, covenants, undertakings and other agreements of the indemnifying party have exceeded $850,000 in the aggregate, at which time the indemnifying party shall be obligated to indemnify the other for the full amount of all such indemnifiable Losses (i.e., from the first dollar of Loss). The parties agree that Arcelor’s obligation to pay, satisfy and indemnify the Group and Noble against all Retained Liabilities, as well as any losses and costs resulting from such Retained Liabilities, and that Noble’s obligation to transfer to Arcelor, or to an Arcelor Affiliate identified by Arcelor, Excluded Assets (or the proceeds thereof), and that Arcelor’s obligation to indemnify Noble and the Group Members for the matters described in Section 14.1 of the Arcelor Disclosure Document, in each case as provided in Section 14.1, shall not be limited by this Section 14.4, nor shall this Section 14.4 limit any remedy for the breach of any covenant, undertaking or other agreement to the extent such covenant, undertaking or other agreement contemplates performance in full or in part after Closing.

14.5	Limitation on Indemnification Claims

Each party’s maximum aggregate liability for claims for breaches of representations and warranties, covenants, undertakings and other agreements evidenced by this Agreement (including the agreements evidenced by Section 14.1 and the agreements evidenced by Article 15), whether they contemplate performance before Closing or after Closing, shall be $33,000,000, except for claims of fraud or, with respect to Shares, breach of warranty as to title, due authorization or absence of Liens.

14.6	Procedure for Indemnification Claims Involving a Claim by a Third Party

Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim by a third party for which indemnification is provided in this Agreement, except for Tax matters covered by Article 15 of this Agreement, the indemnified party shall give written notice to the indemnifying party of the commencement of such action. The failure of the indemnified party to notify the indemnifying party of any such action shall not relieve the indemnifying party from any liability for indemnification except to the extent that the indemnifying party has been materially prejudiced by such failure. The indemnifying party shall be entitled to assume the defense of such action, and after notice from the indemnifying party to the indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there are one or more legal or equitable defenses available to the indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation is likely to have a material effect upon matters beyond the scope of the indemnity provided hereunder, the indemnified party shall have the right to participate therein with legal counsel of its choice, and the indemnifying party shall reimburse the indemnified party for that portion of the reasonable fees and expenses of any law firm retained by the indemnified party that are paid by the indemnified party as a result of the breach covered by the indemnity provided hereunder. If the indemnifying party assumes the defense of a claim by a third party, the indemnified party shall agree to any settlement, compromise or discharge of a claim which the indemnifying party may recommend that has as the sole remedy monetary damages, that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that has no finding or admission of any violation of any law or regulation or of the rights of any Person and no effect on any other claims that may be made against the indemnified party. If the indemnifying party elects not to assume the defense of a claim, it shall not be obligated to pay or reimburse more than the reasonable fees and expenses of one law firm with respect to such claim.

14.7	Effect of Insurance

If an indemnified party shall have received any indemnification payment pursuant to this Article 14 with respect to any Loss, then such indemnified party shall, upon written request by the indemnifying party, assign to such indemnifying party (to the extent of the indemnification payment) any claim that such indemnified party may have under any applicable insurance policy that provides coverage for such Loss to the extent of such indemnification payment. Such indemnified party shall use its commercially reasonable efforts and reasonably cooperate (at the expense of the indemnifying party) to collect under such insurance policy. If any indemnified party shall have received any indemnification payment pursuant to this Article 14 with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such indemnified party shall promptly pay over to the indemnifying party the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount of such indemnification payment.

14.8	Sole and Exclusive Remedy

Other than with respect to the Tax matters covered by Article 15 of this Agreement, the obligations of Arcelor and Noble under this Article 14 shall, following the Closing, constitute the sole and exclusive remedies for monetary damages available for Noble and Arcelor with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement, except for a claim of fraud or, with respect to Shares, breach of warranty as to title, due authorization or absence of Liens.

14.9	Certain Insurance Matters

(a) Arcelor and its Affiliates have maintained certain insurance coverage provided by third-party insurers (including product liability, stop loss, excess liability and umbrella coverage) for certain Liabilities arising out of occurrences prior to the Closing Date and relating to the Business (the “Insurance Coverage”). Arcelor agrees to take, at no cost to Arcelor, such action as may be reasonably necessary to maintain the Insurance Coverage after the Closing for Noble and not to voluntarily relinquish or terminate such Insurance Coverage. To the extent that any claim with respect to such Liabilities that arises out of any act, omission, occurrence, fact or circumstance existing or occurring prior to the Closing Date is made against Noble, any of its Affiliates, Arcelor or any of its Affiliates, and the Insurance Coverage by its terms applies to such claim (any such claim being an “Insurance Coverage Claim”), Arcelor shall submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable insurance policy for potential payment and shall use commercially reasonable efforts to obtain the maximum recovery from the provider of the related Insurance Coverage. Noble shall reimburse Arcelor for any applicable administrative and processing fees or other costs and expenses imposed by the insurer and paid by Arcelor relating to Insurance Coverage Claims and the processing thereof, provided however, that no litigation shall be commenced against any such insurer relating to an Insurance Coverage Claim absent the prior written consent of Arcelor (which consent shall not be unreasonable withheld or delayed). In addition, Arcelor agrees to cooperate with Noble to make the benefits of the Insurance Coverage available to Noble (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the Closing, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Closing Date. In the event that (i) Arcelor receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claim thereunder and (ii) such claim has been paid by Noble, Arcelor shall promptly pay or reimburse Noble with respect to the amount so paid by Noble, net of any applicable administrative or processing fees or other costs and expenses of Arcelor relating thereto.

(b) With respect to Noble’s obligation to pay or reimburse Arcelor for any amounts described in this Section (the “Reimbursed Amounts”), Arcelor and Noble agree that (i) Arcelor will invoice Noble monthly for all Reimbursed Amounts paid or incurred by Arcelor with appropriate supporting details and (ii) Noble agrees to pay the amount reflected on each such invoice as promptly as practicable and in any event within ten days of receipt of the invoice with appropriate supporting details.

(c) In the event that Noble or any or its Affiliates or representatives takes or fails to take any action that results in the Insurance Coverage not being available for any reason with respect to any Insurance Coverage Claim, then Arcelor’s obligations pursuant to this Section with respect to any such Insurance Coverage Claim shall immediately terminate and be of no further force and effect.

(d) Noble expressly acknowledges and agrees that (i) in no event shall Arcelor be required to pay, or be held responsible for, any self-insured retention amount or deductible payable with respect to any Insurance Coverage Claim and (ii) Noble shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Coverage Claim. Noble further acknowledges and agrees that Noble shall reimburse Arcelor for any self-insured retention amount or deductible described in this subsection (d) that is paid by Arcelor.

(e) Noble acknowledges that, as of the Closing Date, Arcelor may remove the Business from the Insurance Coverage to the extent that the Insurance Coverage relates to periods arising at any time on or after the Closing Date. Accordingly, Noble acknowledges that no Insurance Coverage shall be available to Noble with respect to any injury, loss or damage that Noble, Noble BV, Noble LLC or any of the Group Members may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to the Business at any time on or after the Closing Date.

15.	TAX MATTERS

15.1	Indemnification

(a) Arcelor shall be responsible for and shall defend, indemnify and hold harmless Noble and Noble’s Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Noble Indemnitees”) from and against, and shall pay, all Taxes of, or with respect to, or payable by, any Group Member (other than Taxes reflected on the Closing Financial Statements) that are either (i) attributable to any pre-Closing period (and, as such, are Retained Liabilities), (ii) Taxes of a Person other than a Group Member, if a Group Member is liable for the payment of such Taxes as a result of the Group Member’s having been affiliated with such Person prior to the Closing, (iii) Taxes arising by virtue of any tax sharing agreement (excluding this Agreement and the Ancillary Agreements) entered into by any Group Member on or prior to the Closing Date or (iv) attributable to the Reorganization. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Group Members for the pre-Closing period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Group Members for a Straddle Period that relates to the pre-Closing period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Noble shall defend, indemnify and hold harmless Arcelor and Arcelor’s Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Arcelor Indemnitees”) from and against, and pay or reimburse Arcelor for any and all Taxes paid by the Arcelor Indemnitees that are, Permitted Liabilities.

15.2	Tax Returns, Elections, Etc.

(a) Arcelor shall have the exclusive authority and obligation on behalf of the Group Members to prepare, execute and timely file, or cause to be prepared, executed and timely filed, all Tax Returns that are due on or before the Closing Date. Arcelor will not amend, and will not permit any Group Member to amend, any of the Group Members’ Tax Returns after the date hereof without Noble’s written consent (which consent shall not be withheld unless the amendment would subject Noble to an actual or contingent Tax not indemnified by Arcelor or to an indemnity claim under this Agreement).

(b) Except as provided in Section 15.2(a), Noble shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or relating to the Group Members required to be filed after the Closing Date. Any such Tax Return prepared by Noble with respect to a pre-Closing period shall be prepared by treating items on such Tax Return in a manner consistent with the prior practice and positions of the relevant Person(s) unless such treatment is no longer permitted by applicable law. Noble will not amend, and will not cause any Group Member to amend, any such Tax Return with respect to a pre-Closing period without Arcelor’s written consent (which consent shall not be withheld unless the amendment would subject Arcelor to an actual or contingent Tax not indemnified by Noble or to an indemnity claim under this Agreement). With respect to any such Tax Return which includes a pre-Closing Period for which Arcelor may be required to indemnify Noble, Noble shall provide Arcelor with draft copies of such Tax Returns and an opportunity to review and comment on such Tax Returns at least 30 days prior to the date for filing such Tax Returns and all such comments as are made by Arcelor in the course of preparing such Tax Returns shall be reflected on such Tax Returns as filed to the extent allowed by the tax laws in the jurisdiction where such Tax Returns are filed.

15.3	Tax Audits, Assistance and Cooperation

(a) Arcelor or Noble, as the case may be, shall notify the other not later than 20 days after receipt by it or any of its Affiliates of written notice of any pending or threatened federal, state, local or foreign Tax audit, examination, notice of deficiency or other adjustment, assessment or redetermination (each, a “Tax Matter”) relating to Taxes for which such other party or its Affiliates may be responsible under Section 15.1.

(b) Arcelor shall have the sole right to control, contest, resolve and defend against any Tax Matter relating to Taxes of any Group Member for which Arcelor is obligated to indemnify Noble under Section 15.1 and against any Tax Matter relating to a Permitted Liability that is a Tax to the extent such Permitted Liability relates to any pre-Closing period, and to employ counsel of its choice at its own expense; provided, however, that (i) Arcelor shall keep Noble informed with respect to the commencement, status and nature of any such Tax Matter, notify Noble of significant developments with respect to such Tax Matter and consult with Noble with respect to any issue that could reasonably be expected to have a material cost to Noble or any Group Member, and (ii) neither Arcelor nor any Arcelor Affiliate shall enter into any settlement of, or otherwise compromise, any such Tax Matter to the extent that any such settlement or compromise could reasonably be expected to have a material cost to Noble or any Group Member without consulting Noble.

(c) Noble shall have the sole right to control all Tax Matters described in this Section 15.3 not controlled by Arcelor pursuant to Section 15.3(b).

(d) After the Closing Date, each of Arcelor and Noble shall (and shall cause their respective Affiliates, including each of the Group Members, to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing or filing (or both) in accordance with Section 15.2;

(ii) maintain and make available to the other party, on such other party’s reasonable request, copies of any and all information, books and records necessary to prepare or file (or both) any Tax Return or to respond to audits by any governmental authority, for the full period of the applicable statute of limitations, including any extensions thereof, with respect to the relevant Taxes; after expiration of the applicable statute of limitations, Arcelor or Noble may dispose of such information, books and records, provided that, prior to such disposition, the disposing party shall give the other party the opportunity to take possession of such information, books and records;

(iii) upon reasonable notice and without undue interruption to the business of such party or the Group Members, as the case may be, provide access during normal business hours to the books and records of such party or the Group Members relating to the Taxes of the Group Members prior to the Closing Date;

(iv) promptly furnish the other party with copies of all correspondence received from any governmental authority in connection with any Tax Matter relating to the Group Members or information request with respect to any taxable period for which the other party may have a liability under Section 15.1; and

(v) timely provide to the other party powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 15.3.

15.4	Disputes

If the parties disagree as to the calculation of any amount relating to Taxes governed by Section 15.1, the parties shall promptly consult with each other and endeavor in good faith, for a period of 30 days, to resolve any such disagreements (each disagreement not so resolved being a “Tax Dispute”). Thereafter, either party may submit the resolution of any Tax Dispute to an arbitrator (the “Tax Arbitrator”), which shall be the New York office of PricewaterhouseCoopers LLP or, if that firm is unable to accept the engagement due to a conflict of interest, the New York office of Ernst & Young LLP, to resolve the dispute. The Tax Arbitrator shall only be authorized as directed by the parties on any one issue to either (i) decide in favor of and choose the position of either of the parties or (ii) decide upon a compromise position within the range of positions presented by the parties to the Tax Arbitrator. The Tax Arbitrator shall base its decision solely upon the presentations of the parties to the Tax Arbitrator at a hearing held before the Tax Arbitrator and upon any materials made available by either party and not upon independent review. The Tax Arbitrator shall be instructed to resolve the Tax Disputes and such resolution shall be (i) set forth in writing and signed by the Tax Arbitrator, (ii) delivered to Noble and Arcelor as soon as practicable after the Tax Dispute is submitted to the

Tax Arbitrator but not later than the 30th day after the Tax Arbitrator is instructed to resolve the Tax Dispute, (iii) made in accordance with this Agreement and (iv) final, binding and conclusive on the parties on the date of delivery of such resolution, not subject to appeal or reconsideration in an action, suit or proceeding brought pursuant to Section 17.7 of this Agreement or otherwise. Any expenses relating to the engagement of the Tax Arbitrator shall be shared equally by the parties.

15.5	Refunds and Tax Credits

Subject to the provisions of Section 15.6, (a) Arcelor shall be entitled to retain, or Arcelor shall be entitled to receive immediate payment from the relevant Group Member or from Noble of, any refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable governmental authorities, attributable to any pre-Closing period, and (b) Noble, or any Group Member, shall be entitled to retain, or shall be entitled to receive immediate payment from Arcelor of, any other refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable governmental authorities, relating to any Group Member.

Noble and Arcelor shall cooperate, and shall cause their respective Affiliates to cooperate, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 15.5. Such cooperation shall include providing all relevant information available to Arcelor or Noble, as the case may be, with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to Arcelor or Noble, as the case may be, and in accordance with this provision, any amount received by Noble (or any Group Member) or Arcelor (or any Arcelor Affiliate), as the case may be, with respect to such claim; and, in the case of the party filing such a claim, consulting with the other party prior to agreeing to any disposition of such claim, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The party that is to enjoy the economic benefit of a refund under this Section shall bear the reasonable out-of-pocket expenses of the other party incurred in seeking such refund. Any dispute regarding a party’s entitlement to a payment in respect of a refund shall be resolved pursuant to the Tax Dispute resolution mechanism in Section 15.4.

15.6	Carrybacks

To the extent permitted by law, Noble shall cause each Group Member to elect to relinquish any carryback of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes arising in a period beginning after the Closing Date to a consolidated, combined or unitary Tax Return for any pre-Closing period. In cases where a Group member is not permitted by law to relinquish the carryback, any net Tax benefit actually realized by Arcelor (reasonably determined by Arcelor and set forth in reasonably detailed calculations provided by Arcelor to Noble) shall be remitted by Arcelor to Noble at the time such Tax benefit is realized.

15.7	Purchase Price Allocation

The parties agree that the Purchase Price shall be allocated among the assets of TSA, of Holding and of each of the Companies as set forth on Exhibit 15.7. The parties further agree that any adjustments to the Purchase Price pursuant to Section 4.3 of this Agreement shall be allocated entirely to goodwill of TSA, Holding and the Companies, as applicable.

16.	FURTHER UNDERTAKINGS BY THE PARTIES

16.1	Efforts to Consummate the Closing

Subject to the terms and conditions herein provided, Noble and Arcelor agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and rules of securities exchanges to cause the conditions to Closing to be satisfied and to consummate the Closing.

16.2	Execution of Transition Services Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.2 of the Arcelor Disclosure Document to execute and deliver, a Transition Services Agreement in substantially the form attached to this Agreement as Exhibit 16.2.

16.3	Execution of Supply and Auto Services Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.3 of the Arcelor Disclosure Document to execute and deliver, a Supply and Auto Services Agreement in substantially the form attached to this Agreement as Exhibit 16.3.

16.4	Execution of Voting and Support Agreement

Upon execution and delivery of this Agreement, Arcelor shall execute and deliver, and Noble shall cause Mr. Skandalaris to execute and deliver, a Voting and Support Agreement in substantially the form attached to this Agreement as Exhibit 16.4.

16.5	Execution of Standstill and Stockholder Agreement

At Closing, Noble shall execute and deliver and shall cause Mr. Skandalaris to execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.5 of the Arcelor Disclosure Document to execute and deliver, a Standstill and Stockholder Agreement in substantially the form attached to this Agreement as Exhibit 16.5.

16.6	Execution of Registration Rights Agreement

At Closing, Noble shall execute and deliver and shall cause Mr. Skandalaris to execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.6 of the

Arcelor Disclosure Document to execute and deliver, a Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit 16.6.

16.7	Execution of Contract Manufacturing Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.7 of the Arcelor Disclosure Document to execute and deliver, a Contract Manufacturing Agreement in substantially the form attached to this Agreement as Exhibit 16.7.

16.8	Execution of Intellectual Property License Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.8 of the Arcelor Disclosure Document to execute and deliver, the Intellectual Property License Agreement.

16.9	Execution of Master Lease Agreement

If and to the extent that access to real property of Arcelor or any of its Affiliates (other than the Group Members) that is adjacent to or contiguous with real property of any of the Group Members will be required after the Closing to provide access to and egress from and to operate and maintain the plants, offices, structures, equipment and inventory of the Group Members as necessary, and for so long as necessary, for the continued conduct of the Business after the Closing in a manner comparable to that conducted immediately before the Closing, then, upon Noble’s request made not later than fifteen months after the Closing Date, Arcelor shall, and shall cause its Affiliates to, execute and deliver one or more real estate license agreements, in form and substance reasonably acceptable to Arcelor and Noble (collectively, the “Master Lease Agreement”), to provide for such access.

16.10	Execution of Assumption Agreement

At Closing, Arcelor shall execute and deliver the Assumption Agreement.

16.11	Execution of Assignment Agreement

At Closing, Arcelor shall cause each Group Member to execute and deliver the Assignment Agreement.

16.12	Publicity

It is acknowledged and agreed that the respective parties pursuant to applicable laws or rules of securities exchanges may be required to make public announcements or statements with respect to this Agreement and the Transactions. Prior to making any public announcement or statement relating to the Transactions, each party agrees to consult with the other party with respect to the detailed content of any such announcement or statement, and, further, to the greatest extent permitted under applicable law, take any comments made or views expressed by the other party into due and careful consideration when making any public announcement or statement.

16.13	Employees

Prior to Closing, the Key Employees listed in Section 5.19(a) of the Arcelor Disclosure Document shall be offered employment by Noble or a Group Member with the appropriate titles and offices agreed upon in writing by the parties, under an agreement containing customary employment terms and otherwise on terms no less favorable to each such Key Employee in the aggregate than his or her current employment terms. Noble shall make such offers not later than one month after the date of this Agreement and shall make commercially reasonable efforts to employ such Key Employees. Noble shall upon Closing offer to employ, or cause Group Members or other of Noble’s Affiliates to offer to employ, all employees of the Business, with the appropriate compensation levels to be agreed upon by Arcelor and Noble. For this purpose, Noble will provide Arcelor with information on the compensation of Noble’s employees.

Arcelor covenants and agrees with Noble, for itself and on behalf of Arcelor’s Affiliates, to use commercially reasonable efforts (not including financial incentives) to cause all of the employees of the Business to transfer their employment to Noble or the Group Members or other of Noble’s Affiliates upon the Closing.

From the date of this Agreement and for a period of three years after the Closing, Arcelor shall not, and shall cause Arcelor’s Affiliates not to, offer employment to or otherwise induce any of the Key Employees listed in Section 5.19(a) of the Arcelor Disclosure Document or any of the Middle Managers to terminate his or her employment with Noble or the concerned Group Member without the prior written consent of Noble, except as provided in the next paragraph.

Nothing in this Agreement shall prohibit Arcelor and Arcelor’s Affiliates from employing any individual who has responded to a general solicitation or advertisement of employment or who has terminated employment with Noble and the Group without any inducement or encouragement by or interference by Arcelor and Arcelor’s Affiliates. Arcelor shall (or shall cause one of Arcelor’s Affiliates to) use commercially reasonable efforts to offer employment to, and to employ, any Middle Manager or any Key Employee listed in Section 5.19(a) of the Arcelor Disclosure Document if and when, during the period of two years after the Closing, either Noble or such individual shall solicit Arcelor to employ such individual; and, if Noble so requests, Arcelor shall use commercially reasonable efforts to encourage the individual to remain employed by Noble for up to one year and shall hold Arcelor’s employment offer open for such period. Arcelor and Arcelor’s Affiliates shall be under no obligation by reason of this Agreement to offer employment to, or to employ, any such individual in any particular position or employment classification or at any particular or classified rate of compensation. No individual shall have any legal or equitable right, remedy or claim against any party to this Agreement or against any of Arcelor’s Affiliates or Noble’s Affiliates by reason of this Section 16.13.

16.14	Use of Trademarks, Etc.

As promptly as practicable after the Closing, Noble shall cause the Group Members to revise trademarks and product literature, change signage and stationery and otherwise discontinue use of all trademarks, trade names, service marks and logos constituting Excluded Assets; provided that for a period of 90 days from the Closing Date, the Group Members may consume stationery and similar supplies on hand as of the Closing Date that contain such Excluded Assets so long as such items are overstamped or otherwise appropriately indicate that the Group Members are then owned by Noble.

17.	MISCELLANEOUS

17.1	Expenses

Except as otherwise provided in this Agreement, whether or not the Closing is consummated and except as otherwise provided in this Agreement, each of the parties shall pay all of its own legal, accounting and consulting fees and other costs and expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement, including all transfer Taxes, stamp Taxes, excise Taxes, filing fees and any other government charges or imposts of any nature whatsoever imposed on it in connection with the Transactions. Arcelor shall pay all costs and expenses related to the Reorganization, including intellectual property registration fees, real estate registration costs and any notarial and stamp fees. Arcelor and Noble shall share equally any filing fees under the HSR Act related to Arcelor’s acquisition of the Exchange Shares and any SEC filing fees related to the Proxy Statement. At the Closing, Noble shall reimburse Arcelor for the Consultant’s fees and expenses incurred in connection with the Consultant’s due diligence examination in an amount not to exceed $100,000 in the aggregate.

17.2	Waiver

Any extension of the time for or waiver or modification of the performance of any of the obligations or other acts of a party hereto and any waiver of any inaccuracy in the representations and warranties contained in this Agreement or in any Ancillary Agreement shall be effective only if set out in a writing signed by the party to be bound thereby.

17.3	Notices

All notices, requests or other communications hereunder shall be in writing (including facsimile transmission or electronic mail transmission, so long as confirmation of receipt of such facsimile or electronic mail transmission is received) and shall be given, as follows:

If to Arcelor, then to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, France

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

e-mail: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

e-mail: guillaume.vercaemer@arcelor.com

With a copy (which shall not constitute notice) to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

USA

Attention: Garry P. McCormack, Esq.

Fax: +1 212.335.4501

E-mail: garry.mccormack@dlapiper.com

If to Noble, then to:

Noble International, Ltd.

28213 Van Dyke Avenue

Warren, MI 48093

USA

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue

Suite 2700

Detroit, MI 48226

USA

Attention: Patrick Daugherty, Esq.

Fax: +1 313.234.2800

E-mail: pdaugherty@foley.com

or to such other address, facsimile number or e-mail address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given. Any notice, request or other communication hereunder shall be deemed to be received: (i) if made by certified mail, postage prepaid and return receipt requested, on the date of receipt thereof; and (ii) if (x) made by facsimile, on the date of receipt of such facsimile as evidenced by the receipt issued by the sender’s fax machine or (y) made by electronic mail, on the date of receipt evidenced by return electronic mail of the recipient acknowledging receipt, unless the sender failed to send a confirmation and copy of such notice, request or other communication by certified mail, postage prepaid and return receipt requested no later than the Business Day next succeeding the date on which such facsimile or electronic mail has been sent, in which case such notice, request or other communication shall be deemed to be received on the date of the receipt thereof by certified mail, postage prepaid and return receipt requested; provided that if any such date of receipt is not a Business Day in the location of receipt, then such notice, request or other communication hereunder shall be deemed to be received on the next succeeding Business Day. Any counsel designated respectively by Noble or Arcelor above, or such counsel designated by notice to the other parties, is hereby authorized to give notice hereunder on behalf of its respective client.

17.4	Entire Agreement

This Agreement and the Exhibits hereto, the Ancillary Agreements, the Arcelor Disclosure Document and the Noble Disclosure Document embody the entire agreement among the parties with respect to the subject matter hereof and supersede all other agreements, representations or warranties, oral or written, between the parties other than those set forth or provided for therein, including the Confidentiality Agreement and the Binding Letter of Intent. This Agreement may not be modified or changed, in whole or in part, except by a supplemental writing signed by each of the parties.

17.5	Powerlasers

(a) If Arcelor is permitted to directly or indirectly sell the shares of Powerlasers to Noble, then Noble shall purchase such shares from Arcelor (or from Dofasco, as the case may be). In connection with the sale and purchase of Powerlasers, Arcelor will represent and warrant to Noble that (i) the Powerlasers business, assets and assumed Liabilities as of the closing do not include any Liabilities other than employment-related liabilities and trade payables other than transaction costs, and (ii) Powerlasers has sufficient, positive net working capital to continue operation of its business consistent with past practice. The definitive agreement governing the sale of Powerlasers shall contain substantially the same representations, warranties and conditions as this Agreement, except that the Powerlasers agreement (x) will include reasonable adjustments based on the smaller size of the Powerlasers transaction and (y) will not include a material adverse change condition, except with respect to any event occurring in 2007 that would have a material adverse effect (other than a reduction in EBITDA) on the Powerlasers business, considered as a whole.

(b) Accordingly, if Arcelor is permitted directly or indirectly to sell Powerlasers to Noble, the aggregate consideration payable by Noble for purchase of all the shares of Powerlasers will be Noble’s one-year promissory note for $50 million, bearing interest at the prime rate and subordinated in favor of Noble’s senior credit facilities (which note shall be transferable to Arcelor or its Affiliates), to be delivered at closing of the purchase and sale of Powerlasers. If the audited 2006 EBITDA of Powerlasers is less than (Canadian) $7,750,000, then such note shall be for a principal amount of (a) $50,000,000 US dollars less (b) the US dollar equivalent of the product of (i) 6.5 times (ii) the difference between (Canadian) $7,750,000 and the audited 2006 EBITDA of Powerlasers.

(c) Moreover, if Arcelor is permitted directly or indirectly to sell Powerlasers to Noble, then the parties shall use commercially reasonable efforts to cause the closing to occur within sixty days after Arcelor notifies Noble that Arcelor has become able to sell Powerlasers, but no sooner than sixty days after the Closing.

17.6	Dofasco

To the extent permitted by applicable law and with specific reference to the Copperweld business owned by Dofasco, Arcelor agrees to use such influence as it may have and is legally permitted to use as beneficiary of the trust that owns Dofasco to encourage Dofasco to cooperate lawfully with Noble, after the Closing, relative to the development and commercialization of structural tube technology.

References in this Agreement to actions that a party hereto is to take or refrain from taking are intended to include, where the context requires, such party’s causing one or more of its Affiliates to take or refrain from taking such action, but they exclude efforts or action on the part of any party, Affiliate or other Person that would violate applicable law.

17.7	Parties in Interest; Nonassignability

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party without the prior written consent of the other party, except that either party may assign any rights under this Agreement to any direct or indirect, wholly-owned subsidiary of such party and either party may perform its obligations under this Agreement through one or more of its wholly-owned subsidiaries. Nothing contained in this Agreement is intended to confer any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement upon any Person other than (a) the parties to this Agreement, (b) other parties to which rights are specifically granted in this Agreement (for example, rights of Arcelor’s Affiliates and Group Members to indemnification) and (iii) such parties’ and such other parties’ respective successors and permitted assigns.

17.8	Governing Law; Venue; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Ancillary Agreements, other than the Assignment Agreement, the Assumption Agreement, the Intellectual Property License Agreement, the Supply and Auto Services Agreement, the Contract Manufacturing Agreement, the Transition Services Agreement and the Master Lease Agreement (collectively, the “French Agreements”), shall be governed by and construed in accordance with the laws of the State of New York. Each of the French Agreements shall be governed by and construed in accordance with the laws of the Republic of France.

(b) Each party (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if that court shall decline jurisdiction, then the Supreme Court of the State of New York, New York County) solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements (other than the French Agreements, except as provided in paragraph (e) of this Section below), and in respect of the Transactions contemplated by this Agreement and the Ancillary Agreements (other than the French Agreements, except as so provided below), and (ii) hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any Ancillary Agreement (other than the French Agreements, except as so provided below) (A) that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof is not appropriate or (B) that this Agreement or any Ancillary Agreement (other than the French Agreements, except as so provided below) may not be enforced in or by such court. The parties hereto irrevocably agree that all claims with respect to any such action, suit or proceeding shall be heard or determined in such court. The parties hereby consent to and grant such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding by certified mail in the manner provided in Section 17.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each party agrees that service of process by notice in accordance with this Agreement or by any other means permitted by rule or order of such court shall be effective service for all purposes.

(c) Except as provided in paragraph (e) of this Section below, each party (i) irrevocably submits to the jurisdiction of the Commercial Court of Paris (le Tribunal de Commerce de Paris) solely in respect of the interpretation and enforcement under the provisions of the French Agreements, and in respect of the Transactions contemplated by the French Agreements, and (ii) hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of any French Agreement, (A) that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof is not appropriate or (B) that such French Agreement may not be enforced in or by such court. The parties hereto irrevocably agree, except as provided in paragraph (e), that all claims with respect to any such action, suit or proceeding shall be heard or determined in such court. The parties hereby consent to and grant such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding by certified mail in the manner provided in Section 17.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each party agrees that service of process by notice in accordance with this Agreement or by any other means permitted by rule or order of such court shall be effective service for all purposes.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.

(e) The provisions of paragraph (b) of this Section shall also apply to any French Agreement and (by incorporation therein) the parties thereto if issues of law arise in an action, suit or proceeding commenced under or in respect of both such French Agreement, on the one hand, and this Agreement or an Ancillary Agreement (other than another French Agreement), on the other hand. By way of illustration and not limitation, if a suit between the parties were to arise as to the correct interpretation of the Contract Manufacturing Agreement and this Agreement, then, according to the principles of this Section, the Contract Manufacturing Agreement would be governed by and construed in accordance with French law, this Agreement would be governed by and construed in accordance with New York law, and the only proper jurisdiction and venue for the suit would be the United States District Court for the Southern District of New York (or, if that court were to decline jurisdiction or venue, then the Supreme Court of the State of New York, New York County).

17.9	Headings; References to Sections and Exhibits

The headings of the Sections and subsections of this Agreement are solely for convenience of reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The Arcelor Disclosure Document and the Noble Disclosure Document are numbered for convenience purposes only to coincide with the numbering of the Sections. It is therefore agreed that a disclosure for one Section is a disclosure for all Sections herein. All references to Sections and Exhibits, unless otherwise indicated, are references to Sections of and Exhibits to this Agreement, and a reference to a Section shall also be a reference to all subsections of such Section.

17.10	Further Assurances

From time to time before or after Closing, at a party’s request and without further consideration, the other party shall execute and deliver, and cause its Affiliates to execute and deliver, to the requesting party such documents and take, and cause its Affiliates to take, such other action as the requesting party may reasonably request in order to consummate more effectively the Transactions or the Reorganization.

18.	ENTERING INTO FORCE

This Agreement shall enter into force and effect and become legally valid, binding upon and enforceable against the parties hereto upon the due execution and delivery thereof by Arcelor and Noble.

[Remainder of Page Intentionally Blank]

CONFORMED COPY

Execution

IN WITNESS WHEREOF, the parties have duly executed this Share Purchase Agreement as of the date first above written.

ARCELOR S.A.

By:	/s/ Michel Wurth
Name:	Michel Wurth
Title:	Member of the Group Management Board

By:	/s/ CORNIER Christophe
Name:	CORNIER Christophe
Title:	EVP Flat Europe

NOBLE INTERNATIONAL, LTD.

By:	/s/ Thomas L. Saeli
Thomas L. Saeli
Chief Executive Officer

Exhibit 2.2(b)

Form of Intellectual Property License Agreement

INTELLECTUAL PROPERTY LICENSE AGREEMENT

Parties

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is made as of                     , 2007 by and between ARCELOR S.A., a Luxembourg corporation with an address at                                         , (“Arcelor Parent”), ARCELOR FRANCE, a French corporation with an address at 1 to 5 rue Luigi Cherubini, 93200 Saint-Denis, France (“Arcelor France”), and [Noble BV] [NAME TO BE CONFIRMED], a private limited liability company (even bespoken vennootschap) under the laws of the Netherlands, with an address at [TO BE INSERTED] (“Noble”). Arcelor France and Noble are referred to herein as the “Parties”.

Recitals

A. Arcelor Parent and Noble International, Ltd., a Delaware corporation (“Noble Parent”), have entered into a Share Purchase Agreement, dated March     , 2007 (the “Purchase Agreement”), providing, among other things, for the acquisition by Noble Parent of substantially all of the laser-welded blanks business properties and assets (both tangible and intangible) of Arcelor Parent (collectively, the “TBA Business”) in exchange for cash, a subordinated promissory note and shares of common stock of Noble Parent (the “Acquisition”). Execution and delivery of this Agreement is a condition to the effectiveness of the Acquisition. Capitalized terms used herein shall have the meanings ascribed to them in Article 1 (Definitions) or elsewhere in this Agreement, and for those not so defined, in the Purchase Agreement.

B. Arcelor Parent and Arcelor France, which is a wholly owned subsidiary of Arcelor Parent, own or have license rights to the Licensed Intellectual Property. Noble is interested in obtaining a license or sublicense, as applicable, to the Licensed Intellectual Property.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein set forth, the Parties agree as follows:

1. Definitions. The following terms, when used with an initial capital in this Agreement, shall have the following meanings:

1.1 “Arcelor Software” means the proprietary software of Arcelor Parent, Arcelor France, and its Affiliates identified as such in Section 5.16(b) of the Arcelor Disclosure Document.

1.2 “Know-how” means the confidential and proprietary laser-welded blanks technology of Arcelor Parent, Arcelor France, and its Affiliates in use in the Licensed Field at the Plants prior to and on the date of this Agreement.

1.3 “Licensed Field” means the field of laser-welded steel blanks, including the forming, welding, bonding, tailoring, shaping, modifying and/or repairing of such blanks.

1.4 “Licensed Intellectual Property” means the Arcelor Software, the Know-how, the Patents and the Third-party Software.

1.5 “Patents” means (a) the patent applications and issued patents filed under priority or on the basis of or capable of filing under priority or on the basis of (i) the French patent N° 95 03972 filed on April 4, 1995, or (ii) the French patent N° 99 13326 filed on October 26, 1999, including, in each case, those listed in Schedule A; (b) the patent applications and issued patents filed under priority or on the basis of or capable of filing under priority or on the basis of the PCT patent application N° PCT/FR2006/000898 filed on April 19, 2006, including those listed in Schedule A; (c) any patent applications filed by or on behalf of Arcelor Parent, Arcelor France, or an Affiliate thereof after the date hereof on the basis of any process in use by or on behalf of Arcelor Parent, Arcelor France, or an Affiliate thereof, in the Licensed Field on the date hereof; (d) all continuations, continuations-in-part, divisionals, re-examinations, reissues, substitutes, and extensions of any of the foregoing patent applications and issued patents described in clauses (a) and (c); and (e) all foreign counterparts of any of the foregoing applications and patents.

1.6 “Third-party Software” means the software identified in Section 5.16(b) of the Arcelor Disclosure Document of Persons other than Arcelor Parent, Arcelor France, or an Affiliate thereof, including software of such other Persons incorporated in the Arcelor Software, to the extent Arcelor Parent, Arcelor France, or an Affiliate thereof has the right to sublicense such software to Noble.

2. License Grants.

2.1 Grants. Arcelor Parent, Arcelor France, and their Affiliates hereby grant to Noble:

2.1.1 Patents. An irrevocable, perpetual, exclusive (even as to Arcelor Parent, Arcelor France, and their Affiliates, but subject to the exceptions described in Section 3), worldwide license to practice (i.e., to make, have made, use, offer to sell, sell, import, and export) the Patents in the Licensed Field;

2.1.2 Know-how. An irrevocable, perpetual, exclusive (even as to Arcelor Parent, Arcelor France, and their Affiliates, but subject to the exceptions described in Section 3), worldwide license to practice (i.e., to make, have made, use, offer to sell, sell, import, and export) the Know-how in the Licensed Field;

2.1.3 Arcelor Software. An irrevocable, perpetual, exclusive (even as to Arcelor Parent, Arcelor France, and their Affiliates, but subject to the exceptions described in Section 3), worldwide license to use the Arcelor Software solely for internal use in the Licensed Field, including the right to make derivative works or modifications thereof; and

2.1.4 Third-party Software. An irrevocable, non-exclusive, worldwide license to use the Third-party Software solely for internal use subject to the terms of and for the duration of the license granted to Arcelor Parent, Arcelor France, or an Affiliate thereof, as applicable. For the avoidance of doubt, Arcelor Parent, Arcelor France, and their Affiliates shall not be obligated to renew or extend the term of any such license where the term expires on or

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after the sixtieth (60th) day following the Closing, provided, however, that Arcelor Parent, Arcelor France, and their Affiliates provide Noble with a complete copy of such license on or before the Closing, and that, if Arcelor Parent, Arcelor France, or any of their Affiliates renews or extends such term, the license to Noble granted by this Section 2.1.4 shall continue to apply for the duration of the renewed or extended term.

2.2 Consideration. Each license grant under Section 2.1 of this Agreement is in consideration of the Acquisition and is royalty-free and fully paid up.

3. Exceptions to Exclusivity. Subject to the terms and conditions of this Agreement, the only exceptions to the exclusivity of the license granted under Sections 2.1.1, 2.1.2, and 2.1.3 of this Agreement in the Licensed Field shall be the following:

3.1 Licenses to Automotive Vehicle Manufacturers. Upon the request of an automotive vehicle manufacturer (“AVM”), Arcelor France may grant to such AVM a non-exclusive license to practice the Patents, Know-How, and Arcelor Software solely to manufacture and use laser-welded blanks and to sell such laser-welded blanks as integral parts of automobiles, but not to sell such laser-welded blanks separately; provided, however, (a) that Arcelor France provides Noble with written notice of the interest or request of such AVM within fifteen days of the initial interest or request, (b) that, prior to the grant by Arcelor France of such a license, Noble and its Affiliates have the opportunity, for a period of 150 calendar days from Noble’s receipt of Arcelor France’s written notice (“Negotiation Period”), to persuade directly such AVM to withdraw the license request and to purchase parts, services, or both, from Noble and its Affiliates designed to achieve such AVM’s objectives on the same or more favorable terms, and (c) that Arcelor France promptly provides Noble with a copy of the signed license agreement if, following the Negotiation Period, Arcelor France grants such a license to such AVM. Noble acknowledges that the signed license agreement shall constitute confidential and proprietary information of Arcelor France.

3.2 Licenses to Gestamp Automoción. Arcelor France may grant to Gestamp Automoción a non-exclusive license to use the Patents, Know-how, and Arcelor Software in the Licensed Field in Mexico and Spain, provided, however, that Arcelor France promptly provides Noble with a copy of the signed license agreement between Arcelor France and Gestamp Automocion. Noble acknowledges that the signed license agreement shall constitute confidential and proprietary information of Arcelor France.

3.3 Certain Events. Upon the latter to occur of (a) the fifth anniversary of the Closing or (b) the date on which Arcelor Parent, Arcelor France, and their Affiliates, directly or indirectly, own or control fewer than 4,687,500 Shares of Noble (subject to adjustment for any stock split, stock dividend or similar event affecting equally all stockholders of Noble), Arcelor France may convert, by prior written notice to Noble of at least ninety (90) days, the exclusive licenses granted to Noble by Section 2.1.1, 2.1.2, and 2.1.3 to, subject to the other terms and conditions (except Section 8) of this Agreement, nonexclusive licenses.

4. Sublicenses. Noble may grant to each Affiliate of Noble a sublicense to the Arcelor Software, Know-how, Patents, and Third-party Software, provided, however, that each such sublicense shall refer to and be consistent with this Agreement, and that the term of each such sublicense shall expire at such time as such Affiliate is no longer an Affiliate of Noble.

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Arcelor France, on its behalf and that of its Affiliates, hereby consents to any such a sublicense. In addition, Noble may grant to a third party a sublicense to the Arcelor Software, Know-how, and Patents, provided, however, (a) that, prior to the grant by Noble of such a sublicense, Noble provides Arcelor France with written notice of the proposed sublicense, (b) that, prior to the grant by Noble of such a sublicense, Arcelor France has the opportunity, for at least thirty calendar days from Arcelor France’s receipt of Noble’s written notice, to persuade Noble that granting such a sublicense is not in Noble’s best interests, and (c) that each such sublicense shall refer to and be consistent with this Agreement. Arcelor France acknowledges that each such sublicense shall constitute confidential and proprietary information of Noble.

5. Confidentiality. The provisions of Section 8.7 (Confidential Information), of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein; provided that Noble’s obligation to preserve and maintain the confidentiality of Know-how shall survive the Closing, and the use of Know-how by Noble shall be limited to the rights granted under this Agreement.

6. Patent Procurement and Maintenance.

6.1 Patent Prosecution. Arcelor France shall, in its sole discretion, and at its own cost, seek and prosecute diligently and in good faith all Patent applications and Patents in such jurisdictions as Arcelor France deems appropriate. Arcelor France shall keep Noble reasonably informed of any developments in the filing, prosecution and maintenance of such Patent applications and Patents, and Arcelor France promptly shall provide Noble with copies of any and all correspondence and other written communications to or received by Arcelor France from the applicable patent authorities. Arcelor France shall provide Noble with a reasonable opportunity to comment in advance on any action or proposed action of any such patent authorities. For the filling, prosecution, and maintenance of all Patent applications and Patents, Arcelor France shall retain duly qualified patent counsel and patent agents, such counsel and agents to be approved in advance by Noble, such approval not to be unreasonably withheld or delayed by Noble.

6.2 Failure to Seek or Prosecute. If Arcelor France decides not to file or seek or prosecute a Patent application or Patent for the Patent application N° 99 13326 or any patentable Know-how in any jurisdiction, Arcelor France shall promptly notify in writing Noble of the decision and (if not previously disclosed to Noble) disclose the invention to Noble, at least ninety (90) days in advance of the applicable deadline. Thereafter, if requested by Noble, Arcelor France promptly shall assign, convey, and transfer to Noble all right, title, and interest in and to such application or Patent in such jurisdiction so that thereafter Noble, in its sole discretion, and at its own cost, may file or seek or prosecute such application or Patent and otherwise to maintain and renew or otherwise exploit same. Arcelor France agrees to execute and deliver any assignments or other instruments necessary or advisable to consummate the foregoing assignment, conveyance, and transfer.

6.3 Patent Maintenance. Arcelor France agrees to pay any and all annuity, maintenance and renewal fees on all Patents requiring payment of such annuity, maintenance or renewal fees in order to maintain or renew all such Patents; provided, however, that, if Arcelor France decides not to pay such annuity, maintenance or renewal fees with respect to a Patent, or

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if Arcelor France decides to abandon or allow to lapse a Patent, Arcelor France shall promptly notify in writing Noble at least sixty (60) days in advance of the applicable deadline and, if requested by Noble, promptly shall assign, convey, and transfer to Noble all right, title, and interest in and to such Patent so that thereafter Noble, in its sole discretion, and at its own cost, may maintain or renew such Patent and otherwise exploit such Patent. Arcelor France agrees to execute and deliver any assignments or other instruments necessary or advisable to consummate the foregoing assignment, conveyance, and transfer.

7. Term. This Agreement shall take effect as of the date first above written, and shall remain in force in perpetuity, unless terminated by Noble upon prior written notice to Arcelor France of at least thirty (30) days.

8. Infringement. Arcelor Parent, Arcelor France, and their Affiliates and Noble and its Affiliates each promptly shall notify in writing the other Party of any infringement of any Patent or any misappropriation of any Know-how of which it becomes aware, regardless of whether the infringement or misappropriation is in the Licensed Field. Noble shall have the sole right, in its sole discretion, and at its own expense, to bring an action against infringement of such Patent or misappropriation of such Know-how and to defend any action with a view toward enforcement, in each case in the Licensed Field. Any such action brought by Noble may be brought by Noble in its own name or, if, in the opinion of counsel for Noble, it is necessary or desirable, in the name of Arcelor France or in the names of both Arcelor France and Noble. Arcelor France shall give Noble, at Noble’s expense, reasonable assistance in connection with such action, including joining in the action, if appropriate. Noble shall keep Arcelor France fully advised with regard to any such action that is brought or proposed to be brought. Noble is authorized, in any such suit, (a) to seek to enjoin infringement or misappropriation and to collect for its use, damages, profits and awards of whatever nature, recoverable from such infringement or misappropriation in the Licensed Field, and (b) to settle any claim or suit for infringement or misappropriation in the Licensed Field. Noble shall have the sole right, in its sole discretion, and at its own expense, to bring an action against infringement of such Patent or misappropriation of such Know-how and to defend any action with a view toward enforcement, in each case in the Licensed Field.

9. Miscellaneous.

9.1 Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5

9.2 Assignment; Binding Effect. No assignment by either Party of its rights nor (except as otherwise provided herein) delegation by either Party of its obligations under this Agreement shall be permitted unless the other Party consents in writing thereto; provided, that (a) either Party may assign any of its rights hereunder, or delegate any of its obligations hereunder, to one or more of its Affiliates upon prior notice to the other Party, and (b) either Party may assign, convey, or otherwise transfer its rights or delegate its obligations under this agreement to any successor in interest (by merger, consolidation, operation of law, sale of all or substantially all of its assets in the Licensed Field, change of control, or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof. Any prohibited assignment or transfer shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of France other than conflict of laws principles thereof directing the application of any law other than that of France. The provisions of Section 17.7, subsections (b), (c), (d) and (e) (Venue; Waiver of Jury Trial), of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

9.4 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.5 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Arcelor France, to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, FRANCE

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

Email: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

6

Email: guillaume.vercaemer@arcelor.com

With a copy (which shall not constitute notice) to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020 USA

Attention: Garry P. McCormack, Esq.

Fax: +1 212.335.4501

E-mail: garry.mccormack@dlapiper.com

If to Noble, to:

[Noble BV]

[TO BE INSERTED]

and

Noble International, Ltd.

28213 Van Dyke Avenue

Warren, MI 48093 USA

Attention: General Counsel

Fax:

Email:

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue

Suite 2700

Detroit, MI 48226 USA

Attention: Patrick Daugherty, Esq.

Fax: +1 313.234.2800

E-mail: pdaugherty@foley.com

9.7 Entire Agreement. This Agreement (including the Schedule attached hereto and together with the Purchase Agreement, to the extent referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

9.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by both Arcelor France and Noble. The provisions hereof may be waived only in a writing signed by the Party waiving compliance. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either

7

Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

9.9 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

9.10 Rules of Construction. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Schedules and Exhibits, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement or document shall mean such agreement or document as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time. The captions to Articles, Sections or subdivisions thereof shall be deemed not to be a part of this Agreement.

[Remainder of Page Intentionally Blank]

8

Execution

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property License Agreement to be executed as of the day and year first above written.

ARCELOR S.A.

By:
Name:
Title:

By:
Name:
Title:

ARCELOR FRANCE

By:
Name:
Title:

By:
Name:
Title:

[NOBLE BV]

By:
Name:
Title:

By:
Name:
Title:

9

Schedule A

to

Intellectual Property License Agreement

Priority patent N° 95 03972
Pays (Libellé)	Type de dépôt (Code)	Dépôt	Numéro de depot	Publication	Numéro de publication	Délivrance	Numéro de délivrance
Austria	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
Belgium	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
France	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
Germany	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
Italy	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
Luxembourg	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
Netherlands	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
Portugal	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
Spain	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
Sweden	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
Switzerland	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
UK	EPA	25 mars 1996	96400629.0	04 déc 1996	0 745 449	26 mai 1999	0 745 449
USA	BN	03 avr 1996	08/627 013			27 oct 1998	5 828 032

10

Priority patent N° 99 13326
Pays (Libellé)	Type de dépôt (Code)	Dépôt	Numéro de dépôt	Publication	Numéro de publication	Délivrance	Numéro de délivrance
Austria	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Belgium	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Brazil	BN	26 oct 2000	PI0005060.1			20 juin 2006	PI0005060.1
Denmark	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Finland	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
France	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Germany	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Greece	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Ireland	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Italy	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Luxembourg	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Netherlands	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Portugal	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Spain	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Sweden	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
Switzerland	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
UK	EPA	25 oct 2000	00 402966.6	02 mai 2001	1 095 718	10 déc 2003	1 095 718
USA	BN	26 oct 2000	09/695 862			15 juil 2003	6 592 968

11

Exhibit 4.1

Form of Noble Note

SUBORDINATED PROMISSORY NOTE

, 2007	$15,000,000

NOBLE INTERNATIONAL, LTD., a Delaware corporation (“Noble”), hereby promises to pay to the order of ARCELOR S.A, a Luxembourg corporation (“Arcelor”), the principal amount of Fifteen Million U.S. Dollars ($15,000,000), together with interest, on                     , 2012 (the “Maturity Date”), or sooner if accelerated or required to be prepaid pursuant to the terms hereof, and otherwise on the terms of this subordinated promissory note as it may from time to time be amended, modified or supplemented (this “Note”).

1. Reference. This Note is the “Noble Note” referred to in that certain Share Purchase Agreement dated as of March     , 2007, by and between Noble and Arcelor (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Purchase Agreement.

2. Interest. Interest shall accrue from the date hereof at the rate of six percent (6.00%) per annum on the unpaid principal amount of this Note outstanding from time to time. Interest shall be paid quarterly in arrears on the first day of January, April, July and October of each year, commencing January 1, 2008. Interest shall be computed on the basis of the actual number of days elapsed and a year of 365 days.

If, by the terms of this Note, Noble at any time is required or obligated to pay interest at a rate in excess of the maximum rate permitted by applicable law, the rate of interest shall be deemed to be immediately reduced to such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments made in reduction of the principal amount payable under this Note.

3. Payments. All payments made pursuant to this Note shall be made by Noble without set-off or counterclaim in lawful money of the United States of America by wire transfer of immediately available funds to Arcelor’s Account No.                      with                      [NOTE: Insert bank name and address], or otherwise in accordance with written instructions of Arcelor. Such payments shall be effective only upon receipt.

All payments under this Note shall be applied, first, to unpaid costs or expenses due hereunder; next, to unpaid interest accrued hereunder; and last to the unpaid principal amount of this Note.

If a payment to be made under this Note is due on a Saturday, Sunday or a day on which banking institutions in New York, New York or Paris, France are authorized or obligated by law or executive order to be closed, such payment may be made on the next succeeding business day, and such extension of time shall be included in the computation of interest accrued.

4. Prepayment.

(a) Optional Prepayment. This Note may be prepaid, in whole or in part, at any time without premium or penalty at the election of Noble; provided, that Noble shall pay to Arcelor, in addition to the principal amount being repaid, all accrued and unpaid interest then due hereon.

(b) Mandatory Prepayment. Upon (i) any increase in the number of shares of the authorized or issued capital stock of Noble or any subsidiary thereof (other than upon exercise or conversion of an outstanding security), or (ii) any issuance or granting of an option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Noble or any subsidiary thereof, or of any securities convertible into shares of such capital stock (an “Equity Issuance”), Noble shall prepay without premium or penalty, the principal amount then outstanding hereunder to the extent the proceeds received by Noble with respect to such Equity Issuance exceed any and all payment obligations of Noble to the holders of Senior Debt as a result of such Equity Issuance; provided, that the foregoing mandatory prepayment obligation shall not apply to any Equity Issuance (A) between Noble and any wholly-owned subsidiary of Noble, (B) to directors or employees of Noble in connection with any employee benefit plan approved by the stockholders of Noble or (C) to the seller as purchase consideration in an acquisition to which Arcelor has given approval. Noble shall prepay, without premium or penalty, the full principal amount then outstanding hereunder prior to its redemption or other acquisition of any shares of the capital stock of Noble or any subsidiary thereof (other than from a wholly-owned subsidiary of Noble).

(c) Notice of Prepayment. Noble shall give Arcelor written notice in accordance with Section 17.3 of the Purchase Agreement of Noble’s election to prepay this Note at least 10 days prior to the date of prepayment. On the date of prepayment specified in such notice, Noble shall pay to Arcelor, by wire transfer of immediately available funds, the principal amount being prepaid, together with all accrued but unpaid interest on this Note through the date of prepayment.

5. Subordination.

(a) As used in this Note, “Existing Debt” shall mean (i) the Acquisition Debt, (ii) the Amended and Restated Convertible Subordinated Notes of Noble due October 11, 2011, as amended, and (iii) present and future indebtedness of Noble under the Sixth Amended and Restated Credit Agreement dated December 11, 2006, by and among Noble, Comerica Bank and the various lenders named therein, as amended.

(b) As used in this Note, “Senior Debt” shall mean (i) the Existing Debt, (ii) all interest, commitment fees, collection fees and audit, servicing and other fees and expenses which may from time to time be due to the lenders under the Existing Debt and (iii) any deferrals, renewals, extensions or refundings of the Existing Debt, and any indebtedness which refinances the Existing Debt, in each case to the extent such deferral, renewal, extension, refunding or refinancing does not increase the maximum aggregate principal amount of all Existing Debt on the date hereof.

(c) Notwithstanding anything to the contrary in this Note, the obligations of Noble in respect of the principal of and interest on this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to Noble’s Senior Debt.

(d) In the event (i) Noble makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or (ii) an order, judgment or decree is entered adjudicating Noble bankrupt or insolvent or any order for relief with respect to Noble is entered under the United States Bankruptcy Code; or (iii) Noble petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Noble or of any substantial part of the assets of Noble, or commences any proceeding or any such petition or application is filed, or any such proceeding is commenced, against Noble and either (A) Noble by any act indicates its approval thereof, consents thereto or acquiesces therein or (B) such petition, application or proceeding is not dismissed within 90 days (each, an “Insolvency Event”), the holders of the Senior Debt shall be entitled to receive payment in full of all Senior Debt (including interest thereon accruing after the commencement of any such proceedings) before Arcelor is entitled to receive any payment on account of principal, interest or other amounts due upon this Note. To that end, the holders of Senior Debt shall be entitled to receive, for application in payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings to Arcelor in respect of this Note.

(e) After the occurrence and during the continuance of any payment or financial covenant default with respect to the Senior Debt which gives the holder of such Senior Debt the right to accelerate the maturity of its Senior Debt and of which Arcelor is aware, no payment of principal or interest shall be made on this Note (and Arcelor shall take no action to recover any such amounts) until the earlier of (i) the date such default has been remedied or the Senior Debt shall have been discharged or (ii) six months from the occurrence of such default.

(f) The holders of Senior Debt may renew or extend the time of payment of the Senior Debt or exercise rights under the Senior Debt without notice to or the consent of Arcelor. No compromise, alteration, amendment, renewal or other change of, or waiver, consent or other action in respect of, any liability or obligation under the Senior Debt (or any instrument evidencing or creating the same), whether or not in accordance with the provisions of the Senior Debt, shall in any way alter or affect the subordination provisions of this Note.

(g) If any payment shall be received by Arcelor before all the Senior Debt shall have been paid in full in contravention of this Section 5, such payment, distribution or security shall be held in trust for the benefit of, and shall be immediately paid over or delivered to, the holders of the Senior Debt for application of the payment to the Senior Debt remaining unpaid; provided:

(i) no delivery shall be required of stock or obligations which are issued by Noble (or by any successor to Noble pursuant to reorganization proceedings or dissolution or liquidation proceedings or upon any merger, consolidation, sale, lease, transfer or other disposal) if such stock or obligations are subordinate and junior at least to the extent provided hereunder to the payment of Senior Debt (or any stock or obligations issued in exchange for Senior Debt) to the extent outstanding at the time such payment was received by Arcelor; and

(ii) Arcelor shall (after all principal and interest owing on the Senior Debt has been paid in full) be subrogated to the rights of the holders of Senior Debt to receive distributions applicable to the Senior Debt to the extent that distributions otherwise payable to Arcelor have previously been applied to the payment of Senior Debt.

(h) No holder of Senior Debt shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of Noble.

(i) This Section 5 defines the relative rights of the holders of Senior Debt, on the one hand, and of Arcelor, on the other hand. Except as expressly set forth in this Section 5, (A) Arcelor shall not be prevented from exercising remedies otherwise available under this Note or under applicable law upon the occurrence of any Event of Default, and (B) nothing in this Note shall be deemed to subordinate to any creditor or other Person, any claim or right of Arcelor against Noble.

6. Events of Default.

(a) For purposes of this Note, an “Event of Default” shall be deemed to have occurred if: (i) Noble fails to pay when due the principal of or any interest on this Note; (ii) Noble fails to perform any other obligation under this Note or fails to perform any material obligation under the Purchase Agreement or any Ancillary Agreement, and such failure continues for a period of 30 days after Noble’s receipt of written notice thereof; or (iii) Noble suffers any Insolvency Event.

(b) Upon the happening of any such Event of Default, Arcelor may declare this Note to be in default and the balance of the principal sum then due hereunder, together with all accrued and unpaid interest due thereon, shall become immediately due and payable without demand, notice, presentment or protest, all of which are hereby waived by Noble (“Acceleration”). Upon failure of Noble to pay any amount owing on this Note when due, whether upon an Acceleration or otherwise, (i) Arcelor shall be entitled to exercise any and all rights and remedies available under applicable law; and (ii) Noble shall be liable to Arcelor for all costs of collection, including but not limited to attorney’s fees and expenses.

7. Amendment and Waiver. This Note may not be modified orally. Any waiver of a default under this Note shall be effective only if in writing and executed by or on behalf of the holder. No failure on the part of Arcelor hereof to exercise any right or remedy hereunder with respect to Noble, whether before or after the happening of an Event of Default, shall constitute waiver of any future Event of Default or of any other Event of Default. No failure to accelerate the debt of Noble evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter; or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right Arcelor may have, whether by the laws of the state governing this Note, by agreement or otherwise; and Noble hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

8. Cancellation. After all principal and accrued interest at any time owed on this Note has been indefeasibly paid in full, this Note shall be surrendered to Noble for cancellation and shall not be reissued.

9. Waiver of Presentment, Demand and Dishonor. Except as expressly set forth herein, Noble hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment, notice of intention to accelerate, notice of acceleration, and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement or exemption.

10. Assignment. The obligations of Noble under this Note may not be assigned, delegated or otherwise transferred except (a) to an Affiliate of Arcelor or (b) by operation of law. Any attempted transfer in violation of this Section 10 shall be void and of no effect.

11. Governing Law. The validity, construction and interpretation of this Note shall be governed, construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of law).

NOBLE (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR, IF THAT COURT SHALL DECLINE JURISDICTION, THEN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS NOTE, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS NOTE (A) THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURT OR THAT THE VENUE THEREOF IS NOT APPROPRIATE OR (B) THAT THIS NOTE MAY NOT BE ENFORCED IN OR BY SUCH COURT. NOBLE HERETO IRREVOCABLY AGREES THAT ALL CLAIMS WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD OR DETERMINED IN SUCH COURT. NOBLE HEREBY CONSENTS TO AND GRANTS SUCH COURT JURISDICTION OVER THE PERSON OF NOBLE AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREES THAT SERVICE OF PROCESS BY NOTICE IN ACCORDANCE WITH SECTION 17.3 OF THE PURCHASE AGREEMENT OR BY ANY OTHER MEANS PERMITTED BY RULE OR ORDER OF SUCH COURT SHALL BE EFFECTIVE SERVICE FOR ALL PURPOSES.

NOBLE HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY PROCEEDING TO ENFORCE THIS NOTE OR TO DETERMINE ANY CLAIM OR CONTROVERSY RELATING TO THIS NOTE.

IN WITNESS WHEREOF, Noble has executed and delivered this Subordinated Promissory Note on the date first written above.

NOBLE INTERNATIONAL, LTD.

By:
Name:
Title:

Exhibit 16.2

Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of                     , 2007, by and between ARCELOR S.A., a Luxembourg corporation with an address at 19, avenue de la Liberté, L-2930 Luxembourg (“Arcelor”), and NOBLE INTERNATIONAL, LTD., a Delaware corporation with an address at 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304 (“Noble”).

Recitals

A. Noble and Arcelor have entered into a Share Purchase Agreement, dated March     , 2007 (the “Purchase Agreement”), providing, among other things, for the acquisition by Noble of the laser-welding assets and certain related liabilities of Arcelor (the “TBA Business”) in exchange for cash, a subordinated promissory note and 9,375,000 shares of common stock of Noble (the “Acquisition”). Execution and delivery of this Agreement is a condition to the effectiveness of the Acquisition. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Purchase Agreement.

B. In order to provide a smooth transition of the TBA Business from Arcelor to Noble, the parties desire to enter into an interim arrangement for the provision of certain transition services on the terms and conditions set forth herein.

Terms of Agreement

Accordingly, the parties hereby agree as follows:

1. General Cooperation. During the term of this Agreement, the parties shall use their reasonable efforts to cooperate with each other with a view to achieving a smooth transition following the Acquisition, including (a) permitting Noble to manage the TBA Business efficiently while integrating the TBA Business into Noble’s business, and (b) permitting Arcelor to fulfill any contractual or other obligations not transferred to Noble that would, but for the Acquisition, have been be fulfilled by Arcelor through the TBA Business.

2. Services to be Provided. Subject to the terms and conditions of this Agreement, (a) Arcelor, directly or through one or more of its Affiliates, shall provide to Noble the corporate, financial, legal, human resources, accounting, controlling, administrative, on-site support, payroll management, training, SAP software and maintenance support, software and hardware supply, support and maintenance, network access and other services and support described on Schedule A to this Agreement (collectively, the “Arcelor Services”), in each case, on the same terms and conditions as such services were provided to the Group Members effective as of January 1, 2007; and (b) Noble, directly or through one or more of its Affiliates, shall provide to Arcelor all such reasonable transition services as Arcelor and its Affiliates need or that are desirable in order to fulfill any contractual or other obligations not transferred to

Noble that would, but for the Acquisition, be fulfilled by Arcelor or its Affiliates with use of the personnel and assets of the TBA Business and the other services and support (if any) described on Schedule B to this Agreement (collectively, the “Noble Services”, and together with the Arcelor Services, the “Services”). The Arcelor Services are services which Arcelor, directly or through one or more of its Affiliates, provided to the TBA Business during the 24 months prior to the date of this Agreement. Each of Noble (with respect to the Arcelor Services listed on Schedule A) and Arcelor (with respect to the Noble Services listed on Schedule B) acknowledges and agrees that the services listed are, to the best of its knowledge and belief, all of the services it will require the other party to perform under this Agreement. [NOTE: Schedules A and B are to be revised and updated prior to Closing. If prior to Closing, either party discovers that it needs reasonable transition services that are not listed on Schedule A or B, as applicable, then the applicable Schedule shall be amended to reflect such additional Arcelor Services or Noble Services that are needed but were not initially listed.]

3. Transition. During the term of this Agreement, each party shall use commercially reasonable efforts to obtain the Arcelor Services or the Noble Services, as applicable, independently of the other party as soon as reasonably practicable. Arcelor shall provide such assistance as may be reasonably requested by Noble to transition the Arcelor Services to Noble or a third party provider. Noble shall provide such assistance as may be reasonably requested by Arcelor to transition the Noble Services to Arcelor or a third party provider. Arcelor shall terminate, at no cost to Noble, all agreements between any Group Member, on one hand, and Arcelor or any of its non-Group Member Affiliates, on the other hand, under which the Arcelor Services were provided prior to the date hereof.

4. Compensation for Arcelor Services. In consideration for the Arcelor Services, Noble shall pay to Arcelor the prices invoiced by Arcelor from time to time, which prices shall equal the prices paid by the Group Members for such services as of January 1, 2007; provided, that the aggregate amount charged to Noble for the Arcelor Services for each of the first two years of the Term shall not exceed €3,300,000 (the “Maximum Annual Fee”). During the first six months of the Term, Arcelor shall pay any and all one-time fees payable to third-party providers in connection with the transition of the Arcelor Services to Noble, and such costs shall be included in the Maximum Annual Fee. Thereafter, Arcelor may charge to Noble, and Noble shall reimburse Arcelor for, any such one-time fees payable to third-party providers without regard to the Maximum Annual Fee. Arcelor shall invoice Noble at least quarterly for the Arcelor Services. Except as otherwise expressly set forth in Schedule A to this Agreement, all amounts due under this Section 4 shall be paid by Noble within 30 days after the end of the month in which the Arcelor invoice is issued.

5. Compensation for Noble Services. In consideration for the Noble Services, Arcelor shall pay to Noble the prices invoiced by Noble from time to time, which prices shall not exceed the direct internal cost (excluding overhead) actually incurred by Noble to provide such Noble Services, without mark-up. Noble shall invoice Arcelor at least quarterly for the Noble Services. Except as otherwise expressly set forth in Schedule B to this Agreement, all amounts due under this Section 5 shall be paid by Arcelor within 30 days after the end of the month in which the Noble invoice is issued.

6. Performance Standard. Each party shall provide, or cause its Affiliates to provide, the Arcelor Services or Noble Services in accordance with all applicable laws and otherwise in the same general manner as the same or similar services were provided in connection with the TBA Business immediately prior to the date of this Agreement.

7. Employee Obligations. Except as expressly set forth in the Purchase Agreement or the Schedules hereto, each party and its Affiliates (a) shall be solely responsible for payment of compensation to their employees for the provision of services hereunder; (b) shall be solely responsible for maintenance of and payment for such party’s employee benefits including retirement plans, health insurance and life insurance; (c) shall be solely responsible for any injury to such employees suffered in the course of providing services hereunder other than injuries arising from the gross negligence or willful misconduct of employees or agents of the other party, compensation for which shall be the sole responsibility of such other party; and (d) shall have full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such party’s or its Affiliates’ employees.

8. Audit of Books and Records.

(a) During the Term and for a period of 9 months thereafter, each party (the “Audited Party”) and its Affiliates shall permit the other party (the “Auditing Party”) and its Affiliates and the Auditing Party’s employees, auditors and other representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of the Audited Party and its Affiliates, to the extent such access is reasonably required to verify the accuracy of the amounts charged by the Audited Party or its Affiliates pursuant to Section 4 or Section 5 of this Agreement. Audits pursuant to this Section 8(a) may be requested no more frequently than once per calendar year.

(b) If an audit pursuant to Section 8(a) reveals an overcharge, and the Audited Party or its Affiliates do not successfully justify any charge questioned by such audit, the Audited Party or its Affiliates shall promptly pay to the Auditing Party or its Affiliates the amount of such overcharge, together with interest from the date of receipt of such overcharge to the date of payment at a rate per annum equal to LIBOR, plus 100 basis points. (For purposes of this Agreement, “LIBOR” means, at the time in question, the rate per annum appearing on Barron’s Online Money Rates (http://online.barrons.com/public/page/mlab_money_rates.html) (or any successor Internet site) as the latest LIBOR Interbank Rate in U.S. dollars for a six-month term.) In addition, if any such audit reveals an overcharge of more than 10% of the audited invoices in the aggregate for the audited period, the Audited Party or its Affiliates shall promptly reimburse the Auditing Party or its Affiliates for the actual out-of-pocket cost of such audit (including auditor’s fees).

(c) Upon request by either party, the parties shall meet promptly upon the completion of any audit or the issuance of an interim or final report to the parties following such audit (but in no event more than 15 days after the later thereof). The parties shall develop and agree upon an action plan to address and resolve any issues discovered through such audit within 30 days, unless a shorter resolution time is mutually agreed to by the parties in writing, and shall implement any remedial action required to avoid the making of overcharges in the future.

(d) During the Term and for a period of 9 months thereafter, the Audited Party and its Affiliates shall permit the Auditing Party and its employees, auditors and other representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to books and records and appropriate personnel of the Audited Party and its Affiliates with respect to the TBA Business, to the extent such access is reasonably requested by the Auditing Party in order to permit the evaluation of, and any required reporting, certifications and attestations with respect to, internal controls, processes and systems in connection with the provision of the Services for purposes of compliance with the Sarbanes-Oxley Act of 2002, as it may be amended from time to time. Nothing in this Section 8(d) shall require an Audited Party to maintain its books and records relating to the Services in a manner inconsistent with the manner that it maintains its books and records with respect to its other businesses. If the Auditing Party requests a change to the Audited Party’s internal controls, processes or systems, the Auditing Party shall bear the cost of any change that is agreed to by the Audited Party.

9. Coordination Meetings. The parties agree to meet not less frequently than quarterly to discuss the Services as well as problems that arise in connection with the Services. Each party agrees to provide the other party reasonable advance notice of any issues to be addressed at such coordination meetings. Each party shall be represented at these meetings by an executive authorized to resolve disputes that may arise under this Agreement or in connection with the Services. These meetings may overlap with coordination meetings required under other Ancillary Agreements.

10. Confidentiality Obligations.

(a) During the Term and thereafter, each party and its Affiliates shall maintain the confidentiality of all confidential and proprietary information of the other party and its Affiliates (collectively, “Confidential Information”) and shall not disclose such Confidential Information without the prior written consent of the other party, except for (i) disclosures that are required by applicable law, (ii) disclosures that are required to enforce the rights of such party under this Agreement, and (iii) disclosures to any of such party’s Affiliates or other representatives and agents that such party reasonably believes needs to know such Confidential Information to perform its obligations hereunder; provided, that, before any disclosure is made pursuant to applicable law, the disclosing party shall, if permitted by applicable law, give advance written notice of such disclosure to the other party so that such other party may seek a protective order against such disclosure. In the absence or unavailability of any such protective order, the disclosing party shall take all reasonable and lawful actions to seek confidential treatment for such disclosure and, to the extent practicable, to minimize the extent of such disclosure. Without limiting the foregoing, the parties and their Affiliates shall utilize the same methods and practices in the protection of the other’s Confidential Information as each utilizes in protecting its own Confidential Information.

(b) Upon the earlier of the expiration of this Agreement or the written request of the owner of the Confidential Information, (i) all Confidential Information received by a party and its Affiliates shall be returned to the owner thereof; (ii) no copies of Confidential

Information shall be retained by any receiving party or any of its Affiliates; and (iii) no receiving party nor any of its Affiliates shall thereafter utilize the Confidential Information of the other party in any respect whatsoever.

(c) The parties shall be responsible for any breach of this Section 10 by their respective Affiliates, representatives and agents. The parties’ obligations under this Section 10 shall survive the expiration or termination of this Agreement.

11. Termination.

(a) Unless the parties mutually agree to extend the term of this Agreement, the term of this Agreement (the “Term”) shall commence on the date hereof and shall continue for a period of three years for all Arcelor Services and Noble Services other than Arcelor Services that are information technology-related services which shall continue for a period of four years.

(b) Noble may terminate any Arcelor Service, in whole or in part, prior to the expiration of the Term, by providing to Arcelor written notice of termination not less than 90 calendar days (or any shorter period to which Arcelor has consented in writing) before the effective date of such termination, in which case the provision of such Arcelor Service hereunder shall terminate at the end of the period specified in such notice; provided, that termination of any or all Arcelor Services shall not operate as a termination of this Agreement.

(c) Arcelor may terminate any Noble Service, in whole or in part, prior to the expiration of the Term, by providing to Noble written notice of termination not less than 90 calendar days (or any shorter period to which Noble has consented in writing) before the effective date of such termination, in which case the provision of such Noble Service hereunder shall terminate at the end of the period specified in such notice; provided, that termination of any or all Noble Services shall not operate as a termination of this Agreement.

(d) Subject to the provisions of Section 12 of this Agreement, this Agreement may be terminated by either party if:

(i) the other party is in material breach of any provision of this Agreement; provided that the party seeking to terminate this Agreement for breach shall notify the other party in writing of such breach and provide such other party with 30 calendar days to cure such breach; or

(ii)(A) the other party files a petition for bankruptcy or is otherwise declared or adjudicated to be bankrupt or insolvent, (B) a petition for bankruptcy is filed against the other party and such petition is not dismissed within 90 calendar days, or (C) either party discontinues its business or voluntarily submits to, or is ordered by a bankruptcy court to undergo liquidation pursuant to Chapter 7 of the U.S. Bankruptcy Code, as amended, or any successor thereto.

(e) Termination of this Agreement shall not release any party from any obligation accrued prior to the date of such termination.

(f) The agreements set forth in Section 4 (Compensation for Arcelor Services), Section 5 (Compensation for Noble Services), Section 8 (Audit of Books and Records), Section 10 (Confidentiality), Section 12 (Indemnification) and Section 13 (Miscellaneous) hereof shall survive termination of this Agreement for any reason.

12. Indemnification. Each party shall indemnify, defend and hold harmless the other party and the other party’s shareholders, Affiliates, and its and their respective directors, officers, employees, controlling persons and agents (each an “Indemnified Party”), from and against all claims asserted against, resulting to, imposed upon or incurred by such Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from (a) the breach of any representation, warranty or covenant made by such party in this Agreement or (b) the gross negligence or willful misconduct on the part such party or any of its Affiliates, employees, agents, representatives or licensees in connection with the performance of such party’s obligations under this Agreement. Any such indemnification shall be subject to the procedures set forth in Section 14.6 (Procedure for Indemnification Claims) of the Purchase Agreement.

13. Relationship of Parties. The parties understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted by this Agreement any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. The parties expressly acknowledge that (a) the parties and their respective Affiliates are independent contractors in all respects, including with respect to the provision of the Arcelor Services and the Noble Services; and (b) the parties are not partners, joint venturers, employees or agents of or with each other.

14. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give any other person any legal or equitable rights.

15. Miscellaneous.

(a) Notices. All notices, requests, claims, demands or other communications that are required or may be given to Noble or Arcelor pursuant to the terms of this Agreement shall be given in accordance with Section 17.3 (Notices) of the Purchase Agreement.

(b) Entire Agreement. This Agreement (including the Schedules attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by all of the parties. The provisions hereof may be waived only in writing signed by the party or parties waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

(d) Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

(e) Assignment; Binding Effect; Benefit. No assignment by any party of its rights nor delegation by any party of its obligations under this Agreement shall be permitted unless the other party consents in writing thereto, except that Noble may, in its sole discretion and without the consent of Arcelor, assign any or all of Noble’s rights, interests and obligations under this Agreement to any assignee of Noble’s rights under the Purchase Agreement, provided that no such assignment shall relieve Noble of any obligation hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(f) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of France other than conflict of laws principles thereof directing the application of any law other than that of France. The provisions of Section 17.7, subsections (b), (c), (d) and (e) (Venue; Waiver of Jury Trial), of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

(g) Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(h) Rules of Construction. All definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” shall be disjunctive but not necessarily exclusive. All references herein to Sections and Schedules shall be deemed references to Sections of and Schedules to this Agreement unless the context otherwise requires. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Schedules, taken as a whole. Except as otherwise expressly provided herein, any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time. The captions to Sections and subdivisions thereof shall not be deemed to be a part of this Agreement.

(i) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Execution

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Transition Services Agreement as of the date first written above.

ARCELOR S.A.

By:
Name:
Title:

By:
Name:
Title:

NOBLE INTERNATIONAL, LTD.

By:
Name:
Title:

SCHEDULE A

TO TRANSITION SERVICES AGREEMENT

Arcelor Services

All services provided under the 37 contracts between Arcelor or its Affiliate, on one hand, and a Group Member, on the other hand, as described in the attached table.

SCHEDULE B

TO TRANSITION SERVICES AGREEMENT

Noble Services

[None.]

Exhibit 16.3

Form of Steel Supply and Auto Services Agreement

STEEL SUPPLY AND ARCELOR AUTO SERVICES AGREEMENT

Parties

THIS STEEL SUPPLY AND ARCELOR AUTO SERVICES AGREEMENT (this “Agreement”) is made as of                     , 2007 by and between ARCELOR AUTO, a French corporation with an address at 5 rue Luigi Cherubini, F-93212 La Plaine Saint-Denis Cedex, France (“Arcelor Auto”), and NOBLE INTERNATIONAL, LTD., a Delaware corporation with an address at 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304 (“Noble”). Arcelor Auto and Noble are referred to herein as the “Parties”.

Recitals

A. Arcelor S.A. (“Arcelor”), the parent of Arcelor Auto, and Noble have entered into a Share Purchase Agreement, dated March     , 2007 (the “Purchase Agreement”), providing, among other things, for the acquisition by Noble of substantially all of the European laser-welded blanks assets and certain related liabilities of Arcelor (collectively, the “European TBA Business”) in exchange for cash, a subordinated promissory note and certain shares of common stock of Noble (the “Acquisition”). Execution and delivery of this Agreement is a condition to the effectiveness of the Acquisition.

B. Pursuant to the Purchase Agreement, Arcelor, Arcelor France, a French corporation, and their Affiliates and [Noble BV], a private limited liability company (een besloten vennootschap) under the laws of the Netherlands (“Noble BV”), are entering into an Intellectual Property License Agreement dated the date hereof (the “IP License Agreement”).

C. Prior to the Acquisition, Arcelor Auto has supplied to the European production units of the European TBA Business substantially all of the flat-rolled carbon steel products required for value-added processing and resale in the operations of the European TBA Business. From and after the Acquisition, Arcelor Auto is willing to continue to supply such products to Noble, for the European TBA Business, and Noble wishes to purchase such products from Arcelor Auto, on the terms and conditions set forth in this Agreement.

D. Prior to the Acquisition, Arcelor Auto has provided to the European TBA Business research and development, marketing, technical support, sales, credit risk, invoicing, collections and consulting services, and the research and development personnel of Arcelor France, a French corporation and a subsidiary of Arcelor (“Arcelor France R&D”), have provided certain research and development and technical support services, in connection with the operations of the European TBA Business. From and after the Acquisition, Arcelor Auto is willing to continue to provide such services to the European TBA Business of Noble, and Noble wishes to obtain such services from Arcelor Auto, on the terms and conditions set forth in this Agreement.

Accordingly, the Parties hereby agree as follows:

Terms of Agreement

1. Definitions. The following terms, when used in this Agreement and in the Exhibits and Schedules attached hereto, shall have the following meanings:

1.1 “Affected Party” has the meaning set forth in Section 18.2.

1.2 “Affiliate” means any corporation or other business entity which controls, is controlled by, or is under common control with, a Party to this Agreement. A corporation or other business entity shall be regarded as having control over another corporation or other business entity if it (i) owns or directly or indirectly controls at least fifty percent (50%) of the voting power of the corporation or other business entity, or (ii) if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other business entity.

1.3 “Arcelor Auto Products” means the flat-rolled steel products of Arcelor sold, or offered for sale, from time to time by Arcelor Auto.

1.4 “Base Price” has the meaning set forth in Section 3.1.

1.5 “Confidential Information” has the meaning set forth in Section 12.1.

1.6 “Customer” means an active or prospective customer of the European TBA Business.

1.7 “Disclosing Party” means the Party disclosing Confidential Information, together with its Representatives.

1.8 “European Automotive Customers” means OEM Customers and Stamper Customers at their locations in Europe.

1.9 “European TBA Products” means the laser-welded blanks products of the European TBA Business sold, or offered for sale, from time to time by the European TBA Business.

1.10 “Force Majeure” means (a) an act of God, act of the public enemy, act or threat of terrorism, war declared or undeclared, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, lightning, fire, flood, storm, drought, earthquake or extreme weather conditions, explosion, breakdown of machinery or jetties, in each case which could not have been prevented by prudent operating practices, (b) any strike, lock out or other industrial action or disturbance and (c) any other cause which is beyond the reasonable control of a Party.

1.11 “Forecast” has the meaning set forth in Section 5.1.

1.12 “Improvements” means any advance made by a Party (or which is obtained by a Party from a third person with a right to disclose or license to other Party) in connection with the manufacture, use or sale of one or more Products which may result in any one or more of the following:

(a) more economical and/or less environmentally-intrusive manufacture;

(b) enhancement of the quality, consistency, durability and/or other performance-related characteristic of the Product;

(c) modification in the methods of testing and quality assurance, whether practiced during or after the manufacturing process; and/or

(d) modification to the conditions of use of the Product by a Customer.

1.13 “OEM” means automotive original equipment manufacturer.

1.14 “Price Extras” has the meaning set forth in Section 3.2.

1.15 “Products” means, collectively, European TBA Products and the Arcelor Auto Products.

1.16 “R&D Plan” means the strategy for development of an R&D Project, including the nature and timing of research and other appropriate matters, which shall be agreed upon by Arcelor Auto and Noble.

1.17 “R&D Project” means any project related to the research, development or testing of Technology that has been nominated by either Noble or Arcelor Auto and agreed upon by them.

1.18 “Receiving Party” means the Party receiving Confidential Information, together with its Representatives.

1.19 “Representative” of a Party means such Party’s Affiliates, together with the officers, directors, employees, agents, subcontractors and other representatives of such Party and of such Party’s Affiliates.

1.20 “Services” has the meaning set forth in Section 8.2.

1.21 “Specifications” has the meaning set forth in Section 2.1.

1.22 “Stamper” means automotive stamper.

1.23 “Technology” means all patentable and unpatentable products, processes, designs, know-how and technical information, including Improvements, resulting from an R&D Project.

2. Steel Purchase and Sale Commitment. Subject to the terms and conditions of this Agreement, (a) Arcelor Auto agrees to sell to Noble, and Noble agrees to purchase from Arcelor Auto, directly or through one or more of their respective Affiliates, Arcelor Auto Products for the European TBA Business and (b) Arcelor Auto agrees to sell Arcelor Auto Products to the contract manufacturers (each, a “Contract Manufacturer”) under that certain Contract Manufacturing Agreement dated the date hereof between Arcelor and Noble for use thereunder.

2.1 Arcelor Auto Products. Each Arcelor Auto Product shall be as described in the applicable order acknowledgment, as delivered by Arcelor Auto to Noble from time to time (the “Specifications”).

2.2 Quantity. The quantity of Arcelor Auto Products to be sold and purchased hereunder shall be 100% of Noble’s requirements of such products for the European TBA Business.

3. Purchase Price. The purchase price for each Arcelor Auto Product shall be the sum of the applicable Base Price plus the applicable Price Extras for such Arcelor Auto Product, determined as follows:

3.1 Base Prices. The base price applicable to each Arcelor Auto Product (each, a “Base Price”) from time to time shall be a base price equivalent to Arcelor Auto’s then prevailing base price for such Product as sold by Arcelor Auto to Noble’s applicable OEM Customer or Stamper Customer for delivery to a European plant of such Customer.

3.2 Price Extras. In addition to the Base Price, the purchase price for each Product shall include Arcelor Auto’s then prevailing applicable price extras charged for such Product as sold by Arcelor Auto to Noble’s applicable OEM Customer or Stamper Customer for delivery to a European plant of such Customer (the “Price Extras”).

3.3 Competitive Pricing. Notwithstanding the foregoing, the Base Prices and Price Extras charged to Noble under this Agreement shall not be higher than the most favorable pricing contemporaneously accorded by Arcelor Auto, with respect to similar volumes and on the same terms and conditions, to any European welded blanks (including patch, TRB, tailored strip or equivalent product) competitor of Noble.

3.4 Audit of Books and Records.

(a) During the Term and for a period of 9 months thereafter, Arcelor Auto and its Affiliates shall permit an independent accountant selected by Noble who has entered into a confidentiality agreement reasonably acceptable to Arcelor Auto to have reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of Arcelor Auto and its Affiliates, to the extent such access is reasonably required to verify the accuracy of the amounts charged by Arcelor Auto or its Affiliates pursuant to this Agreement.

(b) If an audit pursuant to Section 3.4(a) reveals an overcharge, and Arcelor Auto or its Affiliates do not successfully justify any charge questioned by such audit, Arcelor Auto or its Affiliates shall promptly pay to Noble or its Affiliates the amount of such overcharge, together with interest from the date of receipt of such overcharge to the date of payment at a rate per annum equal to LIBOR, plus 100 basis points. (For purposes of this Agreement, “LIBOR” means, at the time in question, the rate per annum appearing on Barron’s

Online Money Rates (http://online.barrons.com/public/page/mlab_money_rates.html) (or any successor Internet site) as the latest LIBOR Interbank Rate in U.S. dollars for a six-month term.) In addition, if any such audit reveals an overcharge of more than 10% of the audited invoices in the aggregate for the audited period, Arcelor Auto or its Affiliates shall promptly reimburse Noble or its Affiliates for the actual out-of-pocket cost of such audit (including auditor’s fees).

(c) Upon request by either party, the Parties shall meet promptly upon the completion of any audit or the issuance of an interim or final report to the Parties following such audit (but in no event more than 15 days after the later thereof). The Parties shall develop and agree upon an action plan to address and resolve any issues discovered through such audit within 30 days, unless a shorter resolution time is mutually agreed to by the Parties in writing, and shall implement any remedial action required to avoid the making of overcharges in the future.

3.5 [Short Coil Charge. The Parties shall agree from time to time on the coil weight of Arcelor Auto Products to be included in the Specifications. If the total number of coils of Arcelor Auto Products delivered within a calendar quarter with an individual coil weight less than the minimum weight specified is greater than [5-15%] of the total number of coils delivered in such quarter, a short coil charge shall be applied as a credit in favor of Noble with respect to those coils having a weight less than 90% of the minimum weight specified.]

4. Purchase and Payment Terms.

4.1 Delivery. All sales and prices quoted by Arcelor Auto to Noble hereunder shall be DDU (delivered duty unpaid) Noble’s applicable European TBA Business manufacturing facility under Incoterms, the International Rules for the Interpretation of Trade Terms as published by the International Chamber of Commerce in 2000.

4.2 Payment. All payments from Noble to Arcelor Auto hereunder shall be made by wire transfer of immediately available funds (including by SWIFT transfer) no later than 30 days after the invoice date. Without limiting the foregoing, all payments from Noble to Arcelor Auto with respect to invoices issued to the European TBA Business prior to the date hereof shall be made on the due date therefor.

4.3 General Terms and Conditions. Except as the Parties may otherwise agree in writing, in the event of a conflict between this Agreement and the terms and conditions set forth in any Party's purchase order or order acknowledgment for transactions hereunder, the terms of this Agreement shall prevail.

5. Logistics for the Supply of Arcelor Auto Products.

5.1 Forecasts. Noble shall provide to Arcelor Auto no later than October 31 in each calendar year during the term of this Agreement a purchasing forecast for the quantity of each Arcelor Auto Product to be delivered to Noble during the following calendar year (the “Forecast”). Noble shall use commercially reasonable efforts to provide accurate Forecasts and Arcelor Auto shall use commercially reasonable efforts to reserve production capacity sufficient to supply all quantities of Arcelor Auto Products so Forecast by Noble. Noble shall have no liability hereunder for any failure to order any quantity of Arcelor Auto Products regardless of any prior Forecast, and Arcelor Auto shall have no liability hereunder for any failure to reserve sufficient capacity to supply any quantity in a Forecast.

5.2 Purchase Orders. Noble shall provide to Arcelor Auto from time to time during the term of this Agreement written purchase orders for the quantity of Arcelor Auto Products to be purchased by Noble (each, a “Purchase Order”). Each such Purchase Order from Noble shall constitute Noble’s commitment to purchase the Arcelor Auto Products described in such Purchase Order. Each Purchaser Order shall include the definitive quantity of each Arcelor Auto Product ordered. Arcelor Auto shall issue a written order acknowledgement for each Purchase Order accepted by Arcelor Auto.

5.3 Order and Delivery. Noble shall order delivery of the Arcelor Auto Products under each Purchase Order during the period covered by such Purchase Order to permit delivery of corresponding European TBA Products as reasonably requested from time to time by Noble’s applicable European Automotive Customer. Arcelor Auto shall use commercially reasonable efforts to ship Arcelor Auto Products to arrive during the timeframe requested by Noble in its delivery order.

5.4 Packaging. All Products shall be packaged in accordance with the applicable Specifications.

5.5 Claims.

(a) If Noble notifies Arcelor Auto that Noble is rejecting any Arcelor Auto Products delivered by Arcelor Auto as damaged or otherwise not conforming to the applicable Specifications, then Arcelor Auto shall, with Noble’s cooperation, within 14 days of receipt of such notice, take all necessary actions (e.g., technical visits, inspections and sample analyses) to confirm whether Arcelor Auto will dispute such rejection under this Agreement. If Arcelor fails to take such actions within 21 days of receipt of such notice, Arcelor shall be deemed to have agreed that such rejected Arcelor Auto Products are non-conforming. If a claim pertaining to Arcelor Auto Products is either so substantial as to quantity or so critical to a customer requirement that it requires more urgent attention, such 14-day period shall be reduced to 7 days. Further, Noble agrees to respond to Arcelor Auto’s customers’ claims with respect to Noble Products in the same manner and within the same timeframes as those described above.

(b) If Noble and Arcelor Auto agree that the rejected Products are non-conforming, then Noble may elect to (i) accept the non-conforming Products and receive a discount in an amount mutually agreed by Arcelor Auto and Noble; or (ii) require Arcelor Auto to provide replacement Arcelor Auto Products as promptly as reasonably practicable. Unless Noble has elected to accept the non-conforming Arcelor Auto Products, Arcelor Auto shall be solely responsible for arranging any local reuse or local sale of such non-conforming Arcelor Auto Products. If Arcelor Auto requests that any such non-conforming Arcelor Auto Products be returned to Arcelor Auto, then (A) Noble shall promptly re-wrap and re-pack such Arcelor Auto Products in the manner in which they were delivered, and (B) Arcelor Auto shall arrange for such nonconforming Arcelor Auto Products to be removed from Noble’s facilities within 30 days and accounted for by an appropriate credit.

6. Insurance. Noble, at its expense, shall obtain and maintain products and commercial general liability insurance with commercially appropriate limits for a company in the same or similar business. Noble shall provide Arcelor Auto with a certificate of insurance annually confirming that such coverage is in effect.

7. Coordination Meetings; Information Sharing. The Parties shall meet frequently, and not less than quarterly, during the term of this Agreement (a) to consider forthcoming production and purchasing plans, (b) to exchange information in relation to market trends, (c) to review their forecasting, ordering and other relevant procedures and make any necessary adjustments, and (d) to exchange information regarding sales and marketing activities, including scheduled meetings with customers. Without limiting the foregoing, each of the Parties shall keep the other informed of all material developments of which it becomes aware concerning the market for the other Party’s products for automotive applications, including (i) the availability, quality and pricing of competitive products, (ii) customer demand and inventory supply, (iii) product development trends and technical requirements, and (iv) other similar or related information. At Noble’s request, Arcelor will include a Noble representative at any meetings with customers to discuss the sale of European TBA Products. At the request of either Party, made reasonably in advance of the meeting, any such meeting shall include discussion of problems or disputes that have arisen under this Agreement (each, a “Problem-Solving Meeting”). Each Party shall be represented at each Problem-Solving Meeting by an executive authorized to resolve disputes under this Agreement. Noble and Arcelor Auto shall each submit to the other Party a description of any proposed adjustment relating to any provision of this Agreement in advance of the applicable Problem-Solving Meeting. Meetings, including Problem-Solving Meetings, under this Section 7 may overlap with coordination meetings required under other Ancillary Agreements (as defined under the Purchase Agreement).

8. Appointment of Arcelor Auto; Services; Scope of Activities.

8.1 Appointment. Noble hereby appoints Arcelor Auto, and Arcelor Auto hereby accepts appointment, as consultant and service provider to Noble with respect to the European TBA Business.

8.2 Services. Throughout the term hereof, (a) Arcelor Auto shall provide services, including research and development, marketing, sales, after sales, credit risk, invoicing, collection and consulting services, with respect to (i) Customers’ technical requirements and product development plans, (ii) actual and planned European TBA Products, (iii) marketing plans and techniques, (iv) manufacturing processes, procedures and practices and (v) other matters useful to the development, marketing and sale of European TBA Products in the European TBA Business utilizing Arcelor Auto Products, in each case as more fully described below and in Schedule 1 to this Agreement, and (b) Arcelor Auto shall provide technical support services to Noble's plants in the European TBA Business (all the foregoing Arcelor Auto services collectively, the “Services”).

9. Sales, Credit, Invoicing and Collection Services. During the term of this Agreement, Arcelor Auto shall, at no additional charge to Noble, perform sales, credit risk, invoicing and collection services for the European TBA Business, in accordance with the terms and conditions of this Section 9.

9.1 Sales. Arcelor Auto shall serve as sales representative for the European TBA Business, soliciting sales of European TBA Products to European Automotive Customers and diligently promoting the interests of the European TBA Business along with those of Arcelor Auto. In that capacity, Arcelor Auto shall use commercially reasonable efforts to include European TBA Products in all negotiations for supply of Arcelor Auto Products to European Automotive Customers, and shall include sales of European TBA Products in all annual (or longer term) contracts with such European Automotive Customers consistent with Arcelor Auto’s past practice.

9.2 Credit, Invoicing and Collections. Arcelor Auto shall invoice the European Automotive Customers of the European TBA Business for European TBA Products sold and, subject to any such Customers’ claims with regard to European TBA Products, shall pay the invoiced purchase price by wire transfer of immediately available funds (including by SWIFT transfer) no later than 30 days after the invoice date. Arcelor Auto shall bear the credit risk with respect to sales of European TBA Products hereunder, and may, but shall not be required to, insure against such credit risk.

10. Technical Support. During the term of this Agreement, Arcelor Auto shall, upon request, provide to Noble technical support for the European TBA Business, including technical problem-solving and claims support, consistent with past practice under Arcelor’s “Project SUP-198.” Noble shall pay Arcelor Auto’s standard per diem charges as in effect from time to time for the services performed by the technical personnel involved, plus out-of-pocket expenses, including expenses for travel and lodging, as applicable. Arcelor Auto shall provide Noble 60 days prior written notice of any increase in such per diem charges. Per diem charges and expense reimbursement will not be charged to Noble when Arcelor Auto’s technical personnel are solving claims referred to in Section 5.5.

11. Research and Development. During the term of this Agreement, Arcelor Auto shall perform research and development services for the European TBA Business, in accordance with the terms and conditions of this Section 11.

11.1 Selection of R&D Projects. Each of Noble (on behalf of Noble BV) and Arcelor Auto shall have the right to nominate R&D Projects for pursuit, by giving written notice thereof to the other Party. Each such notice shall include a description of the proposed R&D Project, the proposed locations for performance of the project, and, in reasonable detail, a proposed budget of development costs. The nominating Party shall describe the proposed R&D Project by intended technical result, whether a process or Product, and the estimated duration of the project. Any R&D Project selected for research and development under this Agreement shall be conducted, pursuant to an R&D Plan or Plans, as determined by Noble (on behalf of Noble BV) and Arcelor Auto.

11.2 Development Efforts. Arcelor Auto shall use its commercially reasonable efforts to carry out each R&D Project in accordance with the applicable R&D Plan and within all agreed-upon timetables. Any material change in any R&D Plan shall be subject to the prior written agreement of the Parties. Arcelor Auto shall be solely responsible for the conduct of all services for R&D Project(s) under the respective R&D Plan(s); provided, however, that (i) Arcelor Auto agrees to consult with Noble regarding each ongoing R&D Project and R&D

Plan and (ii) Arcelor Auto agrees to use the services of Arcelor France R&D, as needed, to carry out the R&D Projects and to perform technical support under this Agreement.

11.3 Research and Development Costs. The first 2 million Euros of costs of R&D Projects in each calendar year during the term of this Agreement shall be borne by Arcelor Auto. Any costs of R&D Projects in excess of 2 million Euros in any such calendar year shall be paid or reimbursed by Noble or Noble BV. Arcelor Auto shall endeavor to keep Noble and Noble BV reasonably informed, through the Parties' coordination meetings pursuant to Section 7, of the R&D Projects costs incurred and shall notify Noble and Noble BV when Arcelor Auto becomes aware that such costs are closely approaching the 2 million Euros threshold. The costs shall be determined in accordance with (a) Arcelor Auto’s reasonable cost calculation methods for direct research and development expense, including direct labor salaries and benefits, technical writers, data entry, internal and external testing, research materials and supplies and other direct expenses, and (b) reasonable allocations of indirect research and development expense, including labor salaries and benefits of department managers, system managers and other employees engaged in R&D Projects, equipment rental, materials and supplies, and other costs reasonably related to R&D Projects.

11.4 Ownership of Technology, License to Technology. Noble acknowledges that Arcelor is and shall remain the exclusive owner of all rights, title and interest in and to all Technology resulting from R&D Projects and all intellectual property rights therein. To the extent that such Technology is covered by or is the subject of a patent application, such patent application and any patent(s) issued thereon shall constitute, upon filing, Patents as defined in Section 1.5 of and for purposes of the IP License Agreement; otherwise, such Technology shall constitute Know-how as defined in Section 1.2 of and for purposes of the IP License Agreement. Arcelor and Noble acknowledge and agree that Arcelor and Arcelor Auto shall be deemed to have granted to Noble BV, under and subject to the terms and conditions of the IP License Agreement, a license to all such Technology and intellectual property rights therein.

12. Confidentiality.

12.1 Definition. During the performance of this Agreement, Noble and Arcelor Auto may learn confidential, proprietary and/or trade secret information of the other Party (collectively, “Confidential Information”). Confidential Information includes any information, unknown to the general public, which is disclosed by the Disclosing Party to the Receiving Party under this Agreement, including technical, commercial and financial information about the Disclosing Party’s (i) research or development; (ii) marketing plans or techniques, contacts or customers; (iii) organization or operations; (iv) business transactions or development plans (e.g., technology licensing, product development activities, supply, sales, costs, prices, contracts, acquisitions, divestitures or investments); and (v) inventions, trademarks, patent applications, proprietary software, other types of intellectual property or any other contractual rights or interests (including processes, procedures and business practices involving trade secrets or know-how).

12.2 Restriction on Disclosure and Use. Subject to the terms and conditions of the IP License Agreement, the Receiving Party shall neither use nor disclose Confidential Information from the Disclosing Party for any purpose other than as reasonably required for the performance of this Agreement. The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without obtaining the prior written consent of an officer of the Disclosing Party.

12.3 Return of Confidential Information. Subject to the terms and conditions of the IP License Agreement, upon the expiration or termination of this Agreement, the Receiving Party, shall promptly return to the Disclosing Party, or destroy, all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by the Receiving Party, as well as any writings, drawings, specifications, manuals or other printed or electronically-stored material based on or derived from Confidential Information. Notwithstanding the foregoing, the Receiving Party may retain one archival copy of the Confidential Information (and derivatives thereof) in a secure location solely for the purpose of ensuring compliance with its obligations herein.

12.4 Survival. The obligations set forth in this Article 12, including the obligations of confidentiality and non-use, shall be continuing and shall survive the expiration or termination of this Agreement for a period of five years from the date of such expiration or termination.

12.5 Exclusions.

(a) Notwithstanding Sections 12.1 through 12.4, Noble shall have the right to retain copies of, and to use for the internal purposes of the European TBA Business, all Confidential Information pertaining solely to the European TBA Business and consisting of (a) marketing plans or techniques, contacts or customers; (b) organization or operations; (c) business transactions or development plans or (d) other Confidential Information disclosed to Noble pursuant to this Agreement that is not covered by the IP License Agreement.

(b) The Parties’ obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party at the time of disclosure by the Disclosing Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; or (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request; provided, that the Receiving Party shall notify the Disclosing Party sufficiently prior to disclosing such Confidential Information so as to permit the Disclosing Party to seek a protective order.

13. Ownership of Property and Developments. Unless otherwise provided in a Schedule attached to this Agreement, all materials, documents and property supplied to a Party during the term of this Agreement by or through another Party, which relate to this Agreement, shall remain the sole and exclusive property of the originator of such materials, documents and property. To the extent they incorporate any Confidential Information, each Party agrees to keep all such materials, documents and property confidential in accordance with this Agreement.

14. Non-Solicitation. Absent the prior written consent of Arcelor Auto in each instance, neither Noble nor any of its Affiliates shall, directly or indirectly, solicit, contact with a view to engagement or employment any person employed by Arcelor Auto or any of its Affiliates to provide Services under this Agreement to leave the employ of Arcelor Auto or such Affiliate during the term or within one year after the expiration or termination of this Agreement.

15. Independent Contractor. Each Party and its Representatives, including any agent or other person performing such Party’s obligations under this Agreement, are and shall at all times remain independent contractors with respect to each other Party. Individuals provided by Arcelor Auto to perform Services under this Agreement shall not be deemed to be employees of Noble. Except as otherwise expressly provided herein, no Party shall be responsible for the acts of another Party or its Representatives. Neither Party shall have the right to bind the other Party without such other Party’s express written consent.

16. Indemnification.

16.1 Arcelor Auto Indemnities. Arcelor Auto shall indemnify and hold Noble and Noble’s Representatives harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees, which result from (i) any gross negligence or willful misconduct by Arcelor Auto, or its Representatives in connection with the obligations of Arcelor Auto under this Agreement, (ii) any breach of this Agreement by Arcelor Auto, (iii) any products liability claim relating to any Arcelor Auto Product, (iv) any third party intellectual property infringement claim relating to any Arcelor Auto Product and (v) any claim relating to any written materials provided by Arcelor Auto under this Agreement.

16.2 Noble Indemnities. Noble shall indemnify and hold Arcelor Auto and its Representatives harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from (i) any gross negligence or willful misconduct by Noble or its Representatives in connection with the obligations of Noble under this Agreement, (ii) any breach of this Agreement by Noble, (iii) any products liability claims relating to any Noble TBA Product, (iv) any third party intellectual property infringement claim relating to any Noble TBA Product or (v) any claim relating to any written materials provided by Noble under this Agreement.

16.3 Indemnification Process. Any indemnity available hereunder shall be dependent upon the Party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the indemnity sought; provided, however, that failure to comply with this notice requirement shall not reduce or eliminate the indemnitor’s indemnification obligation except to the extent that the indemnitor is prejudiced as a result. Thereafter, the indemnitor shall have exclusive control over the handling of the claim or lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor and shall cooperate fully in defending the claim.

16.4 No Implied Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER ARCELOR AUTO NOR NOBLE, NOR THEIR RESPECTIVE REPRESENTATIVES, MAKE ANY REPRESENTATIONS OR EXTEND

ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.

16.5 Liability Limit. Notwithstanding any other provision in this Agreement to the contrary, in no event shall any Party be liable for special, incidental, consequential or punitive damages in connection with this Agreement.

17. Term; Renewal; Early Termination. This Agreement shall have an initial term of five years, and shall be renewed for additional terms of five years each, unless, prior such renewal, either Arcelor Auto or Noble shall give the other Party notice of termination at least two years prior to the expiration of the initial term or renewal term, as applicable. This Agreement may be terminated effective immediately upon notice provided as follows:

17.1 By such Party, if payment otherwise due and payable to that Party is not made when due and such payment is not made within 30 days from the date of notice to the other Party of such nonpayment; or

17.2 By such Party, if the other Party has committed a material breach of any of its material obligations under this Agreement and such breach has not been cured within 30 days after receipt of written notice from the non-breaching Party of such breach; or

17.3 By such Party, if the other Party (a) has become insolvent or has been liquidated, filed or has filed against it, a petition in bankruptcy and such petition is not dismissed within 60 days after the filing; (b) makes a general assignment for the benefit of creditors; or (c) has a receiver appointed for a substantial portion of its assets.

In addition, if at any time Arcelor’s stockholding in Noble shall be less than 4,687,500 shares of the issued and outstanding capital stock of Noble, Arcelor Auto may terminate its obligations under this Agreement (a) with respect to steel supply, upon 24 months’ notice, or (b) with respect to Services, upon 18 months’ notice.

Upon the effective date of such termination, the Parties shall have no further obligation to each other (other than those set forth in Articles 12 (Confidentiality), 13 (Ownership of Property and Developments), 14 (Non-Solicitation) and 16 (Indemnification)), except that either Party shall pay any amounts due to the other under this Agreement and except that with respect to any OEM Customer product platform or program as to which Arcelor Products were provided prior to the termination date, Arcelor’s obligation to continue to provide such Products and related technical support shall survive the termination hereof for the duration of such product program or platform (as the same may be extended).

18. Force Majeure.

18.1 Relief from Liability. No Party shall be liable for any failure in the fulfillment of any of its obligations under this Agreement (other than the obligation to pay the purchase price of Products sold and delivered) to the extent that such failure is due to any prevention, delay, interruption, loss or damage occasioned by Force Majeure; provided that reasonable steps are taken to mitigate the consequences of such Force Majeure and to bring it to an end as soon as reasonably possible; and provided, further, that such Party has given notice of such Force Majeure to the other Party pursuant to Section 18.2.

18.2 Notice. If a Party (the “Affected Party”) gives notice to the other that an event of Force Majeure has occurred, the affected obligations of the Affected Party shall be suspended in whole or in part, to such extent as may be necessary, for the duration of any period during which the Affected Party is prevented from performing or is unable to perform any of such obligations as a result of such event of Force Majeure.

18.3 Resumption of Performance. The full performance of this Agreement by the Affected Party shall be resumed as soon as practicable after the relevant event of Force Majeure has ceased to delay, interrupt or prevent performance under this Agreement.

18.4 Substitution of Performance. Notwithstanding any other provision of this Agreement, if Arcelor Auto is the Affected Party and notifies Noble of an event of Force Majeure, Noble may cancel any outstanding purchase order to Arcelor Auto which is the subject of the event of Force Majeure, and Noble may purchase the Products which are the subject of such order from a competitor. Products purchased from a competitor under this Section 18.4 shall be deemed purchased from Arcelor Auto for purposes of Noble’s purchase obligation in Section 2.2.

19. Miscellaneous.

19.1 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

19.2 Assignment; Binding Effect. No assignment by any Party of its rights nor (except as otherwise provided herein) delegation by either Party of its obligations under this Agreement shall be permitted unless the other Party consents in writing thereto; provided, that any Party may assign any of its rights hereunder to, or perform any of its obligations hereunder through, one or more of its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

19.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of France other than conflict of laws principles thereof directing the application of any law other than that of France. The provisions of Section 17.7, subsections (b) (c), (d) and (e) (Venue; Waiver of Jury Trial), of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

19.4 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

19.5 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

19.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, FRANCE

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

Email: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

Email: guillaume.vercaemer@arcelor.com

With a copy (which shall not constitute notice) to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

USA

Attention: Garry P. McCormack, Esq.

Fax: +1 212.335.4501

E-mail: garry.mccormack@dlapiper.com

If to Noble, to:

Noble International, Ltd.

28213 Van Dyke Avenue

Warren, MI 48093

USA

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue

Suite 2700

Detroit, MI 48226

USA

Attention: Patrick Daugherty, Esq.

Fax: +1 313.234.2800

E-mail: pdaugherty@foley.com

19.7 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, and the printed terms of all quotations and purchase orders exchanged by the Parties during the term of this Agreement shall have no force or effect.

19.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by both Arcelor Auto and Noble. The provisions hereof may be waived only in a writing signed by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

19.9 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

19.10 Rules of Construction. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Schedules and Exhibits, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement or document shall mean such agreement or document as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time. The captions to Sections or subdivisions thereof shall be deemed not to be a part of this Agreement.

[Remainder of Page Intentionally Blank]

Execution

IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed as of the day and year first above written.

ARCELOR AUTO S.A.

By:
Name:
Title:

By:
Name:
Title:

NOBLE INTERNATIONAL, LTD.

By:
Name:
Title:

SCHEDULE 1

to Steel Supply and Arcelor Auto Services Agreement

Specific Services

[To be attached.]

Exhibit 16.5

Form of Standstill and Stockholder Agreement

STANDSTILL AND

STOCKHOLDER AGREEMENT

by and among

NOBLE INTERNATIONAL, LTD.,

ARCELOR S.A.,

and

ROBERT J. SKANDALARIS

                    , 2007

STANDSTILL AND

STOCKHOLDER AGREEMENT

THIS STANDSTILL AND STOCKHOLDER AGREEMENT (this “Agreement”) is made as of                          , 2007, by and among NOBLE INTERNATIONAL, LTD., a Delaware corporation (the “Company”), ARCELOR S.A., a corporation organized under the laws of Luxembourg (“Arcelor”), and ROBERT J. SKANDALARIS, an individual residing in Bloomfield Hills, Michigan (“Skandalaris”).

Recitals

A. Arcelor and the Company have entered into a Share Purchase Agreement, dated March     , 2006 (the “Purchase Agreement”), providing, among other things, for the acquisition by the Company of the laser-welded blanks assets and certain related liabilities of Arcelor in exchange for cash, a subordinated promissory note and 9,375,000 shares of the common stock, par value $0.00067 per share, of the Company (“Company Common Stock”).

B. Skandalaris is an officer of the Company and a member of the Company’s board of directors and is the beneficial owner of approximately 15.5% of the outstanding Company Common Stock.

C. In connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company, Arcelor and Skandalaris desire to set forth certain agreements with respect to their future ownership and voting of Company Common Stock and other securities of the Company.

D. Execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

Accordingly, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “13D Group” shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d 1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

(b) “Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such specified Person; provided, that for purposes of this Agreement, none of (i) Arcelor and its Affiliates, (ii) Skandalaris and his Affiliates or (iii) the Company and its Affiliates, shall be deemed to be “Affiliates” of any other of (i), (ii) or (iii); and provided, further, that no pension plan or profit sharing plan which has one or more independent trustees shall be deemed to be an “Affiliate” of Arcelor or Skandalaris.

(c) “Arcelor” shall have the meaning set forth in the preamble.

(d) “Arcelor Departing Designee” shall have the meaning set forth in Section 3.2.

(e) “Arcelor Designee” and “Arcelor Designees” shall have the meaning set forth in Section 3.2.

(f) “Arcelor Vacancy Designee” shall have the meaning set forth in Section 3.2.

(g) “Average Price” shall have the meaning set forth in Section 2.7.

(h) “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

(i) “Call Option” shall have the meaning set forth in Section 2.7.

(j) “Change in Control of the Company” shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party as a result of which the stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction have Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any Person or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing 50% or more of the Total Current Voting Power of the Company; (iii) a sale of all or substantially all the assets of the Company; (iv) a liquidation or dissolution of the Company; (v) the acquisition by any Competitor, or a 13D Group that includes a Competitor, of direct or indirect Beneficial Ownership of Voting Stock of the Company representing more than 25% of the Total Current Voting Power of the Company; or (vi) individuals who at the beginning of any calendar year constituted the Board of Directors of the Company, together with any new directors who were elected by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company who were either directors at the beginning of such calendar year or whose election or nomination for election was previously so approved (excluding any director designated by a Person who has entered into an agreement with the Company to effect a transaction described in the preceding clauses), cease for any reason to constitute a majority of the Board of Directors of the Company; provided that “Change in Control of the Company” shall not mean any Change in Control involving either Stockholder or an Affiliate of a Stockholder or a 13D Group of which a Stockholder or an Affiliate of a Stockholder is a member.

(k) “Company” shall have the meaning set forth in the preamble.

(l) “Company Common Stock” shall have the meaning set forth in the Recitals.

(m) “Competitor” shall mean (i) any Person (other than a Stockholder or an Affiliate thereof) that engages, directly or indirectly, in the business of producing steel products and (ii) any Affiliates of such a Person.

(n) “Control” or “Controlled by” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(o) “Counter Offer” shall have the meaning set forth in Section 2.5.

(p) “Counter Offer Period” shall have the meaning set forth in Section 2.5.

(q) “Disability” shall mean any physical or mental illness or injury that causes Skandalaris to be unable to substantially perform his normal duties as a director and chairman of the Board of Directors of the Company (i) for a period of 90 consecutive days or (ii) as determined by a competent physician chosen by the Company and reasonably acceptable to Arcelor.

(r) “Dofasco” shall mean Dofasco, Inc.

(s) “Equity Issuance” shall have the meaning set forth in Section 3.3.

(t) “European TBA Business” shall mean the European laser-welded blanks assets and related liabilities of Arcelor transferred to the Company pursuant to the Purchase Agreement.

(u) “Exchange Act” shall mean the Securities Exchange Act of 1934.

(v) “Exercise Notice” shall have the meaning set forth in Section 2.5.

(w) “Immediate Family” shall mean spouse, parents, children (by blood, marriage or adoption), grandchildren, siblings, nephews, nieces or in-laws, or other descendants of any of the foregoing.

(x) “Independent Board Committee” shall have the meaning set forth in Section 3.2.

(y) “Independent Director” shall mean a director of the Company (i) who is not and has never been an officer or employee of the Company, of any Affiliate of the Company or of an entity that derived 10% or more of its revenues in its most recent fiscal year from transactions involving the Company or any Affiliate of the Company, (ii) who is not and has never been an officer or employee and is not currently a director of either Stockholder or any Affiliate of either Stockholder or of an entity that derived more than 10% of its revenues in its most recent fiscal year from transactions involving either Stockholder or any Affiliate of either Stockholder, (iii) who has no compensation, consulting or contracting arrangement with the Company, either Stockholder or their respective Affiliates or any other entity such that a reasonable person would regard such director as likely to be unduly influenced by management of the Company or either Stockholder; provided, that the payment of standard directors fees and incentive compensation, if any, shall not disqualify a person from being an Independent Director; and (iv) shall satisfy all other requirements set forth in the definition of “independent director” under Rule 4200(a)(15) of The NASDAQ Stock Market LLC.

(z) “Market Sale Notice” shall have the meaning set forth in Section 2.5.

(aa) “Offeree” shall have the meaning set forth in Section 2.5.

(bb) “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(cc) “Pro Forma EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of the Company projected for the 12-month period beginning on the first day of the calendar month immediately following the calculation; provided, that if any company or business is to be acquired by the Company with the proceeds of the debt issuance for which Pro Forma EBITDA is being calculated, then Pro Forma EBITDA shall include the earnings before interest, taxes, depreciation and amortization of such company or business projected for the 12-month period beginning on the first day of the calendar month immediately following the calculation.

(dd) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(ee) “Put Option” shall have the meaning set forth in Section 2.7.

(ff) “Recipient” shall have the meaning set forth in Section 2.4.

(gg) “Response Notice” shall have the meaning set forth in Section 2.4(a)(ii).

(hh) “Rule 144” shall mean Rule 144 as promulgated under the Securities Exchange Act of 1934.

(ii) “SEC” shall mean the United States Securities and Exchange Commission.

(jj) “Seller” shall have the meaning set forth in Section 2.5.

(kk) “Shares” shall mean any shares of Voting Stock that are Beneficially Owned by a Stockholder and its Affiliates at the time in question.

(ll) “Skandalaris” shall have the meaning set forth in the preamble.

(mm) “Skandalaris Departing Designee” shall have the meaning set forth in Section 3.2.

(nn) “Skandalaris Designee” and “Skandalaris Designees” shall have the meaning set forth in Section 3.2.

(oo) “Skandalaris Transferees” shall have the meaning set forth in Section 2.7.

(pp) “Skandalaris Vacancy Designee” shall have the meaning set forth in Section 3.2.

(qq) “Stockholder” shall mean either Arcelor or Skandalaris.

(rr) “Strategic Matters” shall have the meaning set forth in Section 3.3(b).

(ss) “Tag-Along Right” shall have the meaning set forth in Section 2.8.

(tt) “Term” shall mean the period beginning on the date hereof and ending on the earlier to occur of (i) a Change in Control of the Company or (ii) the fifth anniversary of the date of this Agreement.

(uu) “Third Party Tender Offer” shall mean a bona fide public tender offer subject when first commenced to the provisions of Regulation 14D within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by a Person or 13D Group (which is not made by and does not include any of the Company, any Stockholder or any Affiliate of any of them) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire more than 25% of the Total Current Voting Power of the Company.

(vv) “Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the board of directors of the corporation if all securities entitled to vote in the election of such directors are present and voted (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

(ww) “Transfer” shall have the meaning set forth in Section 2.3.

(xx) “Transfer Notice” shall have the meaning set forth in Section 2.4(a)(i).

(yy) “Transferor” shall have the meaning set forth in Section 2.4.

(zz) “Voting Stock” shall mean shares of the Company Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board of Directors of the Company.

1.2 Rules of Construction. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words

“include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with United States generally accepted accounting principles, as in effect from time to time. The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

ARTICLE II

STANDSTILL OBLIGATIONS AND TRANSFER RESTRICTIONS

2.1 Stockholder’s Standstill Obligations.

(a) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, directly or indirectly, acquire Beneficial Ownership of Voting Stock or authorize or make a tender offer, exchange offer or other offer to acquire Voting Stock other than (i) in the case of Arcelor and its Affiliates, the shares of Company Common Stock acquired by Arcelor pursuant to the Purchase Agreement plus any additional Shares acquired by Arcelor or its Affiliates from Skandalaris or with the prior written consent of Skandalaris; and (ii) in the case of Skandalaris and his Affiliates, the 2,190,623 shares of Company Common Stock held by Skandalaris, directly or indirectly, on the date hereof plus any additional Shares acquired by Skandalaris or his Affiliates from Arcelor or after the giving of prior written notice from Skandalaris to Arcelor.

(b) Until the second anniversary of the date hereof, each Stockholder shall promptly notify the other Stockholder and the Company if such Stockholder’s aggregate Beneficial Ownership of Voting Stock exceeds the aggregate Beneficial Ownership of Voting Stock specified in such Stockholder’s most recent prior notice to the Company under Section 2.1(a) (or if no such notice has yet been given, such Stockholder’s aggregate Beneficial Ownership of Voting Stock on the date of this Agreement) by more than 1% of the outstanding Voting Stock. Such notice shall specify the amount of Voting Stock Beneficially Owned by such Stockholder as of the date of the notice. This requirement may be satisfied by such Stockholder’s delivery to the other Stockholder and the Company of an amendment to any Schedule 13D filed by such Stockholder with respect to its Shares.

(c) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, without first obtaining the written consent of the other Stockholder, (i) solicit proxies with respect to any Voting Stock, nor (ii) become a “participant” in any “election contest” (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of one or more members of the Board of Directors of the Company. Neither a Stockholder nor any Affiliate of a Stockholder

shall be deemed to be such a “participant” due solely to the fact that such Stockholder or one or more designees of such Stockholder sit on the Company’s Board of Directors.

(d) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, without first obtaining the written consent of the other Stockholder, (i) deposit any Voting Stock in a voting trust or (ii) except as otherwise provided or contemplated herein, subject any Voting Stock to any arrangement or agreement with any third party with respect to the voting of such Voting Stock.

(e) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, without first obtaining the written consent of the other Stockholder, join a 13D Group, partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third party for the purpose of acquiring, holding, voting or disposing of Voting Stock or any securities of the Company which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock, including convertible securities, warrants, rights or options to purchase Voting Stock.

2.2 Company and Arcelor Standstill Obligations. Except as described in the Purchase Agreement or as otherwise provided in this Agreement, until the second anniversary of the date hereof, the Company and Arcelor will not, whether individually or as part of a “group” (as defined under the Exchange Act), directly or indirectly.

(a) acquire, offer, make a proposal or agree to acquire (whether publicly or otherwise), in any manner, any material assets of the other party or of its subsidiaries or any equity securities of the other party or of its subsidiaries, or Beneficial Ownership thereof except pursuant to a stock split, stock dividend or similar event not effected pursuant to a violation of this Section 2.2;

(b) make or in any way propose or participate in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person, other than the other party, with respect to the solicitation or voting of any equity security of the other party in opposition to any matter that has been recommended by the board of directors of the other party or in favor of any matter that has not been approved by such board or become a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the other party;

(c) form, be a member of, join or encourage the formation of any group (as so defined) with respect to any equity security of the other party or the acquisition of any assets of the other party;

(d) deposit any equity security of the other party into a voting trust or subject any such security to any arrangement or agreement with respect to the voting thereof that would cause it to be in violation of any other provision of this Section 2.2;

(e)(i) seek election to or seek to place a representative on the board of directors of the other party; or (ii) call or seek to have called any meeting of the stockholders of the other party other than by participating as a director of the other party in calling, or seeking to have called, meetings of stockholders generally;

(f) solicit, seek to effect, negotiate with or provide any information to any other person with respect to, or make any statement or proposal, whether written or oral, or otherwise make any public announcement or proposal whatsoever with respect to a merger or acquisition of the other party, the sale of all or a substantial portion of the assets of the other party and its subsidiaries, the liquidation of the other party, the recapitalization of the other party or a similar business transaction with respect to the other party or take any action that might require the other party to make a public announcement with respect to any such matter, in each case otherwise than in connection with the transaction; or

(g) instigate, encourage or assist, or enter into any discussions or arrangements with, any other person to do any of the actions described in this Section 2.2.

2.3 Transfer Restrictions.

(a) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, or otherwise dispose of (each, a “Transfer”), any Shares except to an Affiliate of a Stockholder so long as such Affiliate agrees, by executing a counterpart of this Agreement, to (i) hold such Shares subject to all of the provisions of this Agreement as if it were the Stockholder, and (ii) promptly transfer such Shares to the Stockholder or another Affiliate of such Stockholder if such Affiliate ceases to be an Affiliate of the Stockholder.

(b) Notwithstanding anything to the contrary in Section 2.3(a), Skandalaris shall have the right to transfer an aggregate of up to 50% of his Shares (i) to members of his Immediate Family, or (ii) to any trust for the benefit of Skandalaris or members of his Immediate Family, or (iii) for the benefit of a charitable organization that is recognized as tax exempt under Section 501(c)(3) of the Internal Revenue Code; provided that (A) Skandalaris retains all voting rights pertaining to any Shares transferred pursuant to clauses (i) and (ii) above; and (B) no more than 200,000 Shares in the aggregate (subject to adjustment for any stock split, stock dividend or similar event affecting all stockholders of the Company equally) out of such 50% of his Shares shall be transferred for the benefit of charitable organizations; and provided, further, that any member of Skandalaris’s Immediate Family, and any trustee of any trust for the benefit of Skandalaris or members of his Immediate Family, who receives Shares under this Section 2.3(b) shall agree, by executing a counterpart of this Agreement, to (x) hold such Shares subject to all of the provisions of this Agreement as if such transferee were Skandalaris, and (y), in the case of any such member of Skandalaris’s Immediate Family who receives Shares directly or indirectly under this Section 2.3(b), promptly transfer such Shares to Skandalaris if such transferee ceases to be a member of Skandalaris’s Immediate Family.

(c) Notwithstanding anything to the contrary in Section 2.3(a), if for any reason the Company’s quarterly dividend per Share (i) is suspended for two or more consecutive fiscal quarters or (ii) decreases from the current $0.08 per Share and does not increase to $0.08 or more per Share within two fiscal quarters following such decrease, then a Stockholder and its Affiliates may, subject only to the right of first refusal in Section 2.4, sell to any third party up to an aggregate number of Shares of Company Common Stock such that the proceeds of such sale, net of commissions and other out-of-pocket expenses, equals the difference between (A) the aggregate amount of the Company dividends actually received by the Stockholder and its Affiliates on their Shares of Company Common Stock in respect of such fiscal quarters and (B) the aggregate amount of Company dividends that such Stockholder and its Affiliates would have received on their Shares of Company Common Stock in respect of such fiscal quarters if the Company had paid a dividend of $0.08 per Share on the Company Common Stock in respect of each such fiscal quarter.

(d) Beginning on the second anniversary of the date hereof and continuing for the remainder of the Term, either Stockholder shall be entitled to Transfer all or any portion of its Shares to any Person, for cash, without restriction under this Agreement other than the right of first refusal in Section 2.4.

2.4 Right of First Refusal for Private Transfers.

(a) Beginning on the second anniversary of the date hereof and continuing for the remainder of the Term, prior to a Stockholder or its Affiliate effecting any Transfer of Shares in a private Transfer to an identified transferee (other than a Transfer pursuant to Section 2.3(a) or 2.3(b)), the other Stockholder shall have a first refusal right to purchase such Shares on the following terms and conditions:

(i) The Stockholder that proposes to make the Transfer, whether directly or through its Affiliate (the “Transferor”), shall give prior written notice of such intention (the “Transfer Notice”) to the other Stockholder (the “Recipient”), specifying the name of the proposed purchaser or transferee, the number of Shares proposed to be the subject of such Transfer, the proposed price therefor and the other material terms upon which such disposition is proposed to be made.

(ii) The Recipient shall have the right, exercisable by written notice (the “Response Notice”) given by the Recipient to the Transferor within ten business days after receipt of the Transfer Notice, to purchase all but not less than all of the Shares specified in such Transfer Notice for the price per Share specified in the Transfer Notice; provided that if there is no price per Share specified in the Transfer notice, then the purchase price per Share shall be the average closing price per share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the trading day prior to the date of the Transfer Notice, rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent.

(iii) In the event that the consideration offered by a proposed transferee is other than cash, the Recipient shall be entitled, but not obligated, to substitute the cash equivalent of such consideration. The cash equivalent of such consideration shall be determined as follows and the Transfer Notice described in Section 2.4(a)(i) above shall not be deemed to have been received for purposes of the starting of the time periods during which the Recipient may exercise its option to purchase the Shares proposed to be transferred until it states such “cash equivalent”. Within ten business days following the date the Transfer Notice stating price and terms of consideration other than cash is deemed given, the Transferor and the Recipient shall in good faith determine the cash equivalent fair market value of the consideration offered. In the event they are unable to agree upon such cash equivalent fair market value, they shall select an independent appraiser to make a bona fide determination of the cash equivalent fair market value of the consideration. In the event the Transferor and the Recipient are unable to agree upon an independent appraiser within five calendar days, the Recipient and the Transferor shall each choose an independent appraiser to make a bona fide determination of the cash equivalent fair market value. Each appraiser shall submit his or her appraisal including the premises upon which it was based to the Transferor and to the Recipient within fifteen calendar days of appointment and, if the two bona fide appraisals are in substantial agreement, the appraised cash equivalent fair market value of the consideration offered shall be determined by averaging the two appraisals. For purposes hereof, “substantial agreement” shall mean the difference between the appraisals is equal to or less than ten percent of the higher estimate. If the two appraisals are not in substantial agreement, the two appraisers shall appoint a third appraiser within five business days after the date of the later of their reports. In the event the two appraisers cannot agree on a third, common appraiser, the two appraisers shall cause the regional office of the American Arbitration Association for Delaware to select the third appraiser. The third appraiser shall make a bona fide determination of the cash equivalent fair market value of the consideration offered and submit a written appraisal including the premises upon which it was based within fifteen calendar days following his or her appointment. The cash equivalent shall then be valued as determined by the third appraisal. The Recipient shall bear the cost of the appraiser selected by it, and the Transferor shall bear the cost of the appraiser selected by it. If a third appraiser is necessary, the fees of such appraiser shall be borne equally by the Recipient and the Transferor.

(iv) If the Recipient exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within 60 calendar days after the Recipient gives the Response Notice to the Transferor or, if later, within five business days after the Recipient gives the Response Notice following the determination of the Fair Market Value of any non-cash consideration. Upon exercise of this right of first refusal, the Transferor and the Recipient shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

(v) If the Recipient does not exercise its right of first refusal hereunder within the time specified for such exercise in subparagraph (ii) above, the Transferor shall be free, during the period of 90 calendar days following the expiration of such time for exercise, to Transfer or tender for Transfer the Shares specified in the Transfer Notice to the proposed purchaser or transferee specified in the Transfer Notice and on terms identical to the terms specified in the Transfer Notice.

(b) The Recipient may assign its right to acquire Shares under Section 2.4(a) to any of its Affiliates; provided, that the Recipient shall remain liable for the timely performance by such assignee of all obligations under this Section 2.4.

(c) The first refusal rights in this Section 2.4 shall not apply to a Stockholder until the aggregate number of Shares Transferred by such Stockholder during any period of 12 consecutive months under this Section 2.4 and Section 2.5 (Right of First Refusal for Open Market Sales) (but excluding Transfers pursuant to Section 2.3(a) or 2.3(b)) exceeds 75,000.

2.5 Right of First Refusal for Open Market Sales.

(a) Beginning on the second anniversary of the date hereof and continuing for the remainder of the Term, prior to a Stockholder or its Affiliate effecting any sale of Shares on a securities exchange, the other Stockholder shall have a first refusal right to purchase such Shares on the following terms and conditions:

(i) The Stockholder that proposes to make the open market sale, whether directly or through its Affiliate (the “Seller”), shall give prior written notice of such intention (the “Market Sale Notice”) to the other Stockholder (the “Offeree”), specifying the number of Shares proposed to be the subject of such sale and the proposed price therefor.

(ii) The Offeree shall have the right, exercisable by written notice (the “Exercise Notice”) given by the Recipient to the Transferor within ten business days after receipt of the Market Sale Notice, (A) to purchase all but not less than all of the Shares specified in such Market Sale Notice for cash at the price per Share specified in the Market Sale Notice; provided that if there is no price per Share specified in the Market Sale Notice, then the purchase price per Share shall be the average closing price per share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the trading day prior to the date of the Market Sale Notice, rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent; or (B) to offer to purchase all but not less than all of the Shares specified in such Market Sale Notice for cash at a price per Share specified in the Exercise Notice (a “Counter Offer”), which offer shall remain open for the period of 90 calendar days following the date of the Exercise Notice (the “Counter Offer Period”).

(iii) If the Offeree exercises its right of first refusal at the price specified in the Market Sale Notice, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place as soon as practicable but no later than 10 calendar days after the Offeree gives the Exercise Notice to the Seller.

(iv) If the Offeree makes a Counter Offer, then during the Counter Offer Period, (A) the Seller shall be free to sell on the open market, at any price greater than the Counter Offer, up to the number of Shares specified in the Market Sale Notice, and (B) the Seller may by written notice accept the Counter Offer with respect to any Shares specified in the Market Sale Notice and not sold at a greater price pursuant to the preceding clause (A). The closing of the purchase of any Shares pursuant to a Counter

Offer shall take place as soon as practicable but no later than 10 calendar days after the Seller accepts the Counter Offer with respect to such Shares.

(v) If the Offeree does not exercise its right of first refusal hereunder or make a Counter Offer within the time specified for such exercise in subparagraph (ii) above, the Seller shall be free, during the period of 90 calendar days following the expiration of such time for exercise, to sell the Shares specified in the Market Sale Notice on a securities exchange, in one or a series of transactions, at the market prices in effect at the time of each such sale.

(vi) Upon exercise of a right of first refusal or the acceptance of any Counter Offer under this Section 2.5, the Seller and the Offeree shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

(b) The Offeree may assign its right to acquire Shares under Section 2.5(a) to any of its Affiliates; provided, that the Offeree shall remain liable for the timely performance by such assignee of all obligations of the Offeree under this Section 2.5.

(c) The first refusal rights in this Section 2.5 shall not apply to a Stockholder until the aggregate number of Shares Transferred by such Stockholder during any period of 12 consecutive months under Section 2.4 (Right of First Refusal for Private Transfers) and this Section 2.5 (but excluding Transfers pursuant to Section 2.3(a) or 2.3(b)) exceeds 75,000.

2.6 Extension of Arcelor Rights of First Refusal. Notwithstanding anything to the contrary in Section 2.4 (Right of First Refusal for Private Transfers) or Section 2.5 (Right of First Refusal for Open Market Sales), Arcelor’s first refusal rights with respect to purchases of Shares held by Skandalaris and his Affiliates under Sections 2.4 and 2.5 shall continue in full force and effect, and shall survive the Term, until the earlier of (a) such time as Skandalaris and his Affiliates do not Beneficially Own any shares of Voting Stock or (b) such time as Arcelor and its Affiliates do not Beneficially Own any shares of Voting Stock.

2.7 Put and Call Option Upon Death or Disability of Skandalaris.

(a) For a period of 180 calendar days following the death or Disability of Skandalaris, the executor or personal representative of Skandalaris and the trustees of any trust for the benefit of Skandalaris or members of his Immediate Family holding any Shares (the “Skandalaris Transferees”) shall have the collective right and option (the “Put Option”), exercisable by written notice to Arcelor, to sell all, but not less than all, of the Shares held by the Skandalaris Transferees to Arcelor for a price equal to the average closing price per Share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the day prior to the death or prior to the onset of the condition constituting Disability of Skandalaris, rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent (the “Average Price”). In any exercise notice with respect to the Put Option, the signatories thereto shall represent and warrant that such signatories are the current holders of all Shares that were Beneficially Owned by Skandalaris, members of his Immediate Family and any trusts for the benefit of Skandalaris or his Immediate Family at the time of Skandalaris’s death or Disability. For purposes of calculating when the 180-day put period starts in connection with a Disability, it shall be the earlier of: (a) the date a physician releases his or her determination of Disability; or (b) the date that is the 90th day that Skandalaris is unable to perform his normal duties as a director and chairman of the Board of Directors of the Company.

(b) If the Put Option expires without being exercised by the Skandalaris Transferees, Arcelor shall have the right and option (the “Call Option”), exercisable within 180 calendar days after expiration of the Put Option by written notice to the executor or personal representative of Skandalaris and any other Skandalaris Transferees of whom Arcelor has received notice, to purchase all, but not less than all, of the Shares held by the Skandalaris Transferees, at a price per Share equal to the Average Price.

(c) Arcelor shall purchase, and the Skandalaris Transferees shall sell, all of the Shares for which the Put Option or the Call Option has been exercised, at a closing within 30 calendar days after such exercise. At the closing, the Skandalaris Transferees shall deliver all original certificates representing, or other evidence of, the Shares previously held by Skandalaris endorsed in blank or accompanied by stock powers duly executed in blank reasonably satisfactory to Arcelor, and Arcelor shall pay the Skandalaris Transferees the Average Price per Share, in cash. If any party asserts to the others that the Put Option or the Call Option may not be deemed a derivative security as defined in Rule 16a-1(c) under the Securities Exchange Act of 1934, as amended, the parties agree to delay the exercise of the Put Option or the Call Option for a period of time not to exceed six months and one day from the date of request of the requesting party.

2.8 Tag-Along Right of Skandalaris.

(a) If Arcelor and its Affiliates collectively propose to sell 1,000,000 or more Shares in any single transaction or series of related transactions to any Person, then Arcelor shall not consummate or enter into any agreement to consummate such sale unless the proposed purchaser offers to purchase from Skandalaris and his Affiliates, collectively, their proportionate share of the Shares to be sold at the same price and on the same other terms as such Person offered to purchase such Shares from Arcelor and its Affiliates (the “Tag-Along Right”). The aggregate number of Shares that Skandalaris and his Affiliates shall have the right to sell pursuant to the Tag-Along Right shall equal (i) the aggregate number of Shares to be sold to the proposed purchaser in such transaction or series of related transactions, multiplied by (ii) a fraction, the numerator of which equals the aggregate number of Shares then held by Skandalaris and his Affiliates and the denominator of which equals the aggregate number of shares then held by Arcelor, Skandalaris and their respective Affiliates.

(b) Prior to any sale subject to the Tag-Along Right, Arcelor shall notify Skandalaris in writing of such proposed sale, including a copy of the documentation relating to such sale, and setting forth (i) the number of Shares that Arcelor and its Affiliates propose to sell; (ii) the name and address of the third party purchaser, if known; and (iii) the material terms of such sale, including the amount of consideration (and the value of any non-cash consideration) to be received for the Shares. Within 10 calendar days after receiving the foregoing notice, Skandalaris may elect to exercise his Tag-Along Right by delivering written notice to Arcelor of his election to participate in the sale of the Shares being offered for sale. If Skandalaris fails to provide such notice within the foregoing 10-day period, then Arcelor and its Affiliates shall have the right to effect the proposed sale of such Shares for a period of 90 calendar days thereafter on terms not materially more favorable to Arcelor and its Affiliates than the terms and conditions as set forth in the notice of provided by Arcelor with respect to the Tag-Along Right pursuant to this Section 2.8. If such sale is not consummated in such 90-day period, or if the terms of such sale become more favorable to Arcelor and its Affiliates in any material respect, then Arcelor’s and its Affiliates’ right to sell shall terminate and the terms and conditions of the Tag-Along Right shall again be in effect.

2.9 No Restrictions on Transferees. Except as set forth in Section 2.3(a) or 2.3(b), no transferee of any Shares that are the subject of a Transfer by a Stockholder as permitted by this Article II shall be bound by the terms of this Agreement, nor shall such transferee be entitled, in any manner whatsoever, to any rights afforded to a Stockholder under this Agreement.

2.10 Non-Complying Transfers Void. Any attempted Transfer of Shares by a Stockholder, an Affiliate of a Stockholder or any other Person that is not in compliance with this Article II shall be null and void ab initio, and the Company shall not register such Transfer on its books.

ARTICLE III

QUORUM AND VOTING OBLIGATIONS

3.1 Quorum. So long as a Stockholder and its Affiliates collectively own at least 7% of the Total Current Voting Power of the Company, such Stockholder and any of its Affiliates that hold Shares shall, and such Stockholder shall cause such Affiliates to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all Shares held by such Stockholder and such Affiliates may be counted for purposes of determining the presence of a quorum at such meetings.

3.2 Board of Directors; Committees.

(a) The Company covenants and agrees with the Stockholders that, at or prior to the Closing, the Company shall (i) increase the size of the Company’s Board of Directors to nine members, (ii) cause three Independent Directors to resign from the Board subject to the election of five new directors effective upon the Closing and (iii) cause such Board of Directors to elect, effective upon the Closing, (A) four new directors nominated by Arcelor, of whom only two shall be Independent Directors, and all four of whom shall be subject to Skandalaris’s approval (which shall not be unreasonably withheld or delayed) and (B) one new director nominated by Skandalaris, who shall also be an Independent Director, and who shall be subject to Arcelor’s approval (which shall not be unreasonably withheld or delayed).

(b) So long as Arcelor and its Affiliates own, directly or indirectly, at least 7,500,000, Shares then Arcelor and its Affiliates shall be entitled to nominate four directors of the Company subject to Skandalaris’s approval, which shall not be unreasonably withheld or delayed (each, an “Arcelor Designee,” and together the “Arcelor Designees”), of whom only two shall be Independent Directors. Arcelor’s right to nominate the Arcelor Designees shall be subject to the following provisions:

(i) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 7,500,000, then thereafter Arcelor and its Affiliates shall be entitled to nominate only three Arcelor Designees, two of whom shall be non-Independent Directors and one of whom shall be an Independent Director.

(ii) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 5,625,000, then thereafter Arcelor and its Affiliates shall be entitled to nominate only two Arcelor Designees, one of whom shall be a non-Independent Director and one of whom shall be an Independent Director.

(iii) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 3,750,000, then thereafter Arcelor and its Affiliates shall be entitled to nominate only one Arcelor Designee, who shall be an Independent Director.

(iv) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 1,875,000, then thereafter Arcelor and its Affiliates shall not be entitled to nominate any directors of the Company.

(v) The non-Independent Directors nominated by Arcelor shall be those who are designated as such by Arcelor at the time of their nomination by Arcelor; even if they would qualify as Independent Directors as defined in this Agreement, they shall be treated as non-Independent Directors for all purposes of this Agreement.

(c) So long as Skandalaris or any of the Skandalaris Transferees own, and Skandalaris has the right to vote, at least one-half of the number of Shares which they owned and he had the right to vote immediately following the Closing, then they shall have the right to nominate one director subject to Arcelor’s approval, which shall not be unreasonably withheld or delayed (the “Skandalaris Designee”), who shall be an Independent Director. Skandalaris’s right to nominate the Skandalaris Designee shall be subject to the following provisions:

(i) If, by sale or other transfer, the total number of Shares that Skandalaris and the Skandalaris Transferees own and he has the right to vote is reduced to less than one-half of the number of Shares that they own and he has had the right to vote immediately following the Closing, then thereafter Skandalaris and the Skandalaris Transferees shall not be entitled to nominate any director of the Company.

(ii) Even if Skandalaris would qualify as an Independent Director as defined in this Agreement, he shall be treated as a non-Independent Director for all purposes of this Agreement.

(d) The committees of the Company’s Board of Directors shall consist of an audit committee, a compensation committee and a nominating and governance committee (collectively, the “Independent Board Committees”), each of which shall be comprised of three Independent Directors, and an executive committee, which shall be comprised of four directors.

From and after the Closing, (i) one of the Arcelor Designees, if there are any, shall be a member of each Independent Board Committee; (ii) the Skandalaris Designee, if there is one, shall be a member of each Independent Board Committee; (iii) the remaining members of each Independent Board Committee shall be selected by a majority of all Independent Directors from among the Independent Directors who are neither Arcelor Designees nor the Skandalaris Designee; (iv) Skandalaris shall be a member and the Chairman of the executive committee; (v) the Skandalaris Designee, if there is one, or any other director selected by Skandalaris, shall be a member of the executive committee; (vi) two Arcelor Designees (or such lesser number as has then been designated) shall be members of the executive committee; and (vii) the remaining members of the executive committee, if any are needed, shall be selected by the entire Board of Directors. All nominations made by the nominating and governance committee shall require the unanimous approval of the three members of that committee; provided that, if the members of the nominating and governance committee do not reach a unanimous decision as to any particular nominee, then such nomination shall be made by a majority of all Independent Directors.

(e) So long as Arcelor and its Affiliates have the right to nominate at least one Arcelor Designee to the Board of Directors of the Company:

(i) Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take such action as may be required so that all Shares held by Skandalaris and the Skandalaris Transferees are voted for or cast in favor of (or, in the case of stockholder action by written consent, the holders of such Shares consent to) (A) the election of any and all Arcelor Designees to serve on the Board of Directors of the Company and (B) should Arcelor so request, the removal of any of the Arcelor Designees;

(ii) In the event a seat on the Board of Directors of the Company previously filled by an Arcelor Designee (the “Arcelor Departing Designee”) becomes vacant for any reason (including, but not limited to, such Arcelor Departing Designee’s death, disqualification, retirement or removal), Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, so that such vacancy is filled by an individual designated by Arcelor (the “Arcelor Vacancy Designee”);

(iii) Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, to cause an Arcelor Designee to be elected to serve as Vice Chairman of the Board of Directors of the Company; and

(iv) Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, to cause at least one Arcelor Designee to sit on each committee of the Board of Directors of the Company, including the Company’s audit committee, compensation committee, governance committee and executive committee.

(f) So long as Skandalaris and the Skandalaris Transferees have the right to nominate the Skandalaris Designee to the Board of Directors of the Company:

(i) Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take such action as may be required so that all Shares held by Arcelor and its Affiliates are voted for or cast in favor of (or, in the case of stockholder action by written consent, the holders of such Shares consent to) (A) the election of the Skandalaris Designee to serve on the Board of Directors of the Company and (b) should Skandalaris so request, the removal of the Skandalaris Designee;

(ii) In the event a seat on the Board of Directors of the Company previously filled by the Skandalaris Designee (the “Skandalaris Departing Designee”) becomes vacant for any reason (including, but not limited to, such Skandalaris Departing Designee’s death, disqualification, retirement, or removal), Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company so that such vacancy is filled by an individual designated by Skandalaris and the Skandalaris Transferees (the “Skandalaris Vacancy Designee”); and

(iii) Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, to cause the Skandalaris Designee to sit on each Independent Board Committee and to cause the Skandalaris Designee or such other director as may be selected by Skandalaris to sit on the executive committee of the Board of Directors of the Company.

(g) If Arcelor is unable to sell the Powerlasers business and assets of Dofasco to the Company, then, for as long as Arcelor still has a direct or indirect interest in the Powerlasers business, Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company to ensure that the two non-independent Arcelor Designees (i) shall not receive in any form any Non-Public Competitively Sensitive Information (as that term is defined below) regarding the Company’s laser-welded blanks business, (ii) shall not disclose in any form any Non-Public Competitively Sensitive Information (as defined below) regarding the Powerlasers laser-welded blanks business to any Person employed by or otherwise affiliated with the Company, and (iii) shall not serve as a director of the Company at the same time as such person serves as a director or officer of Powerlasers or Dofasco. “Non-Public Competitively Sensitive Information” shall be defined exclusively to include: (A) any information related to the pricing of laser-welded blanks products, (B) information related to the costs of production of any specific laser-welded blanks products, (C) the price and non-price competitive terms of any contracts or proposed contracts with any specific laser-welded blanks customer or prospective customer, (D) information related to any non-public competitively-sensitive technology or research and development related to the laser-welded blanks business and (E) information related to any non-public competitive strategies related to the laser-welded blanks business. Once

Arcelor disposes of its entire interest in the Powerlasers business, Arcelor and its Affiliates shall no longer be bound by this Section 3.2(d).

(h) Without limiting the obligations of the Stockholders and their Affiliates under this Article III, each Stockholder and any of such Stockholder’s Affiliates that hold Shares shall, and each Stockholder shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company (i) to maintain the size of the Board of Directors of the Company at nine, (ii) to cause the Board of Directors of the Company, its committees, and the officers of the Company to be as contemplated by this Section 3.2, including, without limitation, to cause the removal of any Arcelor Designee or Skandalaris Designee who has taken any action or threatened or indicated an intention to take any action, that would be inconsistent with this Article III, and (iii) to amend the bylaws of the Company to create the office of vice chairman, to provide that the Chief Executive Officer of the Company shall at all times be nominated to serve as a director of the Company and otherwise to perfect the arrangements agreed upon by the parties in this Section 3.2.

(i) To the fullest extent permitted by law, the Company shall use its best efforts to maintain the size and composition of the Board of the Directors of the Company, its committees, and the officers of the Company as contemplated by this Section 3.2.

3.3 Strategic Matters; Major Decisions.

(a) During the Term, the Stockholders and their Affiliates that hold Shares shall, and the Stockholders shall cause their respective Affiliates to, use their diligent efforts in good faith to reach mutual agreement with respect to all Strategic Matters involving the Company and its subsidiaries and to vote their respective Shares accordingly.

(b) Subject to Section 3.3(c), during the Term, neither the Company nor any subsidiary thereof shall take any of the following actions (“Strategic Matters”), in each case without the prior approval of Arcelor, so long as Arcelor and its Affiliates directly or indirectly own, or control the voting of, at least 3,750,000 Shares, and Skandalaris, so long as Skandalaris directly or indirectly owns, or controls the voting of,                      Shares [NOTE: To equal two-thirds of the outstanding Shares owned by Skandalaris as of the date hereof]:

(i) any amendment of the certificate of incorporation or bylaws of the Company or any subsidiary thereof;

(ii) any liquidation or dissolution of the Company or any subsidiary thereof;

(iii) any acquisition, in a single transaction or group of related transactions, whether by merger, consolidation, purchase of stock or assets or other business combination, (A) involving an Equity Issuance (as defined below) by the Company or any subsidiary thereof, or (B) involving any business or assets having an enterprise value (including assumed funded debt) in excess of $25,000,000 and not having steel as a primary raw material or not involving Noble’s then existing technology;

(iv) any sale or disposition, in a single transaction or group of related transactions, whether by merger, consolidation, sale of stock or assets or other business combination, of any business or assets (A) having a value in excess of 50% of the consolidated assets of the Company and its subsidiaries or (B) likely to have a material impact on the Company’s laser-welded blanks business;

(v) any incurrence or issuance of additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business) and obligations under letters of credit or similar credit transactions) in a single transaction or group of related transactions, any entry into a guaranty, or any engagement in any other financing arrangement having a value which, in each case, when added to all other outstanding indebtedness of the Company, would result in a ratio of such total indebtedness to Pro Forma EBITDA of greater than 3.5 to 1;

(vi) any increase in the number of shares of the authorized or issued capital stock of the Company or any subsidiary thereof or issuance or grant of any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or any subsidiary thereof, or of any securities convertible into shares of such stock (each, an “Equity Issuance”), or any split, combination or reclassification of any shares of the capital stock of the Company or any subsidiary thereof or any declaration, set aside or payment of any extraordinary dividend, other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any subsidiary thereof, or any redemption or other acquisition of any shares of such capital stock, other than (A) between the Company and any wholly-owned subsidiary of the Company or (B) to directors or employees of the Company in connection with any employee benefit plan approved by the stockholders of the Company, or (C), in the case of an Equity Issuance, to the seller as purchase consideration in an acquisition to which the Stockholders have given their approval pursuant to Section 3.3(b)(iii), unless (x) each Stockholder receives a right to participate in the Equity Issuance, on the same terms as other participants, up to such Stockholder’s then aggregate beneficial ownership percentage in the Company and (y), if such Stockholder elects not to participate, then each percentage ownership threshold that the Stockholder is required to have in order to maintain such Stockholder’s rights under the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement) shall be proportionately decreased by multiplying such ownership percentage by a fraction, the numerator of which is the number of authorized or issued shares (as applicable) of the capital stock of the Company on a fully-diluted basis before such Equity Issuance and the denominator of which is the number of authorized or issued shares (as applicable) of the capital stock of the Company on a fully-diluted basis after such Equity Issuance;

(vii) pursuant to or within the meaning of any bankruptcy law, (A) any commencement of a voluntary case, (B) any consent to the entry of an order for relief against it in an involuntary case, (C) any consent to the appointment of a custodian of it or for all or substantially all of its property, or (D) any general assignment for the benefit of its creditors;

(viii) any transaction with Affiliates involving more than $10,000,000, unless such transaction is demonstrated to be on commercially reasonable, arm’s-length terms;

(ix) any adoption of a “poison pill” or other similar stockholders’ rights plan;

(x) any entry by the Company or any subsidiary thereof into a new business (A) involving an Equity Issuance by the Company or any subsidiary thereof, other than an Equity Issuance between the Company and any wholly-owned subsidiary of the Company, or (B) involving an investment by the Company of more than $25,000,000 (including funded debt) and not involving a business having steel as a primary raw material or involving the Company’s then existing technology; or

(xi) any other fundamental strategic action concerning the Company, including the sales policy or practice of the Company or any subsidiary thereof for the European TBA Business and/or of Arcelor Auto S.A., in its capacity as sales representative for the European TBA Business.

(c) The Stockholders’ approval or disapproval of Strategic Matters under Section 3.3(b) shall be subject to the following:

(i) Before submitting any Strategic Matter for consideration of or decision by the Board of Directors, management of the Company (A) shall present to the Stockholders a written description of such Strategic Matter in reasonable detail and (B) shall provide to each Stockholder such additional information regarding the Strategic Matter as either Stockholder may reasonably request.

(ii) If both Stockholders approve the Strategic Matter in writing, then management of the Company shall cause such Strategic Matter to be presented to the Board of Directors of the Company for consideration, and the Stockholders shall be deemed to have approved such Strategic Matter for all purposes of this Agreement.

(iii) If both Stockholders disapprove of the Strategic Matter in writing, then such Strategic Matter shall not be presented to the Board of Directors of the Company for consideration, and the Stockholders shall be deemed to have disapproved such Strategic Matter for all purposes of this Agreement.

(iv) If after good faith consultation continuing for a period of not less than 30 calendar days after presentation of such Strategic Matter to the Stockholders, the Stockholders fail to agree whether to approve or disapprove the Strategic Matter, then (A) Skandalaris shall have a Sale Option and, if applicable, Arcelor shall have a Purchase Option, in accordance with Section 3.5, and (B) upon expiration without exercise of such Sale Option and any such Purchase Option, the rights and obligations of the parties under Section 2.1 (Stockholder’s Standstill Obligations) and Section 2.2 (Company and Arcelor

Standstill Obligations) shall terminate; provided that, upon such event, each Stockholder shall enjoy its rights of first refusal under Section 2.4 and Section 2.5 notwithstanding any temporal limitation in Section 2.4 or Section 2.5.

(d) Except by mutual agreement by both Stockholders, so long as a Stockholder and its Affiliates collectively own at least 7% of the Total Current Voting Power of the Company, such Stockholder and any of its Affiliates that hold Shares shall, and such Stockholder shall cause such Affiliates to, (i) take such action as may be required so that all Shares held by such Stockholder and such Stockholder’s Affiliates are voted against, or cast against (or in the case of stockholder action by written consent, the holders of such Shares do not consent to) the amendment, repeal, or adoption of any provision inconsistent with Article III of the bylaws of the Company or any similar provisions and (ii) take any such action as may be permissible in their capacities as stockholders of the Company to ensure that the Company does not amend, repeal or adopt any provision inconsistent with Article III of the bylaws of the Company or any similar provisions.

3.4 Limitation. Except as provided in Sections 3.2 and 3.3, nothing in this Agreement shall preclude a Stockholder or any of its Affiliates from voting shares of Voting Stock which it Beneficially Owns in such manner as such Stockholder or Affiliate determines, in its sole discretion, on any matter presented to the holders of Voting Stock for a vote, consent or other approval.

3.5 Sale and Purchase Option Upon Skandalaris Removal or Disagreement on Strategic Matters.

(a) For a period of 30 calendar days following the earliest of (i) a failure to include Skandalaris as a nominee for election as director of the Company (for any reason other than his stated refusal to serve if elected) in connection with the nomination of directors generally for submission to a vote of the stockholders of the Company; (ii) a failure of the stockholders of the Company to elect Skandalaris in any such election, (iii) a failure of the Board of Directors to maintain Skandalaris in the position of Chairman of the Board of the Company (for any reason other than his resignation or stated unwillingness to continue to serve in such position), (iv) a removal of Skandalaris from the Board of Directors of the Company or from the position of Chairman of the Board of the Company or (v) a failure of the Stockholders to agree with respect to any Strategic Matter in accordance with Section 3.3(c) (each, a “Trigger Event”), Skandalaris and the Skandalaris Transferees shall have the collective right and option (the “Sale Option”), exercisable by written notice to Arcelor, to sell all, but not less than all, of the Shares held by Skandalaris and the Skandalaris Transferees to Arcelor for a price equal to the higher of (A) $18.00 or (B) the average closing price per Share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the trading day prior to the applicable Trigger Event (the “Sale Price”). In any exercise notice with respect to the Sale Option, Skandalaris and the other signatories thereto shall represent and warrant that such signatories are the current holders of all Shares that were Beneficially Owned by Skandalaris, members of his Immediate Family and any trusts for the benefit of Skandalaris or his Immediate Family at the time of the Trigger Event.

(b) If the Sale Option expires without being exercised by Skandalaris and the Skandalaris Transferees, Arcelor shall have the right and option (the “Purchase Option”), exercisable within 30 calendar days after expiration of the Sale Option by written notice to Skandalaris, to purchase all, but not less than all, of the Shares held by Skandalaris and the Skandalaris Transferees, at a price per Share equal to the Sale Price.

(c) Arcelor shall purchase, and Skandalaris and the Skandalaris Transferees shall sell, all of the Shares for which the Sale Option or the Purchase Option has been exercised, at a closing within 30 calendar days after such exercise. At the closing, Skandalaris and the Skandalaris Transferees shall deliver all original certificates representing, or other evidence of, the Shares held by them, endorsed in blank or accompanied by stock powers duly executed in blank reasonably satisfactory to Arcelor, and Arcelor shall pay Skandalaris and the Skandalaris Transferees the Sale Price per Share, in cash. If any party asserts to the others that the Sale Option or the Purchase Option may not be deemed a derivative security as defined in Rule 16a-1(c) under the Securities Exchange Act of 1934, as amended, the parties agree to delay the exercise of the Sale Option or the Purchase Option for a period of time not to exceed six months and one day from the date of request of the requesting party.

3.6 Rights Upon Skandalaris Resignation. Upon Skandalaris’s voluntary resignation from the Board of Directors of the Company or his stated refusal to serve if elected as a director of the Company, the restrictions on disposition of Shares by Skandalaris and the Skandalaris Transferees under Section 2.1(e) and the restrictions on Transfer of Shares by Skandalaris and the Skandalaris Transferees under Section 2.3(a) shall terminate; provided that, upon either such event, Arcelor shall enjoy its rights of first refusal under Section 2.4 and Section 2.5 notwithstanding any temporal limitation in Section 2.4 or Section 2.5.

ARTICLE IV

NON-COMPETITION

4.1 Skandalaris Non-Compete. Until the fifth anniversary of the date hereof, Skandalaris shall not invest in, be employed by, or otherwise engage or participate in a laser-welded blanks business other than through the Company, anywhere in the world.

4.2 Equitable Remedies. The parties acknowledge that any violation of this Article IV may cause irreparable harm to the other parties for which such other parties would not have an adequate remedy at law. Therefore, in the event of any such violation, the parties agree that, in addition to their other remedies, the parties hereto not in violation shall be entitled to seek temporary restraining order and preliminary and permanent injunctions to enjoin any violation of these terms by Arcelor or Skandalaris.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement, other than Section 2.6, shall terminate upon expiration of the Term. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; and provided, further, that Section 2.6 and the provisions referred to therein shall survive such terminate to the extent set forth in such Section 2.6.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

5.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in either Stockholder any direct or indirect ownership or incidence of ownership of or with respect to any Shares held by the other Stockholder. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder that is the Beneficial Owner thereof, and the other Stockholder shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as expressly provided herein.

5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Arcelor to:

Arcelor Mittal
5 rue Luigi Cherubini
F-93212 La Plaine Saint-Denis
Cedex, FRANCE
Attention: Mr. Jean-François Crancée
Fax: 011-331-71-92-05-98
Email: jean-francois.crancee@arcelormittal.com
and
Attention: Guillaume Vercaemer, Esq.
Fax: 011-331-41-25-58-54
Email: guillaume.vercaemer@arcelor.com

with a copy to:

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Fax: (212) 335-4501
Email: garry.mccormack@dlapiper.com
Attention: Garry P. McCormack

(b)	if to Skandalaris to:

Robert J. Skandalaris
c/o Quantum Value Management, LLC
33 Bloomfield Hills Parkway, Suite 240
Bloomfield Hills, MI 48304
Fax: 248-220-2038
Email: rskandy@qvmllc.com

with a copy to:

Foley & Lardner LLP
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Patrick D. Daugherty
Fax: (313) 234-7103
Email: pdaugherty@foley.com

(c)	if to the Company to:

Noble International Ltd.
c/o Quantum Value Management, LLC
33 Bloomfield Hills Parkway, Suite 240
Bloomfield Hills, 48304
Fax: (248) 220-2039
Attention: Michael C. Azar, Secretary
Email: mazar@qvmllc.com

with a copy to:

Foley & Lardner LLP
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Patrick D. Daugherty
Fax: (313) 234-7103
Email: pdaugherty@foley.com

5.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

5.6 Governing Law; Submission to Jurisdiction. The provisions of Section 17.7 (Governing Law; Venue; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

5.7 Calculation of Number of Shares. For all purposes of this Agreement, the number of Shares required to be owned by a Stockholder and its Affiliates in order to have certain rights or be subject to certain obligations shall be adjusted for all stock splits, stock dividends or similar events affecting all stockholders of the Company equally which may occur after the date hereof.

5.8 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

5.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Neither this Agreement nor any term hereof may be waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such waiver, discharge or termination is sought.

5.10 Enforcement. Each Stockholder and the Company agree that irreparable damage would occur to the other Stockholder in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that either Stockholder shall be entitled to seek specific performance of the terms hereof or injunction against breach thereof, in addition to any other remedy to which such Stockholder is entitled at law or in equity. Each Stockholder and the Company further agree to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

5.11 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, executors, personal representatives, successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto.

5.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Facsimile signatures shall, for all purposes of this Agreement, be deemed to be originals and shall be enforceable as such.

5.14 Stockholder Capacity. No Stockholder or Affiliate of the undersigned Stockholders who is, or becomes during the term of this Agreement, a director of the Company, makes (or shall be deemed to have made) any agreement or understanding in this Agreement, including, without limitation, Article III, in his or her capacity as a director of the Company.

[Remainder of page intentionally blank]

Execution

IN WITNESS WHEREOF, the parties hereto have executed this Standstill and Stockholder Agreement as of the day and year first above written.

NOBLE INTERNATIONAL, LTD.

By:
Name:
Title:

ARCELOR S.A.

By:
Name:
Title:

By:
Name:
Title:

ROBERT J. SKANDALARIS

Exhibit 16.6

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

by and among

NOBLE INTERNATIONAL, LTD.,

ARCELOR S.A.,

And

ROBERT J. SKANDALARIS

Dated as of                          , 2007

- i -

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, is made as of                     , 2007, by and among NOBLE INTERNATIONAL, LTD., a Delaware corporation (the “Company”), ARCELOR S.A., a corporation organized under the laws of Luxembourg (“Arcelor”), and ROBERT J. SKANDALARIS, solely in his individual capacity as beneficial owner of Shares (“Skandalaris”).

Recital

Pursuant to Section 16.6 of that certain Share Purchase Agreement, dated as of March     , 2007, by and between the Company and Arcelor (the “Purchase Agreement”), the Company has agreed to enter into a registration rights agreement with Arcelor and Skandalaris on the terms and conditions set forth herein.

Accordingly, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Defined Terms.

As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such specified Person.

“Agreement” means this Registration Rights Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Arcelor” has the meaning set forth in the Preamble hereto.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to be closed.

“Closing Price” means, with respect to the Registrable Common Stock, as of the date of determination: (a) if the Registrable Common Stock is listed on a national securities exchange, the closing price per share of the Registrable Common Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Registrable Common Stock is then listed or admitted to trading; (b) if the Registrable Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price per share of the Registrable Common Stock on such date; (c) if there shall have been no trading on such date or if the Registrable Common Stock is not designated as a national market system security by the NASD, the average of the reported closing bid and asked prices of the Registrable Common Stock on such date as shown by The NASDAQ Stock Market LLC (or its successor) and reported by any member firm of The New York Stock Exchange, Inc. selected by the Company; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board. If trading is conducted on a continuous basis on any exchange, then the closing price shall be determined at 4:00 p.m., New York City time.

“Commission” means the U.S. Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” means the shares of common stock, $0.00067 par value per share, of the Company, as adjusted to reflect any merger, consolidation, recapitalization, reclassification, split-up, stock dividend, rights offering or reverse stock split made, declared or effected with respect to the Common Stock.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Indemnitee” has the meaning set forth in Section 2.8(a) hereof.

“Control” or “Controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Demanding Stockholder” means (a) Skandalaris, if he initiates the request to the Company for the registration with the Commission of his shares of Registrable Common Stock pursuant to Section 2.1(a) of the Agreement, or (b) Arcelor, if it initiates the request to the Company for the registration with the Commission of its shares of Registrable Common Stock pursuant to Section 2.1(a) of this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar or successor statute.

“Expenses” means all expenses incurred by the Company incident to the Company’s performance of or compliance with its obligations under this Agreement, including (a) all registration, filing, listing, stock exchange and NASD fees, (b) all fees and expenses of complying with state securities or blue sky laws (including the reasonable fees, disbursements and other charges of counsel for the underwriters in connection with blue sky filings), (c) all of the Company’s word processing, duplicating and printing expenses, messenger, telephone and delivery expenses, (d) all fees, disbursements and other charges of counsel for the Company and of its independent registered public accounting firm, including the expenses incurred in connection with “cold comfort” letters required by or incident to such performance and compliance, (e) all fees and expenses incurred by the Company in connection with the listing of the securities to be registered on each securities exchange or national market system on which similar securities issued by the Company are then listed, (f) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (g) all fees and expenses of any special experts retained by the Company in connection with such registration, and (h) all fees and expenses of other Persons retained by the Company, but excluding underwriting discounts and commissions and applicable transfer taxes, if any, which discounts, commissions and transfer taxes shall be borne by the seller or sellers of Registrable Common Stock in all cases.

“Governmental Authority” means (a) the government of any nation, state, city, locality or any political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and (c) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Loss” and “Losses” have the meanings set forth in Section 2.8(a) hereof.

“Market Price” means, on any date of determination, the average of the daily Closing Price of the Registrable Common Stock during the immediately preceding thirty (30) days on which the national securities exchanges are open for trading.

“NASD” means the National Association of Securities Dealers, Inc.

“Offering Documents” has the meaning set forth in Section 2.8(a) hereof.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity.

“Piggyback Requesting Stockholder” has the meaning set forth in Section 2.2 hereof.

“Public Offering” means a public offering and sale of Common Stock pursuant to an effective registration statement filed under the Securities Act.

“Registrable Common Stock” means, with respect to either Stockholder, any shares of Common Stock owned by such Stockholder as of the date hereof and any shares of Common Stock acquired by such Stockholder or any of its Affiliates after the date hereof if such Stockholder or Affiliate is an Affiliate of the Company on the date of such acquisition; provided that a share of Common Stock will cease to be Registrable Common Stock upon the earliest to occur of the time that (a) such share has been sold under a registration statement effected pursuant hereto or pursuant to Rule 144 promulgated under the Securities Act; (b) such share, along with all of the other shares held by such Stockholder, may immediately be sold under Rule 144 in a given 90 day period and such Stockholder owns less than 1% of the outstanding Common Stock; (c) such share is eligible for sale either under Rule 144(k) or without regard to the volume limitations contained in Rule 144(e); or (d) such share is proposed to be sold or distributed by a Person not entitled to registration rights granted by this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar or successor statute.

“Selling Stockholder” means a holder of Registrable Common Stock requested to be registered pursuant hereto.

“Stockholder Information” has the meaning set forth in Section 2.4(b) hereof.

“Stockholder” means either Arcelor or Skandalaris.

“Stockholder Indemnitee” has the meaning set forth in Section 2.8(b) hereof.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which fifty percent (50%) or more of the total voting power of equity interests entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

1.2 Rules of Construction.

The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with United States generally accepted accounting principles, as in effect from time to time. The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

ARTICLE II

REGISTRATION RIGHTS

2.1 Demand Registration.

(a) Request. After                     , 2009 [NOTE: the second anniversary hereof], either Stockholder may make a written request to the Company for the registration with the Commission under the Securities Act of all or part of such Stockholder’s Registrable Common Stock which request shall specify the number of shares of Registrable Common Stock to be disposed of by such Stockholder and the proposed plan of distribution therefor. Upon the receipt of any request for registration from a Stockholder pursuant to this paragraph, the Company promptly shall notify the other Stockholder of the receipt of such request. Upon the receipt of any request for registration made in accordance with the terms of this paragraph, the Company will use its reasonable best efforts to effect, at the earliest practicable date, such registration under the Securities Act of:

(i) the Registrable Common Stock which the Company has been so requested to register by the Demanding Stockholder, and

(ii) all Registrable Common Stock which the Company has been requested to register by the other Stockholder pursuant to a written request given to the Company within 15 days after the giving of written notice by the Company to such other Stockholder of the request by the Demanding Stockholder;

all to the extent necessary to permit the disposition (in accordance with Section 2.1(b) hereof) of the Registrable Common Stock so to be registered; provided that,

(A) the Company shall not be required to effect more than a total of four demand registrations pursuant to this Section 2.1(a) for Arcelor and a total of four demand registrations pursuant to this Section 2.1(a) for Skandalaris;

(B) if the intended method of distribution is an underwritten Public Offering, the Company shall not be required to effect such registration pursuant to this Section 2.1(a) unless such underwriting shall be conducted on a “firm commitment” basis;

(C) if the Company has previously effected a registration pursuant to this Section 2.1(a) or has previously effected a registration of which notice has been given to the Stockholders pursuant to Section 2.2 hereof, the Company shall not be required to effect any registration pursuant to this Section 2.1(a) until a period of 180 days shall have elapsed from the date on which the previous such registration ceased to be effective;

(D) any Stockholder whose Registrable Common Stock was to be included in any such registration pursuant to this Section 2.1(a), by written notice to the Company, may withdraw such request and, on the Company’s receipt of notice of such withdrawal with respect to a number of shares of Registrable Common Stock such that the Stockholder that has not elected to withdraw does not hold, in the aggregate, the requisite amount of shares of Registrable Common Stock to require or initiate a request for a registration under clause (F) of this Section 2.1(a), the Company shall not be required to effect such registration; provided that, if the Stockholder that has elected to withdraw its request for registration agrees to pay the Expenses related to such registration, then the request for registration shall not be counted for purposes of determining the number of registrations to which such Stockholder is entitled pursuant to this Section2.1(a); and

(E) the Company shall not be required to effect any registration to be effected pursuant to this Section 2.1(a) unless the shares of Registrable Common Stock proposed to be sold in such registration have an aggregate price

(calculated based upon the Market Price of such shares of Registrable Common Stock as of the date of such request) of at least $10,000,000.

(b) Registration Statement Form. Registrations under Section 2.1(a) hereof shall be on Form S-1 or, if permitted by law, Form S-3 (or, in either case, any successor forms thereto) and as shall permit the disposition of the Registrable Common Stock pursuant to an underwritten offering unless the Demanding Stockholder determines otherwise, in which case pursuant to the method of disposition determined by such Demanding Stockholder.

(c) Effective Registration Statement. A registration requested pursuant to Section 2.1(a) shall not be deemed to have been effected:

(i) unless a registration statement with respect thereto has been declared effective by the Commission and remains effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of the shares of Registrable Common Stock covered by such registration statement until such time as all of such shares of Registrable Common Stock shall have been disposed of in accordance with such registration statement or there shall cease to be any shares of Registrable Common Stock;

(ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other Governmental Authority or court for any reason other than a violation of applicable law solely by the Demanding Stockholder, and such registration has not thereafter again become effective; or

(iii) if, in the case of an underwritten offering, the conditions to closing specified in an underwriting agreement to which the Company is a party are not satisfied or waived other than by reason of any breach or failure by the Demanding Stockholder.

Any holder of Registrable Common Stock to be included in a registration statement may at any time withdraw a request for registration made pursuant to Section 2.1(a) in accordance with Section 2.1(a)(ii)(D).

(d) Selection of Underwriters. The underwriter or underwriters of each underwritten offering, if any, of shares of Registrable Common Stock to be registered pursuant to Section 2.1(a) hereof shall be an nationally-recognized investment bank mutually selected by the Company and the Selling Stockholder owning the largest number of shares of Registrable Common Stock to be registered.

(e) Priority in Requested Registration. If a registration under this Section 2.1 involves an underwritten Public Offering and the managing underwriter of such underwritten offering shall advise the Company in writing (with a copy to each Selling Stockholder requesting that Registrable Common Stock be included in such registration statement) that, in such underwriter’s opinion, the number of shares of Registrable Common Stock requested to be included in such registration exceeds the number of such securities that can be sold in such offering within a price range that is acceptable to the Selling Stockholder owning the largest number of shares of Registrable Common Stock requested to be included in such registration, as stated by such Selling Stockholder to such managing underwriter, then the Company shall include in such registration, to the extent of the number and type of securities which the Company is advised can be sold in such offering, the following: (i) first, all shares of Registrable Common Stock requested to be registered and sold for the account of the Demanding Stockholder; (ii) second, any shares of Registrable Common Stock that the other Selling Stockholder has requested be included in such registration pursuant to Section 2.1(a), (iii) third, any securities to be registered and sold for the account of the Company, and (iv) fourth, other securities, if any.

2.2 Piggyback Registration.

If the Company proposes to register any of its securities under the Securities Act by registration on any forms other than Form S-4 or Form S-8 (or any successor or similar form(s)), whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account, it shall give prompt written notice to each Stockholder of its intention to do so and of such Stockholders’ rights under this Section 2.2, which notice, in any event, shall be given at least 30 days prior to such proposed registration. Upon the written request of a Stockholder that holds Registrable Common Stock (a “Piggyback Requesting Stockholder”) made within 20 days after such Stockholder’s receipt of any such notice from the Company (within 10 days if the Company states in such written notice or gives telephonic notice to the relevant Stockholders, followed promptly by written confirmation, stating that (i) such registration will be on Form S-3 and (ii) such shorter period of time is required because of a planned filing date), which request shall specify the Registrable Common Stock intended to be disposed of by such Piggyback Requesting Stockholder, the Company shall, subject to Section 2.5(b) hereof, effect the registration under the Securities Act of all Registrable Common Stock which the Company has been so requested to register by the Piggyback Requesting Stockholders; provided that,

(a) prior to the effective date of the registration statement filed in connection with such registration and promptly following receipt of notification by the Company from the managing underwriter (if an underwritten offering) of the price at which such securities are to be sold, the Company shall advise each Piggyback Requesting Stockholder of such price, and such Piggyback Requesting Stockholder shall then have the right, exercisable in its sole discretion by delivery of written notice to the Company within five Business Days of such Piggyback Requesting Stockholder being advised of such price, irrevocably to withdraw its request to have its Registrable Common Stock included in such registration statement, without prejudice to the rights of any holder or holders of Registrable Common Stock to include Registrable Common Stock in any future registration (or registrations) pursuant to this Section 2.2 or to cause such registration to be effected as a registration under Section 2.1(a), as the case may be;

(b) if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Piggyback Requesting Stockholder and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Common Stock in connection with such registration (but not from any obligation of the Company to pay the

Expenses in connection therewith), without prejudice, however, to the rights of any Stockholder to include Registrable Common Stock in any future registration (or registrations) pursuant to this Section 2.2 or to cause such registration to be effected as a registration under Section 2.1(a) hereof, as the case may be, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Common Stock, for the same period as the delay in registering such other securities; and

(c) if such registration was initiated by the Company for its own account and involves an underwritten offering, each Piggyback Requesting Stockholder shall sell its Registrable Common Stock on the same terms and conditions as those that apply to the Company, and the underwriters of each such underwritten Public Offering shall be a nationally-recognized underwriter (or underwriters) selected by the Company.

No registration effected under this Section 2.2 shall relieve the Company of its obligation to effect any demand registration under Section 2.1(a), and no registration effected pursuant to this Section 2.2 shall be deemed to have been effected pursuant to Section 2.1(a).

2.3 Expenses.

The Company shall pay all Expenses in connection with any registration initiated pursuant to Section 2.1(a) or 2.2, whether or not such registration shall become effective and whether or not all or any portion of the Registrable Common Stock originally requested to be included in such registration is ultimately included in such registration.

2.4 Registration Procedures.

(a) Obligations of the Company. Whenever the Company is required to effect any registration under the Securities Act as provided in Sections 2.1(a) and 2.2, the Company shall, as expeditiously as possible:

(i) prepare and file with the Commission (which filing shall, in the case of any registration pursuant to Section 2.1(a), be made on or before the date that is 90 days after the receipt by the Company of the written request from the relevant Demanding Stockholder) the requisite registration statement to effect such registration and thereafter use its reasonable best efforts to cause such registration statement to become and remain effective; provided, that the Company may discontinue any registration of its securities other than shares of Registrable Common Stock (and, under the circumstances specified in Sections 3.2 and 2.7(b) hereof, its securities that are shares of Registrable Common Stock) at any time prior to the effective date of the registration statement relating thereto;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Common Stock covered by such registration statement until such time as all of such Registrable Common Stock has been disposed of in accordance with the method of disposition set forth in such registration statement;

(iii) furnish to each seller of Registrable Common Stock covered by such registration statement and each underwriter, if any, the number of copies reasonably requested by such seller or underwriter of (A) such drafts and final conformed versions of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits and any documents incorporated by reference), (B) such drafts and final versions of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and (C) such other documents as such Selling Stockholder or underwriter may reasonably request in writing;

(iv) use its reasonable best efforts (A) to register or qualify all Registrable Common Stock and other securities, if any, covered by such registration statement under such securities laws (or “blue sky” laws) of such states or other jurisdictions within the United States of America as the sellers of Registrable Common Stock covered by such registration statement shall reasonably request in writing, (B) to keep such registrations or qualifications in effect for so long as such registration statement remains in effect and (C) to take any other action that may be necessary or reasonably advisable to enable such sellers to consummate the disposition in such jurisdictions of the securities to be sold by such sellers, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(v) use its reasonable best efforts to cause all Registrable Common Stock and other securities, if any, covered by such registration statement to be registered with or approved by such other Governmental Authority as may be necessary in the opinion of counsel to the Company and counsel to the seller or sellers of Registrable Common Stock to enable the seller or sellers thereof to consummate the disposition of such Registrable Common Stock;

(vi) use its reasonable best efforts to obtain and, if obtained, furnish to each seller of Registrable Common Stock, and each such seller’s underwriters, if any, (A) a signed opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration involves an underwritten offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters), reasonably satisfactory (based on the customary form and substance of opinions of issuers’ counsel customarily given in such offerings) in form and substance to such seller, and (B) a “cold comfort” letter, dated the effective date of such registration statement (and, if such registration involves an underwritten offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters) and signed by the independent registered public accounting firm that has certified the Company’s financial statements included or incorporated by reference in such registration statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent registered public accounting firms customarily given in such offerings) in form and substance to such seller, in each case, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the independent registered public accounting firm’s comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuers’ counsel and in independent registered public accounting firms’ comfort letters delivered to underwriters in underwritten Public Offerings of securities;

(vii)(A) notify each seller of Registrable Common Stock and of any other securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and (B) at the written request of any such seller of Registrable Common Stock or other securities, promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus so that, as thereafter delivered to the purchasers of such securities, such prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(viii) use its reasonable best efforts to obtain the withdrawal at the earliest possible moment of any order suspending the effectiveness of a registration statement relating to the Registrable Common Stock;

(ix) make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and furnish to each seller of Registrable Common Stock and to the managing underwriter, if any, at least ten days prior to the filing thereof a copy of any amendment or supplement to any registration statement or prospectus containing such earnings statement;

(x) otherwise comply with all applicable rules and regulations of the Commission and any other Governmental Authority having jurisdiction over the offering;

(xi) if the Common Stock is then listed on a national securities exchange, use its reasonable best efforts to cause all Registrable Common Stock covered by a registration statement to be listed on such exchange;

(xii) provide a transfer agent and registrar for the Registrable Common Stock covered by a registration statement no later than the effective date thereof;

(xiii) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Stockholder holding the largest number of shares of Registrable Common Stock covered by such registration statement shall reasonably request in order to expedite or facilitate the disposition of such Registrable Common Stock, including customary indemnification;

(xiv) if requested by the managing underwriter(s) or the Stockholder holding the largest number of shares of Registrable Common Stock being sold in connection with an underwritten offering, promptly (A) incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) and such Stockholder agree should be included therein relating to the plan of distribution with respect to such Registrable Common Stock (including information with respect to the number of shares of Registrable Common Stock being sold to such underwriters and the purchase price being paid therefor by such underwriters) and relating to any other terms of the underwritten offering of the Registrable Common Stock to be sold in such offering; and (B) make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and

(xv) cooperate with the Selling Stockholders of Registrable Common Stock and the managing underwriter(s), if any, (A) to facilitate the timely preparation and delivery of certificates representing Registrable Common Stock to be sold which do not bear any restrictive legends and (b) to enable such Registrable Common Stock to be in such share amounts and registered in such names as the managing underwriter(s) or, if none, the Selling Stockholder holding the largest number of shares of Registrable Common Stock being sold, may request at least three Business Days prior to any sale of Registrable Common Stock.

(b) Delivery of Stockholder Information. As a condition to the obligations of the Company to complete any registration pursuant to this Agreement with respect to the Registrable Common Stock of a Stockholder, such Stockholder must furnish to the Company in writing such information (the “Stockholder Information”) regarding itself, the Registrable Common Stock held by it and the intended methods of disposition of the Registrable Common Stock held by it as are necessary to effect the registration of such Stockholder’s Registrable Common Stock and as may be requested in writing by the Company. At least 30 days prior to the first anticipated filing date of a registration statement for any registration under this Agreement, the Company shall notify in writing each Stockholder of the Stockholder Information which the Company is requesting from that Stockholder, whether or not such Stockholder has elected to have any of its Registrable Common Stock included in the registration statement. If within ten days prior to the anticipated filing date the Company has not received the requested Stockholder Information from a Stockholder, then the Company may file the registration statement without including Registrable Common Stock of that Stockholder.

(c) Prospectus Distribution. Each Stockholder agrees that, as of the date that a final prospectus is made available to it for distribution to prospective purchasers of Registrable Common Stock, such Stockholder shall cease to distribute copies of any preliminary prospectus prepared in connection with the offer and sale of such Registrable Common Stock. Each Stockholder further agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.4(a)(vii), such Stockholder shall forthwith discontinue such Stockholder’s disposition of Registrable Common Stock pursuant to the registration statement relating to such Registrable Common Stock until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(a)(vii) and, if so directed by the Company, shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Stockholder’s possession of the prospectus relating to such Registrable Common Stock current at the time of receipt of such notice. If any event of the kind described in Section 2.4(a)(vii), occurs and such event is the fault solely of a Stockholder or Stockholders due to the inaccuracy of the Stockholder Information provided by such Stockholder(s) for inclusion in the registration statement, such Stockholder (or Stockholders) shall pay all Expenses attributable to the preparation, filing and delivery of any supplemented or amended prospectus contemplated by Section 2.4(a)(vii).

2.5 Underwritten Offerings.

(a) Requested Underwritten Offerings. If requested by the underwriters in connection with a request for a registration under Section 2.1(a) that is a firm commitment underwritten offering, the Company and each Selling Stockholder shall enter into a firm commitment underwriting agreement with such underwriters for such offering, such agreement (i) to be reasonably satisfactory in substance and form to the Company and the Selling Stockholder owning the largest number of shares of Registrable Common Stock to be included in such registration and (ii) to contain such representations and warranties by the Company and each Selling Stockholder and such other terms as are customary in agreements of that type, including indemnification and contribution to the effect and to the extent provided in Section 2.8.

(b) Piggyback Underwritten Offerings; Priority.

(i) If the Company proposes to register any of its securities under the Securities Act for its own account as contemplated by Section 2.2 and such securities are to be distributed by or through one or more underwriters, and if the managing underwriter of such underwritten offering shall advise the Company in writing (with a copy to the Piggyback Requesting Stockholders) that if all shares of Registrable Common Stock requested to be included in such registration were so included, in such underwriter’s opinion, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which could be sold in such offering within a price range acceptable to the Company (such writing to state the basis for the underwriter’s opinion and the approximate number and type of securities which may be included in such offering without such effect), then the Company shall include in such registration pursuant to Section 2.2, to the extent of the number and type of securities which the Company is so advised can be sold in such offering, (A) first, securities that the Company proposes to issue and sell for its own account, (B) second, shares of Registrable Common Stock requested to be registered by Piggyback Requesting Stockholders pursuant to Section 2.2 hereof, pro rata among the Piggyback Requesting Stockholders on the basis of the number of shares of Registrable Common Stock requested to be registered by all such Piggyback Requesting Stockholders and (C) third, other securities, if any.

(ii) Any Stockholder may withdraw its request to have all or any portion of its Registrable Common Stock included in any such offering by notice to the Company within 10 days after receipt of a copy of a notice from the managing underwriter pursuant to this Section 2.5(b).

(c) Stockholders to be Parties to Underwriting Agreement. The holders of Registrable Common Stock to be distributed by underwriters in an underwritten offering contemplated by Section 2.5(b) shall be parties to the underwriting agreement between the Company and such underwriters, and any such Stockholder, at its option, may reasonably require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Stockholder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Stockholder. Neither such Stockholder nor any of its Affiliates shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Stockholder or Affiliate, such holder’s shares of Registrable Common Stock and such holder’s intended method of distribution.

(d) Holdback Agreements.

(i) Each Stockholder agrees, unless otherwise agreed to by the managing underwriter for any underwritten offering pursuant to this Agreement, not to effect any sale or distribution of any equity securities of the Company or securities convertible into or exchangeable or exercisable for equity securities of the Company, including any sale under Rule 144 under the Securities Act, during the 10 days prior to the date on which an underwritten registration of Registrable Common Stock pursuant to Section 2.1 or 2.2 has become effective and until 90 days after the effective date of such underwritten registration, except as part of such underwritten registration or to the extent that such Stockholder is prohibited by applicable law from agreeing to withhold securities from sale or is acting in its capacity as a fiduciary or an investment adviser. Without limiting the scope of the term “fiduciary,” a holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the securities proposed to be sold are subject to the Employee Retirement Income Security Act of 1974, as amended, the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended, or if such securities are held in a separate account under applicable insurance law or regulation.

(ii) The Company agrees (A) not to effect any Public Offering or distribution of any equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company, during the 10 days prior to the date on which any underwritten registration pursuant to Section 2.1(a) or 2.2 has become effective and until 90 days after the effective date of such underwritten registration, except as part of such underwritten registration, and (B) to cause each holder of any equity securities, or securities convertible into or exchangeable or exercisable for equity securities, in each case, acquired from the Company at any time on or after the date of this Agreement (other than in a Public Offering), to agree not to effect any Public Offering or distribution of such securities, during such period.

2.6 Preparation: Reasonable Investigation.

(a) Registration Statements. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company shall (i) give representatives (designated to the Company in writing) of each Selling Stockholder, the underwriters, if any, and one firm of counsel, one firm of accountants and one firm of other agents retained on behalf of all underwriters and one firm of counsel, one firm of accountants and one firm of other agents retained on behalf of the Selling Stockholders (as a group), the reasonable opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, (ii) upon reasonable advance notice to the Company, give each of them such reasonable access to all financial and other records, corporate documents and properties of the Company and its subsidiaries as shall be necessary, in the reasonable opinion of such Selling Stockholders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act, and (iii) upon reasonable advance notice to the Company, provide such reasonable opportunities to discuss the business of the Company with the Company’s officers, directors and employees and the independent public accounting firm that has certified the Company’s financial statements as shall be necessary, in the reasonable opinion of such Selling Stockholders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act.

(b) Confidentiality. Each Stockholder shall maintain the confidentiality of any confidential information received from or otherwise made available by the Company to such Stockholder. Information that (i) is or becomes available to a Stockholder from a public source other than as a result of a disclosure by such Stockholder or any of its Affiliates, (ii) is disclosed to a Stockholder by a third-party source which the Stockholder reasonably believes is not bound by an obligation of confidentiality to the Company, (iii) is or becomes required to be disclosed by a Stockholder by law, including by court order, or (iv) is independently developed by a Stockholder, shall not be deemed to be confidential information for purposes of this Agreement. No Stockholder shall grant access, and the Company shall not be required to grant access, to information under this Section 2.6 to any Person who will not agree to maintain the confidentiality (to the same extent a Stockholder is required to maintain confidentiality) of any confidential information received from or otherwise made available to such Stockholder by the Company under this Agreement.

2.7 Postponements.

(a) Failure to File. If the Company shall fail to file any registration statement to be filed pursuant to a request for registration under Section 2.1(a) hereof, the Demanding Stockholder requesting such registration shall have the right to withdraw the request for registration. Any such withdrawal shall be made by giving written notice to the Company within 20 days after, in the case of a request pursuant to Section 2.1(a) hereof, the date on which a registration statement would otherwise have been required to have been filed with the Commission under Section 2.4(a)(i) (i.e., 20 days after the date that is 90 days after the receipt by the Company of the written request from the Demanding Stockholder). In the event of such withdrawal, the request for registration shall not be counted for purposes of determining the number of registrations to which the Stockholder is entitled pursuant to Section 2.1 hereof. The

Company shall pay all Expenses incurred in connection with a request for registration withdrawn pursuant to this paragraph.

(b) Adverse Effect. The Company shall not be obligated to file any registration statement, or file any amendment or supplement to any registration statement, and may suspend any Selling Stockholder’s rights to make sales pursuant to any effective registration statement, at any time (but not to exceed two times in any 12-month period) when the Company, in the good faith judgment of the Board, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would adversely affect a pending or proposed Public Offering of the Company’s securities, a material financing, or a material acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals with respect thereto. The filing of a registration statement, or any amendment or supplement thereto, by the Company cannot be deferred, and the Selling Stockholders’ rights to make sales pursuant to an effective registration statement cannot be suspended, pursuant to the provisions of the preceding sentence for more than 10 days after the abandonment or consummation of any of the foregoing proposals or transactions or for more than 120 days after the date of the Board’s determination referenced in the preceding sentence. If the Company suspends the Selling Stockholders’ rights to make sales pursuant hereto, the applicable registration period shall be extended by the number of days of such suspension.

2.8 Indemnification.

(a) By the Company. In connection with any registration statement filed by the Company pursuant to Section 2.1 or 2.2 hereof, to the fullest extent permitted by law, the Company shall and hereby agrees to indemnify and hold harmless (i) each Stockholder and seller of any Registrable Common Stock covered by such registration statement, (ii) each other Person who participates as an underwriter in the offering or sale of such securities, (iii) each other Person, if any, who controls (within the meaning of the Exchange Act) such Stockholder or seller or any such underwriter, and (iv) their respective shareholders, members, directors, officers, managers, employees, partners, agents and Affiliates (each, a “Company Indemnitee”), against any losses, claims, damages, liabilities (including actions or proceedings, whether commenced or threatened, in respect thereof, whether or not such indemnified party is a party thereto), joint or several, and expenses, including the reasonable fees, disbursements and other charges of legal counsel and reasonable costs of investigation, in each case to which such Company Indemnitee may become subject under the Securities Act or otherwise (collectively, a “Loss” or “Losses”), insofar as such Losses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered or otherwise offered or sold under the Securities Act or otherwise, any preliminary prospectus, final prospectus or summary prospectus related thereto, or any amendment or supplement thereto (or any document incorporated by reference therein) (collectively, “Offering Documents”), or (B) any omission or alleged omission to state in such Offering Documents a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances in which they were made not misleading, or (C) any violation by the Company of any federal or state law, rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided that, the Company shall not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Offering Documents in reliance upon and in conformity with information furnished to the Company in a writing duly executed by such Company Indemnitee specifically stating that it is expressly for use therein; and provided, further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of shares of Registrable Common Stock or who controls (within the meaning of the Exchange Act) such underwriter, in any such case to the extent that any such Loss arises out of such Person’s failure to send or give a copy of the final prospectus (including any documents incorporated by reference therein), as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Common Stock to such Person if such statement or omission was corrected in such final prospectus. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Company Indemnitee and shall survive the transfer of such securities by such Company Indemnitee.

(b) By Stockholders and Sellers. In connection with any registration statement filed by the Company pursuant to Section 2.1 or 2.2 in which a Stockholder has registered for sale shares of Registrable Common Stock, each such Stockholder or seller of shares of Registrable Common Stock shall, and hereby agrees to, indemnify and hold harmless to the fullest extent permitted by law (i) the Company and each of its directors, officers, employees, agents, Affiliates and each other Person, if any, who controls (within the meaning of the Exchange Act) the Company and (ii) each other seller and such other seller’s directors, officers, managers, agents and Affiliates (each, a “Stockholder Indemnitee”), against all Losses insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Offering Document or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of circumstances in which they were made not misleading, if such untrue statement or alleged untrue statement or omission or alleged omission was made by the Company in reliance upon and in conformity with information furnished to the Company in a writing duly executed by such Stockholder or other seller of shares of Registrable Common Stock specifically stating that it is expressly for use therein; provided, that the liability of such indemnifying party under this Section 2.8(b) shall be limited to the amount of the net proceeds (after giving effect to underwriting discounts and commissions) received by such indemnifying party in the sale of Registrable Common Stock giving rise to such liability. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Stockholder Indemnitee and shall survive the transfer of such securities by such indemnifying party.

(c) Notice of Loss, Etc. Promptly after receipt by an indemnified party of written notice of the commencement of any action or proceeding involving a Loss referred to in Section 2.8(a) or 2.8(b), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 2.8(a) or 2.8(b) except to the extent that the indemnifying party is materially and actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, (i) the indemnifying party shall be entitled to participate in and, unless in the indemnified party’s reasonable judgment a conflict of interest between the indemnified and indemnifying parties exists in respect of such Loss, to assume and control the defense thereof, in each case at its own expense, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to the indemnified party, and (ii) after its assumption of the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation, unless in the indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof. No indemnifying party shall be liable for any settlement of any such action or proceeding effected without the indemnifying party’s written consent, which shall not be unreasonably withheld. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect of such Loss or which requires action on the part of the indemnified party or otherwise subjects the indemnified party to any obligation or restriction to which it would not otherwise be subject.

(d) Contribution. If the indemnification provided for in Section 2.8(a) or 2.8(b) shall for any reason be unavailable in respect of any Loss, then, in lieu of the amount paid or payable under Section 2.8(a) or 2.8(b), the indemnified party and the indemnifying party under Section 2.8(a) or 2.8(b), as applicable, shall contribute to the aggregate Losses (including legal or other expenses reasonably incurred in connection with investigating the same) (i) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective sellers of Registrable Common Stock covered by the registration statement which resulted in such Loss with respect to the statements, omissions or action which resulted in such Loss, as well as any other relevant equitable considerations, or (ii) if the allocation provided by the preceding clause (i) is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and such prospective sellers, on the other hand, from their sale of Registrable Common Stock; provided that, for purposes of this clause (ii), the relative benefits received by the prospective sellers shall be deemed not to exceed the amount received by such sellers. No Person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligations, if any, of the selling holders of Registrable Common Stock to contribute as provided in this subsection (c) are not joint but are several in proportion to the relative value of their respective Registrable Common Stock covered by such registration statement. In addition, no Person shall be obligated to contribute amounts under this Section 2.8(d) in payment for any settlement of any Loss effected without such Person’s consent.

(e) Other Indemnification. The Company shall, in connection with any registration statement filed by the Company pursuant to Section 2.1(a) or 2.2, and each Stockholder who has registered for sale Registrable Common Stock shall, with respect to any required registration or other qualification of securities under any federal or state law or regulation of any Governmental Authority other than the Securities Act, indemnify Stockholder Indemnitees and Company Indemnitees, respectively, against Losses, or, to the extent that indemnification shall be unavailable to a Stockholder Indemnitee or Company Indemnitee, contribute to the aggregate Losses of such Stockholder Indemnitee or Company Indemnitee in a manner similar to that specified in the preceding subsections of this Section 2.8 (with appropriate modifications).

(f) Indemnification Payments. The indemnification and contribution required by this Section 2.8 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when any Loss is incurred and is due and payable.

2.9 Registration Rights to Others.

If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, such rights shall not be in conflict with or adversely affect any of the rights provided to the holders of Registrable Common Stock in, or conflict (in a manner that adversely affects holders of Registrable Common Stock) with any other provisions included in, this Agreement. To the extent the Company provides any right to others that are more favorable than those provided for herein, the Company shall be required to make appropriate modifications to this Agreement to ensure that each Stockholder (for so long as such Stockholder, together with its Affiliates, owns 2% or more of the outstanding Common Stock or for so long as such Stockholder is an Affiliate of the Company by virtue of a representative of such Stockholder serving on the Company’s Board) will have the benefit of terms that are at least as favorable as those provided to such other Persons.

2.10 Adjustments Affecting Registrable Common Stock.

Without the written consent of Arcelor, the Company shall not effect or permit to occur any combination, subdivision or reclassification of Registrable Common Stock that would materially adversely affect the ability of the Stockholders to include shares of such Registrable Common Stock in any registration of the Company’s securities under the Securities Act or the marketability of such Registrable Common Stock under any such registration or other offering.

2.11 Rule 144 and Rule 144A.

The Company shall take all actions reasonably necessary to enable the Stockholders to sell shares of Registrable Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, (b) Rule 144A under the Securities Act, or (c) any similar rules or regulations hereafter adopted by the Commission, including the Company’s filing on a timely basis all reports required to be filed under the Exchange Act. Upon the written request of any Stockholder, the Company shall deliver to such Stockholder a written statement as to the Company’s compliance with such requirements.

2.12 Nominees for Beneficial Owners.

In the event that any shares of Registrable Common Stock are held by a nominee for the beneficial owner thereof, such beneficial owner may, at its election delivered to the Company in writing, be treated as the Stockholder owning such shares of Registrable Common Stock for purposes of any request or other action by any Stockholder pursuant to this Agreement or any determination of the number or percentage of shares of Registrable Common Stock held by any Stockholder contemplated by this Agreement. If the beneficial owner of any shares of Registrable Common Stock so elects, the Company may require assurances reasonably satisfactory to the Company of such owner’s beneficial ownership of such shares of Registrable Common Stock.

2.13 Calculation of Number of Shares of Registrable Common Stock.

For purposes of this Agreement, all references to a percentage or number of shares of Registrable Common Stock or Common Stock shall be calculated based upon the number of shares of Registrable Common Stock or Common Stock, as the case may be, outstanding at the time such calculation is made and shall exclude any Registrable Common Stock or Common Stock, as the case may be, owned by the Company or any Subsidiary of the Company. For the purposes of calculating the number of shares of Registrable Common Stock or Common Stock as contemplated by the previous sentence, the terms “Stockholder,” “Arcelor” and “Skandalaris” shall include all Affiliates thereof owning any shares of Registrable Common Stock or Common Stock.

2.14 Termination of Registration Rights.

The Company’s obligations under Sections 3.1 and 3.2 hereof to register Common Stock for sale under the Securities Act with respect to either Stockholder shall terminate on the first date on which no shares of Registrable Common Stock are held by such Stockholder.

ARTICLE III

MISCELLANEOUS

3.1 Injunctive Relief.

The Stockholders and the Company acknowledge and agree that a violation of any of the terms of this Agreement will cause irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company and the Stockholders shall each be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.

3.2 Amendments; Entire Agreement.

This Agreement may be amended and the Company may take action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company has obtained the prior written consent of Arcelor and Skandalaris. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among any or all of the parties with respect to the subject matter hereof.

3.3 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.4 Successors and Assigns.

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, each of whom shall agree in a writing in form and substance reasonably satisfactory to the Company to become a party hereto and to be bound hereby to the same extent as the parties hereto. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned or transferred by either Stockholder without the prior written consent of the Company, except for transfers to Affiliates, heirs, executors and administrators of such Stockholder. Any purported assignment in violation of this provision shall be null and void ab initio.

3.5 Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or other electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or two Business Days after being delivered to a recognized courier (whose stated terms of delivery are two Business Days or less to the destination of such notice), or, in the case of an electronic notice, when received, addressed as set forth below to the parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

(a)	If to the Company:

Noble International Ltd.
c/o Quantum Value Management, LLC
33 Bloomfield Hills Parkway, Suite 240
Bloomfield Hills, 48304
Fax: (248) 220-2039
Attention: Michael C. Azar, Secretary
Email: mazar@qvmllc.com

with a copy to:

Foley & Lardner
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Patrick D. Daugherty
Fax: (313) 313-234-2800
Email: pdaugherty@foleylaw.com

(b)	if to Arcelor to:

Arcelor Mittal
5 rue Luigi Cherubini
F-93212 La Plaine Saint-Denis
Cedex, FRANCE
Attention: Mr. Jean-François Crancée
Fax: 011-331-71-92-05-98
Email: jean-francois.crancee@arcelormittal.com
and
Attention: Guillaume Vercaemer, Esq.
Fax: 011-331-41-25-58-54
Email: guillaume.vercaemer@arcelor.com

with a copy to:

DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Garry P. McCormack
Fax: (212) 335-4501
Email: garry.mccormack@dlapiper.com

(c)	if to Skandalaris to:

Robert J. Skandalaris
c/o Quantum Value Management, LLC
33 Bloomfield Hills Parkway, Suite 240
Bloomfield Hills, MI 48304
Fax: (248) 220-2038
Email: rskandy@qvmllc.com

with a copy to:

Foley & Lardner LLP
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Patrick D. Daugherty
Fax: (313) 234-7103
Email: pdaugherty@foley.com

3.6 Counterparts.

This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

3.7 Governing Law; Submission to Jurisdiction.

The provisions of Section 17.7 (Governing Law; Venue; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

3.8 Waiver of July Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

[Remainder of this page intentionally blank]

Execution

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

NOBLE INTERNATIONAL, LTD.

By:
Name:
Title:

ARCELOR S.A.

By:
Name:
Title:

ROBERT J. SKANDALARIS

Exhibit 16.7

Form of Contract Manufacturing Agreement

CONTRACT MANUFACTURING AGREEMENT

THIS CONTRACT MANUFACTURING AGREEMENT (the “Agreement”) is made as of                     , 2007, by and between ARCELOR S.A., a Luxembourg corporation, with an address at 19, avenue de la Liberté, L-2930 Luxembourg (“Arcelor”), and NOBLE INTERNATIONAL, LTD., a Delaware corporation, with offices located at 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304 (“Noble”).

Recitals

A. Arcelor and Noble have entered into a Share Purchase Agreement, dated                     , 2007 (the “Purchase Agreement”), providing, among other things, for the acquisition by Noble of substantially all of the European laser-welded blanks assets and certain related liabilities of Arcelor (the “TBA Business”) in exchange for cash, a subordinated promissory note and shares of common stock of Noble representing approximately 40% of the issued and outstanding common stock of Noble (the “Acquisition”). Execution and delivery of this Agreement is a condition to the effectiveness of the Acquisition. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Purchase Agreement.

B. Arcelor’s subsidiary Arcelor Tailored Blank Liège, a Belgian corporation, has a manufacturing facility in Liège (the “Liège Facility”), and Arcelor’s subsidiary Arcelor Tailored Blank Eisenhüttenstadt GmbH, a German corporation, has a manufacturing facility in Eisenhüttenstadt (the “Eisenhüttenstadt Facility” and, together with the Liège Facility, the “Manufacturers”), equipped for manufacturing laser-welded blanks, unwelded blanks and patch-welded blanks as currently produced by the Manufacturers (collectively, the “Products”). The assets of the Manufacturers have not been included in the Acquisition.

C. Arcelor Auto S.A., a French corporation and a subsidiary of Arcelor (“Arcelor Auto”), and Noble have entered into a Steel Supply and Arcelor Auto Services Agreement, dated the date hereof (the “Arcelor Auto Agreement”), providing, among other things, for the marketing and sale by Arcelor Auto of certain products of Noble’s subsidiaries in the European TBA Business (as defined in the Arcelor Auto Agreement).

D. Noble desires to provide for the manufacture of Products by (i) the Liège Facility exclusively for purchase by TB Genk, a Belgian company and an indirect subsidiary of Noble (“TB Genk”), and (ii) the Eisenhüttenstadt Facility exclusively for purchase by TB Bremen, a German company and an indirect subsidiary of Noble (“TB Bremen” and, together with TB Genk, the “Purchasers”), and Arcelor is willing for the Manufacturers to sell their entire output of Products to the Purchasers, for resale through Arcelor Auto, all on the terms and conditions set forth in this Agreement.

Terms of Agreement

Accordingly, the parties hereby agree as follows:

1. Agreement to Manufacture and Sell Products. Subject to the terms and conditions of this Agreement, (a) Arcelor hereby agrees that TB Liège shall manufacture Products exclusively for, and sell its entire output of Products to, TB Genk, and TB Eisenhüttenstadt shall manufacture Products exclusively for, and sell its entire output of Products to, TB Bremen, and (b) Noble hereby agrees that TB Genk shall purchase all of such Products from TB Liège, and TB Bremen shall purchase all of such Products from TB Eisenhüttenstadt, for resale through Arcelor Auto; provided that the parties’ obligations hereunder with respect to the manufacture, sale and purchase of unwelded blanks shall expire on December 31, 2008.

2. Purchases of Products by Purchasers.

2.1 Monthly Forecasts. Each Purchaser shall, on or before the first business day of each month during the term of this Agreement, submit to its Manufacturer for review and approval a rolling three-month forecast of purchases of Products for the following three month period (each, a “Forecast”). Neither Purchaser shall have any liability hereunder for any failure to order any quantity of Products regardless of any prior Forecast, and neither Manufacturer shall have any liability hereunder for any failure to supply the full quantity of any Forecast.

2.2 Quarterly Purchase Orders. Each Purchaser shall, on or before the first business day of each calendar quarter during the term of this Agreement, issue to its Manufacturer for review and acceptance purchase orders for Products in the quantities to be sold and delivered during such quarter (“Purchase Orders”). Each Purchase Order shall specify the type and quantity of Products ordered, the date on which such Products are requested to be shipped and the delivery address. Each Purchase Order shall be presented to the applicable Manufacturer no later than 15 days before the first requested delivery date set forth in such Purchase Order. Such Manufacturer shall issue a written order acknowledgement for each Purchase Order accepted by such Manufacturer. Except as the parties may otherwise agree in writing, in the event of a conflict between this Agreement and the terms and conditions set forth in either party’s Purchase Order or order acknowledgement for transactions hereunder, the terms of this Agreement shall prevail.

2.3 Output; Order Volume. During the term of this Agreement, each Manufacturer shall sell to its Purchaser such Manufacturer’s entire output of Products. In consideration of the foregoing, each Purchaser shall purchase from its Manufacturer Products in volumes specified in its Purchase Orders and at prices based on such Manufacturer’s costs, as described on Schedule A, to produce such output.

2.4 Prices. The Products shall be sold to the Purchasers: (i) initially at prices calculated in accordance with Calculation 1 set forth on Schedule A; (ii) for the period January 1, 2008 through December 31, 2008, (a) by the Eisenhüttenstadt Facility at prices calculated in accordance with such Calculation 1 and (b) by the Liège Facility at prices calculated in accordance with Calculation 2 set forth on Schedule A; and (iii) for the period January 1, 2009 and thereafter, at prices calculated in accordance with such Calculation 2. Such sales prices are quoted ex factory, Manufacturer’s premises, and therefore are exclusive of freight charges, export fees, insurance, taxes, duties, tariffs and other special items, any or all of which shall be added to the sales prices as applicable in a given transaction. The prices shall be calculated and invoiced monthly, in arrears, based on each Manufacturer’s actual cost components identified in such Calculation 1 or Calculation 2, as applicable, for the Products produced in such month.

2.5 Title to Products. Except as the parties may otherwise agree in writing, title to the Products shall pass to the Purchaser when the Manufacturer delivers the Products to a common carrier for further delivery to the Purchaser or its designee.

2.6 Risk of Loss. Except as may be otherwise agreed in writing, the risk of loss of the Products shall pass from the Manufacturer to the Purchaser upon delivery by the Manufacturer to a common carrier, such that risk of loss of the Products during carriage shall be with the Purchaser.

2.7 Payment Terms. All invoices issued by the Manufacturers to the Purchasers for sales of Products shall be due and payable by wire transfer of immediately available funds (including by SWIFT transfer), in Euros, at the same time payment is due for the corresponding invoices issued by the Purchasers to Arcelor Auto; unless otherwise agreed in writing, both such payments shall be due 30 days after the end of the month for which the Manufacturer’s invoice is issued.

2.8 Shipment. The Manufacturer shall, at the Purchaser’s cost, ship the Products to the destinations specified in writing by the Purchaser and in accordance with shipping instructions supplied by the Purchaser. In the absence of instructions from the Purchaser, the Manufacturer may ship the Products to the Purchaser’s address as set forth in the applicable purchase order by any reasonable means.

2.9 Claims. If the Purchaser notifies the Manufacturer that the Purchaser is rejecting any Products delivered by the Manufacturer as damaged, defective or otherwise not conforming to the applicable specifications, then the Manufacturer shall, with the Purchaser’s cooperation, within 14 days of receipt of such notice, take all necessary actions (e.g., technical visits, inspections and sample analyses) to confirm whether the Manufacturer will dispute such rejection under this Agreement. If the Manufacturer and the Purchaser agree that the rejected Products are non-conforming, then the Purchaser may elect to (i) accept the non-conforming Products and receive a discount in an amount mutually agreed by the Manufacturer and the Purchaser or (ii) require the Manufacturer to provide replacement Products as promptly as reasonably practicable. Unless the Purchaser has elected to accept the non-conforming Products, the Manufacturer and the Purchaser shall use reasonable commercial efforts to arrange for the local sale of such non-conforming Products. If the Manufacturer requests that any such non-conforming Products be returned to the Manufacturer, then (A) the Purchaser shall promptly re-package such Products in the manner in which they were delivered and (B) the Manufacturer shall arrange for such non-conforming Products to be removed from the Purchaser’s (or its customer’s) facilities within 30 days.

2.10 Audit of Books and Records.

(a) During the term of this Agreement and for a period of 9 months thereafter, Arcelor and the Manufacturers shall permit an independent accountant selected by Noble who has entered into a confidentiality agreement reasonably acceptable to Arcelor to have reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of Arcelor and the Manufacturers, to the extent such access is reasonably required to verify the accuracy of the amounts charged by Arcelor or the Manufacturers pursuant to this Agreement. Audits pursuant to this Section 2.10 may be requested no more frequently than once per calendar year.

(b) If an audit pursuant to Section 2.10(a) reveals an overcharge, and Arcelor or the Manufacturers do not successfully justify any charge questioned by such audit, Arcelor or the Manufacturers shall promptly pay to Noble or the Purchasers the amount of such overcharge, together with interest from the date of receipt of such overcharge to the date of payment at a rate per annum equal to LIBOR, plus 100 basis points. (For purposes of this Agreement, “LIBOR” means, at the time in question, the rate per annum appearing on Barron’s Online Money Rates (http://online.barrons.com/public/page/mlab_money_rates.html) (or any successor Internet site) as the latest LIBOR Interbank Rate in U.S. dollars for a six-month term.) In addition, if any such audit reveals an overcharge of more than 10% of the audited invoices in the aggregate for the audited period, Arcelor or the Manufacturers shall promptly reimburse Noble or the Purchasers for the actual out-of-pocket cost of such audit (including auditor’s fees).

(c) Upon request by either party, the parties shall meet promptly upon the completion of any audit or the issuance of an interim or final report to the parties following such audit (but in no event more than 15 days after the later thereof). The parties shall develop and agree upon an action plan to address and resolve any issues discovered through such audit within 30 days, unless a shorter resolution time is mutually agreed to by the parties in writing, and shall implement any remedial action required to avoid the making of overcharges in the future.

3. Warranties by Purchaser. Neither Purchaser shall make any guaranty, warranty or representation pertaining to the Products on behalf of a Manufacturer that is not expressly set forth in such Manufacturer’s order acknowledgement.

4. Term and Termination.

4.1 Term. Except as hereinafter provided, each Purchaser’s contract-manufacturing program with the applicable Manufacturer hereunder (each, a “Program”) shall be for a term of four years from the date hereof, and may continue beyond such initial term for one additional year at Noble’s option exercisable by written notice given not less than 12 months prior to expiration of the initial term; provided that, at Arcelor’s election exercisable by written notice given at any time after the third anniversary of this Agreement, Arcelor may terminate this Agreement on not less than 12 months’ prior written notice to Noble and may thereupon shut down the Liège and Eisenhüttenstadt Facilities.

4.2 Termination for Default.

(a) Notwithstanding Section 4.1, Arcelor may terminate either Purchaser’s Program effective immediately upon written notice provided by Arcelor to Noble (i) if payment otherwise due and payable to a Manufacturer is not made when due and such payment is not made within 30 days from the date of notice to the applicable Purchaser of such nonpayment; (ii) in the event that any breach or default by a Purchaser under this Agreement shall have continued for 30 days after written notice thereof shall have been given by Arcelor or a Manufacturer to the Purchaser; or (ii) if the Purchaser shall be or become insolvent or if there are instituted by or against the Purchaser proceedings in bankruptcy or under other laws of or pertaining to insolvency, creditors’ rights or reorganization, receivership or dissolution, or if the Purchaser shall make an assignment for the benefit of creditors.

(b) Notwithstanding Section 4.1, Noble may terminate either Purchaser’s Program effective immediately upon written notice provided by Noble to Arcelor (i) in the event that any breach or default by a Manufacturer under this Agreement shall have continued for 30 days after written notice thereof shall have been given by Noble or a Purchaser to the Manufacturer; or (ii) if the Manufacturer shall be or become insolvent or if there are instituted by or against the Manufacturer proceedings in bankruptcy or under other laws of or pertaining to insolvency, creditors’ rights or reorganization, receivership or dissolution, or if the Manufacturer shall make an assignment for the benefit of creditors.

4.3 Purchaser Equipment Option. At any time during the term, a Purchaser may elect, by written notice to the applicable Manufacturer, to take ownership of one or more of the applicable Manufacturer’s laser-welding machines listed on Schedule B to this Agreement and to remove such machines from the Manufacturer’s facility at the Purchaser’s sole expense. Each such sale shall be “as is, where is.” To induce the Purchaser to remove such machines from the applicable Manufacturer’s facility promptly upon exercise of such option, Arcelor agrees that the outstanding principal amount of the Noble Note shall be reduced by an amount equal to (a) $3,000,000 multiplied by (b) a fraction, the numerator of which equals the aggregate book value of the machines removed by such Purchaser from a Manufacturer’s facility on such date and the denominator of which equals the aggregate book value of all machines at both Manufacturers’ facilities on such date. This Agreement shall automatically terminate with respect to a Purchaser upon such Purchaser’s removal of all machines at its Manufacturer’s facility. Each Purchaser’s right to purchase its Manufacturer’s machines hereunder shall survive the termination of this Agreement for a period of three months.

4.4 Outstanding Orders and Further Activity by Purchaser. Upon termination of this Agreement for any reason, orders received by either Manufacturer prior to the expiration or termination of its Purchaser’s Program, and theretofore or thereafter accepted by such Manufacturer, shall be completed and sold by such Manufacturer to such Purchaser according to the terms of any such orders, subject to such Purchaser’s prompt payment of all such Manufacturer’s outstanding invoices and the invoices for such accepted orders.

4.5 Liability in the Event of Termination. The parties shall not be liable in any manner whatsoever on account of termination or expiration of the Programs under this Agreement. The rights of termination hereunder are absolute, and the parties have considered the possibility of expenditures necessary for the performance of the terms of this Agreement and the possible loss and damage incident to them upon the expiration or termination of the Purchasers’ Programs. The parties shall not, by reason of the expiration or termination of either Purchaser’s Program at any time or times or for any reason, be liable to any of the other parties for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, on account of expenditures, investments, leases or commitments in connection with the business or goodwill of the other parties, on account of loss of customers or otherwise.

5. Independent Contractor. Each party and its affiliates, together with the officers, directors, employees, agents, subcontractors and other representatives of such party and of such party’s affiliates (collectively with such affiliates, “Representatives”) performing such party’s obligations under this Agreement, are and shall at all times remain independent contractors with respect to the other party. Individuals provided by either party or such party’s affiliates to perform services under this Agreement for the other party or such other party’s affiliates shall not be deemed to be employees of such other party or such other party’s affiliates. Except as otherwise expressly provided herein, neither party shall be responsible for the acts of the other party or its Representatives.

6. Indemnification.

6.1 Arcelor Indemnities. Arcelor shall indemnify and hold Noble and Noble’s Representatives harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees, which result from (i) any gross negligence or willful misconduct by either Manufacturer or its Representatives in connection with the obligations of such Manufacturer under this Agreement, (ii) any breach of this Agreement by Arcelor or either Manufacturer, (iii) any products liability claim relating to any Product under this Agreement, and (iv) any third party intellectual property infringement claim with regard to (a) any Product having a part number that was produced by either Manufacturer prior to the date hereof or (b) any process used by either Manufacturer to produce Products under this Agreement other than a process specified by Noble or either Purchaser.

6.2 Noble Indemnities. Noble shall indemnify and hold Arcelor and Arcelor’s Representatives harmless from and against any and all liabilities, losses, proceedings, actions, damages, claims or expenses of any kind, including costs and reasonable attorneys’ fees which result from (i) any gross negligence or willful misconduct by either Purchaser or its Representatives in connection with the obligations of such Purchaser under this Agreement, (ii) any breach of this Agreement by Noble or either Purchaser, and (iii) any third party intellectual property infringement claim with regard to (a) any Product having a part number that was not produced by either Manufacturer prior to the date hereof or (b) any process specified by Noble or either Purchaser.

6.3 Indemnification Process. Any indemnity available hereunder shall be dependent upon the party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the indemnity sought; provided, however, that failure to comply with this notice requirement shall not reduce or eliminate the indemnitor’s indemnification obligation except to the extent that the indemnitor is prejudiced as a result. Thereafter, the indemnitor shall have exclusive control over the handling of the claim or lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor and shall cooperate fully in defending the claim.

6.4 No Implied Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER ARCELOR NOR NOBLE, NOR THEIR RESPECTIVE REPRESENTATIVES, MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.

6.5 Liability Limit. Notwithstanding any other provision in this Agreement to the contrary, in no event shall either party be liable for special, incidental, consequential or punitive damages in connection with this Agreement.

7. Force Majeure.

7.1 Relief from Liability. No party shall be liable for any failure in the fulfillment of any of its obligations under this Agreement (other than the obligation to pay the purchase price of Products sold and delivered) to the extent that such failure is due to any prevention, delay, interruption, loss or damage occasioned by Force Majeure (defined below); provided that reasonable steps are taken to mitigate the consequences of such Force Majeure and to bring it to an end as soon as reasonably possible; and provided, further, that such party has given notice of such Force Majeure to the other party pursuant to Section 7.2. As used herein, “Force Majeure” means (a) an act of God, act of the public enemy, act or threat of terrorism, war declared or undeclared, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, lightning, fire, flood, storm, drought, earthquake or extreme weather conditions, explosion, breakdown of machinery or jetties, in each case which could not have been prevented by prudent operating practices, (b) any strike, lock out or other industrial action or disturbance and (c) any other cause which is beyond the reasonable control of a party.

7.2 Notice. If Arcelor or a Manufacturer, on one hand, or Noble or a Purchaser, on the other hand (the “Affected Party”), gives notice to the other that an event of

Force Majeure has occurred, the affected obligations of the Affected Party shall be suspended in whole or in part, to such extent as may be necessary, for the duration of any period during which the Affected Party is prevented from performing or is unable to perform any of such obligations as a result of such event of Force Majeure.

7.3 Resumption of Performance. The full performance of this Agreement by the Affected Party shall be resumed as soon as practicable after the relevant event of Force Majeure has ceased to delay, interrupt or prevent performance under this Agreement.

7.4 Substitution of Performance. Notwithstanding any other provision of this Agreement, if Arcelor or either Manufacturer is the Affected Party and notifies Noble of an event of Force Majeure, Noble or the applicable Purchaser may cancel any outstanding purchase order to such Manufacturer which is the subject of the event of Force Majeure, and such Purchaser may purchase the Products which are the subject of such order from a competitor. Products purchased from a competitor under this Section 7.4 shall be deemed purchased from a Manufacturer for purposes of Noble’s purchase obligation in Section 2.3.

8. Coordination Meetings. The parties agree to meet not less frequently than quarterly to discuss the product manufacturing hereunder as well as problems that arise in connection with such product manufacturing. Each party agrees to provide the other party reasonable advance notice of any issues to be addressed at such coordination meetings. Each party shall be represented at these meetings by an executive authorized to resolve disputes that may arise under this Agreement or in connection with such product manufacturing. These meetings may overlap with coordination meetings required under other Ancillary Agreements.

9. Miscellaneous.

9.1 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

9.2 Assignment; Binding Effect. No assignment by any party of its rights nor (except as otherwise provided herein) delegation by any party of its obligations under this Agreement shall be permitted unless the other party consents in writing thereto; provided, that either party may assign any of its rights hereunder to, or perform any of its obligations hereunder through, one or more of its affiliates. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

9.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of France other than conflict of laws principles thereof directing the application of any law other than that of France. The provisions of Section 17.7, subsections (b), (c), (d) and (e) (Venue; Waiver of Jury Trial), of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.5 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Arcelor or either Manufacturer, to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, FRANCE

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

Email: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

Email: guillaume.vercaemer@arcelor.com

with a copy to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

Fax: (212) 335-4501

Email: garry.mccormack@dlapiper.com

Attention: Garry P. McCormack

if to Noble or either Purchaser, to:

Noble International Ltd.

c/o Quantum Value Management, LLC

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, 48304

Fax: (248) 220-2039

Attention: Michael C. Azar, Secretary

Email: mazar@qvmllc.com

with a copy to:

Foley & Lardner

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick D. Daugherty

Fax: (313) 234-7103

Email: pdaugherty@foley.com

9.7 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, and the printed terms of all quotations and purchase orders exchanged by the parties during the term of this Agreement shall have no force or effect.

9.8 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by both Arcelor and Noble. The provisions hereof may be waived only in a writing signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

9.9 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

9.10 Rules of Construction. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Schedules and Exhibits, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement or document shall mean such agreement or document as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time. The captions to Sections or subdivisions thereof shall be deemed not to be a part of this Agreement.

[Remainder of Page Intentionally Blank]

Execution

IN WITNESS WHEREOF, the parties have caused this Contract Manufacturing Agreement to be executed as of the day and year first above written.

ARCELOR S.A.

By:
Name:
Title:

By:
Name:
Title:

NOBLE INTERNATIONAL, LTD.

By:
Name:
Title:

SCHEDULE A

Sales Price Calculations for Products

Pricing Calculations:

Calculation 1:

(Metal purchases + variable costs + fixed costs – scrap and other income – EBIT associated with drums)/Units shipped

Calculation 2:

(Metal purchases + variable costs – scrap and other income – EBIT associated with drums)/Units shipped

Description of Key Terms Used on this Schedule A:

•	Total sales, metal purchases, variable costs, fixed costs and units shipped will be based on actual amounts recorded each month.

•	Variable costs—includes consumables, maintenance and repairs, subcontracting, energy supply and temporary personnel costs.

•	Fixed costs—includes rental charges, management fees, other services and goods, employee salaries, workers wages, non-income taxes recorded as cost of sales and other operating charges.

Variable costs and fixed costs shall not include cost of depreciation, amortization, impairments and other non-cash items. The EBIT associated with drum sales shall not include cost of depreciation, amortization, impairments and other non-cash items in excess of 350,000 euros per year. Additionally, variable costs and fixed costs will not include financing costs and any other non-operating costs.

SCHEDULE B

Manufacturers’ Laser-Welding Machines

A. Eisenhüttenstadt Facility Machines

B. Liège Facility Machines